As filed with the Securities and Exchange Commission on February 27, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

(exact name of registrant as specified in its charter)

Delaware

(state or other jurisdiction of incorporation or organization)

6035

(Primary Standard Industrial Classification Code Number)

61-1284899

(IRS Employer Identification No.)

104 South Chiles Street

Harrodsburg, Kentucky 40330-1620

(859) 734-5452

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Arthur L. Freeman

Chairman and Chief Executive Officer

104 South Chiles Street

Harrodsburg, Kentucky 40330-1620

(859) 734-5452

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Felicia C. Battista, Esquire	N. William White	John W. Tanselle, Esquire
Patton Boggs LLP	President and Chief Executive Officer	Kreig Devault LLP
2550 M Street, N.W.	Independence Bancorp	Indiana Square, Suite 2800
Washington, D.C. 20037	3801 Charlestown Road	Indianapolis, Indiana 46204-2079
(202) 457-6000	New Albany, Indiana 47151	(317) 636-4341
(812) 944-1400

Approximate date of commencement of proposed sale to public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Common Stock, Par Value $0.10 per share.	990,000	N/A	$12,783,500	$1,620

(1)	Represents the maximum number of shares of Harrodsburg First Financial Bancorp, Inc. (“Harrodsburg”) common stock, estimated to be issuable upon the consummation of the merger of Independence Bancorp (“Independence”), an Indiana corporation, with and into Harrodsburg, based on the number of shares of Independence common stock, no par value per share, outstanding or reserved for issuance under various plans, immediately prior to the merger and the exchange of each such share of Independence common stock for 1.0 share of Harrodsburg common stock. Pursuant to Rules 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the estimated number of shares of Independence Common Stock to be converted into the right to receive Harrodsburg Common Stock in the merger (757,000 shares), based upon the value of the average price ($9.50) of shares of Independence Common Stock.
(2)	The maximum number of shares of common stock issuable upon awards to be granted under the Harrodsburg 2004 Stock Option Plan consists of 233,000 shares. Pursuant to Rule 457(h) under the 1933 Securities Act, the shares are being based upon the average of the high and low selling prices of Harrodsburg common stock reported on the Nasdaq National Market on February 24, 2004, of $24.00 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Harrodsburg First Financial Bancorp, Inc.	Independence Bancorp

Merger Proposed – Your Vote Is Very Important

The Boards of Directors of Harrodsburg First Financial Bancorp, Inc. and Independence Bancorp have agreed to merge and are seeking your approval of this important transaction.

Upon completion of the merger, Independence shareholders will receive 1.0 share of Harrodsburg common stock in exchange for each share of Independence common stock they own. Harrodsburg shareholders will continue to own their existing shares.

On                     , 2004, the closing price of Harrodsburg common stock was $            , making 1.0 share worth $            . The closing price of Independence common stock on that date was $            . These prices will fluctuate between now and the completion of the merger. Harrodsburg common stock is listed on the Nasdaq National Market under the symbol “HFFB.” Independence common stock is not publicly traded.

The merger cannot be completed unless the shareholders of each company adopt the merger agreement by the affirmative vote of a majority of the total outstanding shares entitled to vote. Harrodsburg has scheduled its annual meeting and Independence has scheduled an annual meeting to vote on the matters necessary to complete the merger.

We are asking the Harrodsburg shareholders to:

•	Adopt the merger agreement and approve the issuance of Harrodsburg common stock;

•	Ratify the Harrodsburg 2004 Stock Option Plan;

•	Elect two directors of Harrodsburg; and

•	Ratify the appointment of auditors.

The annual meeting of Harrodsburg shareholders will be held:

[TO BE INSERTED]

We are asking Independence shareholders to:

•	Adopt the merger agreement; and

•	Elect three directors of Independence.

The annual meeting of Independence shareholders will be held:

[TO BE INSERTED]

Whether or not you plan to attend your shareholder meeting, please take the time to vote by signing, dating and mailing your enclosed proxy card. Regardless of the number of shares you own, your vote is very important. Please act today.

Both Boards of Directors have approved the merger and recommend you vote “FOR” adoption of the merger agreement.

We encourage you to read this document carefully.

Thank you for your continued interest and support.

Arthur L. Freeman	N. William White
Chairman and Chief Executive Officer	President and Chief Executive Officer
Harrodsburg First Financial Bancorp, Inc.	Independence Bancorp

Neither the SEC nor any state securities regulator has approved the Harrodsburg common shares to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or nonblank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

This document is dated as of                     , 2004 and is first being mailed to shareholders on or about                     , 2004.

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

104 South Chiles Street

Harrodsburg, Kentucky 40330-1620

(859) 734-5452

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on                     , 2004

Notice is hereby given that the annual meeting of shareholders of Harrodsburg First Financial Bancorp, Inc. will be held at the                      located at                     , Harrodsburg, Kentucky on                  , 2004, at          p.m., local time.

A proxy card and proxy statement for the meeting are enclosed.

The meeting is for the purpose of considering and acting upon:

1. The adoption of an Agreement and Plan of Reorganization between Harrodsburg First Financial Bancorp, Inc., First Financial Bank, Independence Bancorp and Independence Bank, dated January 22, 2004, and the approval of the issuance of shares of Harrodsburg common stock in the merger;

2. The ratification of the Harrodsburg 2004 Stock Option Plan;

3. The election of two directors of Harrodsburg; and

4. The ratification of the appointment of BKD, LLP as auditors of Harrodsburg for the fiscal year ending September 30, 2004.

and such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors is not aware of any such other business.

Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned. Only shareholders of record at the close of business on                          , 2004 are entitled to vote at the meeting or any adjournments or postponements.

YOUR VOTE IS VERY IMPORTANT

You are requested to complete and sign the enclosed proxy card which is solicited on behalf of the board of directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

Remember, if your shares are held in the name of a broker, only your broker can vote your shares on the merger agreement and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf. You should also sign, date and mail your proxy at your earliest convenience.

Please review the document accompanying this notice for more complete information regarding the matters proposed for your consideration at the annual meeting. Should you have any questions or require assistance, please call Arthur L. Freeman at (859) 734-5452.

BY ORDER OF THE BOARD OF DIRECTORS

Arthur L. Freeman
Chairman of the Board and Chief Executive Officer
Harrodsburg, Kentucky
, 2004

The Board of Directors of Harrodsburg unanimously recommends that you vote “FOR” each of the proposals. Your support is appreciated.

INDEPENDENCE BANCORP

3801 Charlestown Road

New Albany, Indiana 47151

(812) 944-1400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on                     , 2004

Notice is hereby given that the annual meeting of shareholders of Independence Bancorp will be held at the                      located at                     ,                     , Indiana on                  , 2004, at          p.m., local time.

A proxy card and proxy statement for the meeting are enclosed.

The meeting is for the purpose of considering and acting upon:

1. The adoption of an Agreement and Plan of Reorganization between Harrodsburg First Financial Bancorp, Inc., First Financial Bank, Independence Bancorp and Independence Bank, dated January 22, 2004; and

2. The election of three directors of Independence.

and such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors is not aware of any such other business.

Any action may be taken on the foregoing proposal at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned. Only shareholders of record at the close of business on                          , 2004 are entitled to vote at the meeting or any adjournments or postponements.

YOUR VOTE IS VERY IMPORTANT

You are requested to complete and sign the enclosed proxy card which is solicited on behalf of the board of directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf. You should also sign, date and mail your proxy at your earliest convenience.

Please review the document accompanying this notice for more complete information regarding the matter proposed for your consideration at the special meeting. Should you have any questions or require assistance, please call N. William White at (812) 944-1400.

BY ORDER OF THE BOARD OF DIRECTORS

N. William White
President and Chief Executive Officer
New Albany, Indiana
, 2004

The Board of Directors of Independence recommends that you vote “FOR” the adoption of the merger agreement. Your support is appreciated.

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APPENDICES
A	Agreement and Plan of Reorganization
B	Opinion of Keefe, Bruyette & Woods, Inc.
C	Opinion of David A. Noyes & Company
D	Forms of Shareholders Agreements
E	Indiana Dissenters Rights
F	Harrodsburg’s Audit Committee Charter
G	2004 Stock Option Plan

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS

Q:	Why do Harrodsburg and Independence want to merge?

A:	Our companies are proposing a “strategic alliance” because we believe that by combining we can create a strong franchise in the southern Indiana and greater Louisville and central Kentucky market areas, that will provide significant long-term benefits to our shareholders and customers alike.

Q:	What will happen to outstanding shares of Independence and Harrodsburg common stock?

A:	Upon completion of the merger, each outstanding share of Independence common stock will be converted into 1.0 share of Harrodsburg common stock, with fractional shares paid in cash. Outstanding shares of Harrodsburg common stock will remain outstanding with no change. After the merger, shares of Harrodsburg common stock will represent the combined assets and business of Harrodsburg and Independence.

Q:	What will the combined company be called and will the shares continue to trade on the Nasdaq National Stock Market?

A:	Upon the completion of the merger of Harrodsburg and Independence, the combined company will be called 1st Independence Financial Group, Inc. The shares of 1st Independence Financial Group, Inc. will trade on the Nasdaq National Stock Market under the symbol “FIFG.”

Q:	Is the merger taxable?

A:	Harrodsburg and Independence each expect the merger to be tax-free. Harrodsburg’s legal counsel will deliver an opinion to Harrodsburg and Independence at the closing of the merger that neither Harrodsburg, Independence, Harrodsburg shareholders, nor the Independence shareholders should recognize any gain or loss for U.S. federal income tax purposes in the merger, except with respect to any cash that Independence shareholders will receive instead of fractional shares.

We describe the material federal income tax consequences of the transaction in more detail on page     . The tax consequences to you will depend on the facts of your own situation. Please consult your tax advisor for a full understanding of the tax consequences that the merger will have on you.

Q:	Am I entitled to appraisal rights?

A:	Independence shareholders are entitled to appraisal rights in connection with the merger. Harrodsburg shareholders are not entitled to appraisal rights in connection with the merger.

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger in the second quarter of 2004. However, because the merger is subject to governmental approvals, we cannot predict the exact timing.

Q:	Should I send in my stock certificates now?

A:	No. After we complete the merger, Harrodsburg will send instructions to Independence shareholders whose shares are converted in the merger. These instructions will explain how to exchange your Independence stock certificates for 1st Independence Financial Group, Inc. stock certificates. Harrodsburg shareholders will keep their current stock certificates.

Q:	How do I vote?

A:	Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your shareholders’ meeting. In order to assure that your vote is counted, please give your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of each proposal submitted at your shareholders’ meeting.

Q:	Why is the Harrodsburg 2004 Stock Option Plan being ratified?

A:	The merger agreement requires the exchange of stock options to certain individuals from Independence. There are currently not sufficient shares available under the current Harrodsburg stock option plan to make these grants. The Harrodsburg board of directors is recommending the issuance of these additional shares solely because Harrodsburg has agreed to exchange the options of Independence’s employees, executive officers and directors under the merger agreement.

Q:	Can I change my vote?

A.	Yes. You can change your vote at any time prior to your shareholders’ meeting by submitting a later-dated signed proxy card or by attending the meeting and voting in person.

Q:	If my shares are held in “street name” by a broker, will the broker vote the shares for me on the merger?

A:	No. You must instruct your broker to vote your shares on the merger, following the directions provided to you by your broker. Your failure to instruct your broker to vote on the merger will be the equivalent of voting against the merger.

Q:	Who do I call if I have questions about the meetings or the merger?

A:	If you are a shareholder of Harrodsburg, you can contact Arthur L. Freeman at (859) 734-5452 to answer your questions about the merger.

If you are a shareholder of Independence, you can contact N. William White at (812) 944-1400 to answer your questions about the merger.

SUMMARY

This section highlights selected information in this document and may not contain all of the information important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including Appendices, and the documents to which we refer to in this document. A list of the documents that we incorporate by reference appears on page      under the heading “Where You Can Find More Information.”

THE COMPANIES

Harrodsburg First Financial Bancorp, Inc.

104 South Chiles Street

Harrodsburg, Kentucky 40330-1620

(859) 734-5452

Headquartered in Harrodsburg, Kentucky, Harrodsburg First Financial Bancorp, Inc. (“Harrodsburg”) is the publicly traded parent company of First Financial Bank (“First Financial”). Harrodsburg has two full service banking offices in Harrodsburg and Lawrenceburg, Kentucky. Additionally, Harrodsburg owns a majority interest in Citizens Financial Bank, Inc., which has one full service banking office in Glasgow, Kentucky. Harrodsburg currently owns 22.5% of Independence Bancorp. As of December 31, 2003, Harrodsburg had total consolidated assets of $173.7 million, deposits of $141.5 million and shareholders’ equity of $21.2 million.

Independence Bancorp

3801 Charlestown Road

New Albany, Indiana

(812) 944-1400

Privately held Independence Bancorp (“Independence”) has a presence in southern Indiana and Louisville, Kentucky. Independence, formed in 1998, has four full service banking offices, located in New Albany, Jeffersonville, and Marengo, Indiana and one in Louisville, Kentucky. Independence also operates Independence Mortgage Group, a division of Independence Bank, in both Louisville, Kentucky and southern Indiana. As of December 31, 2003, Independence had total consolidated assets of $108.8 million, deposits of $79.8 million and shareholders’ equity of $8.5 million.

THE MERGER AND THE MERGER AGREEMENT (page     )

The Agreement and Plan of Reorganization is attached to this document as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger.

What Independence Shareholders Will Receive (page     )

As a result of the merger, Independence shareholders (except for Harrodsburg) will receive, for each share of Independence common stock, 1.0 share of Harrodsburg common stock. Harrodsburg will not issue any fractional shares. Independence shareholders will receive a check for any fractional share in an amount equal to the share fraction multiplied by the average closing price of Harrodsburg common stock on the five trading days before Harrodsburg completes the merger.

On                          , 2004, the latest available date prior to the mailing of this document, the closing share price of Harrodsburg common stock as reported on the Nasdaq National market was $            . Applying the 1.0 exchange ratio to the Harrodsburg closing price on that date, each holder of Independence common stock would be entitled to receive Harrodsburg common stock with a market value of approximately $             for each share of Independence common stock. The value of Harrodsburg common stock, however, is likely to change between now and completion of the merger. You should obtain current price quotes for Harrodsburg common stock. See “Selected Historical and Pro Forma Financial Data” on page     .

Ownership of Harrodsburg After the Merger

Harrodsburg will issue approximately 690,000 shares of Harrodsburg common stock to Independence shareholders in the merger. The shares of Harrodsburg common stock to be issued to Independence shareholders in the merger will represent approximately 36% of the outstanding Harrodsburg common stock after the merger. This information does not take into account outstanding Harrodsburg or Independence stock options or shares of Independence stock already owned by Harrodsburg.

Board of Directors Following the Merger (page     )

Following the merger, the board of directors of the combined company will consist of ten members, five of which have been chosen from among Harrodsburg’s current directors and five of which have been chosen from among Independence’s current directors.

Interests of Harrodsburg’s and Independence’s Officers and Directors in the Merger (page     )

You should be aware that a number of Harrodsburg and Independence directors and executive officers may have interests in the merger that are different from, or in addition to, their interest as shareholders. These interests exist because of the rights that these directors and executive officers have under the terms of their benefit and compensation plans and also, in the case of the executive officers, under the terms of various agreements. Additionally, these interests arise from provisions of the merger agreement relating to appointments to the Harrodsburg board, employment arrangements and employee benefits after the merger, the exchange of stock options and indemnification and insurance after the merger.

The members of Harrodsburg’s and Independence’s boards of directors knew about and considered these additional interests when they approved the merger agreement.

Our Reasons and Recommendations for the Merger (pages      and     )

Harrodsburg and Independence believe that the merger will:

•	create a strong franchise with an expanded core market area;

•	create opportunities for significant operational benefits and financial cost savings and revenue enhancements through the integration of Harrodsburg and Independence’s operations;

•	strengthen the combined company’s competitive and capital position in the financial services industry, which is rapidly changing and growing more competitive;

•	widen the combined company’s product range through a broadened customer base with similar demographics;

•	enable shareholders of both companies to participate in the future growth of the combined businesses of Harrodsburg and Independence; and

•	provide customers of both companies with a broader range of products and services.

Harrodsburg’s board of directors believes the merger is in its shareholders’ best interests and unanimously recommends that Harrodsburg’s shareholders vote “FOR” the proposal to adopt the merger agreement and approve the issuance of shares of Harrodsburg common stock in the merger.

Independence’s board of directors believes the merger is in its shareholders’ best interests and recommends that Independence’s shareholders vote “FOR” the proposal to adopt the merger agreement.

You should note, however, that achieving these objectives is subject to particular risks and uncertainties, including possible difficulties in combining the operations of the two companies, in achieving anticipated cost savings and other financial and operating benefits from the merger and in the introduction and acceptance of new products and services into Harrodsburg’s and Independence’s market areas. See “Disclosure Regarding Forward-Looking Information.” To review our reasons for the merger in greater detail, as well as how we came to agree on the merger, please see pages      through     .

Opinions of Financial Advisors (pages      through     )

Harrodsburg. Among other factors considered in deciding to approve the merger, the Harrodsburg board of directors received the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that, as of January 22, 2004, the date the parties signed the merger agreement, the exchange ratio was fair to the holders of Harrodsburg common stock from a financial point of view. We have attached a copy of the opinion to this document as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc., in providing its opinion.

Independence. Among other factors considered in deciding to approve the merger, the Independence board of directors received the opinion of its financial advisor, David A. Noyes & Company, that, as of January 22, 2004, the date the parties signed the merger agreement, the exchange ratio was fair to the holders of Independence common stock from a financial point of view. We have attached a copy of the opinion to this document as Appendix C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by David A. Noyes & Company in providing its opinion.

Material Federal Income Tax Consequences of the Merger (page     )

The Merger is structured so that Harrodsburg, Independence, and the holders of Harrodsburg and Independence common stock should not recognize any income, gain or loss for federal income tax purposes as a result of the merger, except for any gain or loss related to cash received by Independence shareholders for fractional shares.

It is a condition to closing the merger that each company receive an opinion of counsel that the merger will be a tax-free reorganization for federal income tax purposes.

Tax matters are very complicated and the tax consequences that the merger will have on you will depend on the facts of your own situation. You should consult your tax advisors for a complete description of the tax consequences of the merger to you.

Market Price of Common Stock

Shares of Harrodsburg common stock are traded on the Nasdaq National Market and shares of Independence common stock are not publicly traded. On                     , 2004, the last trading day before Harrodsburg announced the merger, Harrodsburg common stock closed at $23.42 per share. On                     ,

2004, the latest available date prior to the meeting of this document, Harrodsburg common stock closed at $             per share.

Shareholders Appraisal Rights (page     )

Under Delaware law, Harrodsburg shareholders do not have a right to an appraisal of the value of their shares in connection with the merger.

Under Indiana law, Independence shareholders have a right to an appraisal of the value of their shares in connection with the merger.

To dissent and receive the appraised fair value of their shares, Independence shareholders must follow the procedures outlined in Appendix E, including, without limitation:

•	make a proper demand for appraisal in accordance with the Indiana law as more fully described on pages ; and

•	not vote in favor of the merger (including by appointing a proxy to vote your shares).

What We Must Do to Complete the Merger (page     )

The completion of the merger depends on a number of conditions being met. In addition to compliance with the merger agreement, these conditions include:

•	adoption of the merger agreement by Harrodsburg and Independence shareholders;

•	approval of the merger by federal and state regulatory authorities;

•	receipt of opinion regarding the federal income tax consequences of the merger; and

•	the absence of any injunction or legal restraint blocking the merger or government proceeding preventing the completion of the merger.

As long as the law allows the parties to do so, Harrodsburg and Independence could decide to complete the merger even though one or more of the conditions in the merger agreement has not been met. Harrodsburg and Independence cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Accounting Treatment (page     )

The merger will be accounted for as a “purchase transaction.” This means that, for accounting and financial reporting purposes, we will treat the fair market value of the consideration received by Independence shareholders that is in excess of the fair market value of Independence as goodwill, on Harrodsburg’s financial statements. In accordance with Statement of Financial Accounting Standard No. 142, this goodwill will not need to be amortized in the future, but, goodwill will be evaluated annually for impairment. Outstanding stock options exchanged in the merger will be accounted for in accordance with APB No. 25.

Termination of the Merger Agreement (page     )

Harrodsburg and Independence can mutually agree at any time to terminate the merger agreement prior to completing the merger. In addition, either of Harrodsburg or Independence may terminate the merger agreement if:

•	either Harrodsburg or Independence violates a material provision of the merger agreement and does not cure the violation within 30 days;

•	any required approval of shareholders or regulatory authorities is not received;

•	the merger has not been completed by August 31, 2004;

•	either Harrodsburg’s or Independence’s board of directors withdraws their recommendation to approve the merger agreement or modify or qualify their recommendation in a manner adverse to the other party;

•	either Harrodsburg or Independence recommends to its shareholders to tender their respective shares to a third party;

•	if either Harrodsburg or Independence enters into another agreement with someone else in connection with a superior proposal.

Material Differences in the Rights of Stockholders (page     )

The rights of Harrodsburg shareholders are governed by Delaware law and Harrodsburg’s certificate of incorporation and bylaws. The rights of Independence shareholders are governed by Indiana law and Independence’s articles of incorporation and bylaws. Upon our completion of the merger, Independence shareholders will become shareholders of Harrodsburg and their rights will be governed by Delaware law and by Harrodsburg’s certificate of incorporation and bylaws. There are differences between the rights of the shareholders of Harrodsburg and Independence. Some of these differences include the requirements to amend the certificate of incorporation and the bylaws, the procedures surrounding potential business combinations and dissenter’s rights of appraisal. These differences, among others, are discussed in detail beginning on pages              and             .

THE SHAREHOLDER MEETINGS

Harrodsburg Shareholders

The Harrodsburg annual meeting has been called for                  , 2004, at          p.m., local time, at the                      located at                     , Harrodsburg, Kentucky. At this meeting Harrodsburg shareholders will be asked to:

1.	Adopt the merger agreement and approve the issuance of shares of Harrodsburg common stock in the merger.

Consummation of the merger is subject to Harrodsburg shareholders approving this proposal.

2.	Ratify the Harrodsburg 2004 Stock Option Plan.

3.	Elect two directors.

4.	Ratify the appointment of BKD, LLP as auditors for fiscal 2004.

Record Date. You can vote at the Harrodsburg annual meeting if you owned Harrodsburg common stock at the close of business on                          , 2004. You can cast one vote for each share of Harrodsburg common stock you owned at that time.

Vote Required. Adoption of the merger agreement will require the affirmative vote of a majority of the outstanding Harrodsburg common stock entitled to vote. Ratification of the Harrodsburg 2004 Stock Option Plan and ratification of the appointment of BKD, LLP as the auditors for fiscal 2004 will require the affirmative vote of a majority of the shares of Harrodsburg common stock present and voting on these matters. Directors shall be elected by a plurality of the votes cast.

Proxies. You can vote your shares at the Harrodsburg annual meeting by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can revoke your proxy at any time before it is voted either by sending to Harrodsburg a revocation notice or a new proxy or by attending the Harrodsburg annual meeting and voting in person. Simply attending the Harrodsburg annual meeting will not revoke your proxy.

Independence Shareholders

The Independence annual meeting has been called for                  , 2004 at          p.m., local time, at                     ,                     , Indiana. At this meeting, Independence shareholders will be asked to:

1.	Adopt the merger agreement; and

2.	Elect three directors.

Record Date. You can vote at the Independence annual meeting if you owned Independence common stock at the close of business on                          , 2004. You can cast one vote for each share of Independence common stock you owned at that time.

Vote Required. Adoption of the merger agreement will require the affirmative vote of a majority of the outstanding Independence common stock entitled to vote. Directors shall be elected by a plurality of the votes cast.

Proxies. You can vote your shares at the Independence annual meeting by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can revoke your proxy at any time before it is voted either by sending to Independence a revocation notice or a new proxy or by attending the Independence annual meeting and voting in person. Simply attending the Independence annual meeting will not revoke your proxy.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

On                          , 2004, the record date for the Harrodsburg annual meeting, executive officers and directors of Harrodsburg and their affiliates beneficially owned and were entitled to vote          shares of Harrodsburg common stock, or     % of the Harrodsburg shares outstanding on that date. The Harrodsburg executive officers and directors have entered into shareholder agreements with Independence whereby they have agreed to vote at the Harrodsburg annual meeting          shares of Harrodsburg common stock owned or controlled by them in favor of the proposal to adopt the merger agreement and in favor of the proposal to ratify the Harrodsburg 2004 Stock Option Plan. Additionally, Harrodsburg owns 200,000 shares of Independence and will vote those shares in favor of the merger.

On                          , 2004, the record date for the Independence annual meeting, executive officers and directors of Independence and their affiliates beneficially owned and were entitled to vote          shares of Independence common stock, or     % of the Independence shares outstanding on that date. The Independence executive officers and directors have entered into shareholder agreements with Harrodsburg whereby they have agreed to vote at the Independence annual meeting          shares of Independence common stock owned or controlled by them in favor of the proposal to adopt the merger agreement.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following tables present (1) selected historical financial data of Harrodsburg, (2) selected historical financial data of Independence and (3) selected unaudited pro forma consolidated financial data of Harrodsburg, which reflect the merger.

Selected Consolidated Historical Financial Data of Harrodsburg

Set forth below are highlights from Harrodsburg’s consolidated financial data as of and for the years ended September 30, 1999 through 2003 and Harrodsburg’s unaudited consolidated financial data as of and for the three months ended December 31, 2003. The results of operations for the three months ended December 31, 2003 are not necessarily indicative of the results of operations for the full year or any other interim period. Harrodsburg’s management prepared the unaudited information on the same basis as it prepared Harrodsburg’s audited consolidated financial statements. In the opinion of Harrodsburg’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Harrodsburg’s consolidated financial statements and related notes included in Harrodsburg’s Annual Report on Form 10-KSB for the year ended September 30, 2003, and Harrodsburg’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003, which are incorporated by reference in this proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page     .

	At December 31,	At September 30,
	2003	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Selected Consolidated Financial Data:
Assets	$173,845	$173,609	$153,052	$136,541	$117,393	$110,416
Loans receivable, net	118,260	117,655	113,352	105,081	100,881	89,062
Investments	38,883	38,039	21,328	17,450	10,994	11,240
Cash and interest-bearing deposits	7,531	9,134	12,448	10,896	3,031	8,350
Deposits[1]	141,563	141,745	121,920	102,961	86,473	82,018
FHLB advances	2,772	2,707	5,000	7,000	3,500	—
Subordinated preferred securities	5,000	5,000	—	—	—	—
Minority interests	1,779	1,764	1,662	1,849	—	—
Stockholders’ equity	21,287	20,772	22,066	22,305	25,241	26,220

	For the three months ended December 31,	For the Years Ended September 30,
	2003	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Operating Data:
Interest income	$2,219	$8,674	$8,737	$8,744	$8,051	$7,745
Interest expense	1,089	4,343	4,741	5,187	4,150	3,813
Net interest income	1,130	4,331	3,996	3,557	3,901	3,932
Provision for loan losses	29	428	241	40	15	35
Net interest income after provision for loan losses	1,101	3,903	3,755	3,517	3,886	3,897
Non-interest income	184	934	486	178	113	116
Non-interest expense	1,011	3,733	3,306	2,679	2,261	1,728
Income before income tax expense and minority interests	274	1,104	935	1,016	1,738	2,285
Income tax (expense) benefit	(75)	311	(494)	(394)	(591)	(777)
Minority interests	(16)	(108)	229	63	—	—
Net income	183	1,307	670	685	1,147	1,508
Basic earnings per share	.16	1.05	.54	.52	.76	.94
Diluted earnings per share	.16	1.05	.54	.52	.76	.94

(1)	Includes Federal Home Loan Bank stock, and term deposits with the Federal Home Loan Bank.

	At or for the three months ended December 31, 2003*	At or for the Years Ended September 30,
		2003	2002	2001	2000	1999
Performance Ratios:
Return on average assets (net income divided by average total assets)	.42%	.80%	.46%	.56%	1.02%	1.36%
Return on average equity (net income divided by average equity)	3.48%	6.31%	3.02%	3.06%	4.49%	5.49%
Average interest-earning assets to average interest-bearing liabilities	1.09	112.03	116.00	123.25	128.80	133.86
Net interest rate spread	1.87%	2.46%	2.34%	1.95%	2.46%	2.43%
Net yield on average interest-earning assets	2.81%	2.80%	2.89%	2.95%	3.55%	3.63%
Dividend payout	—	59.79	110.90	108.63	113.08	87.74

Capital Ratios:
Average equity to average assets (average equity divided by average total assets)	12.10	12.69	15.32	18.16	22.64	24.80
Equity to assets at period end	12.24	11.96	14.42	16.34	21.50	23.75

Asset Quality Ratios:
Net interest income after provisions for loan losses to total noninterest expenses	108.86	104.55	113.58	131.28	171.87	225.58
Non-performing loans to total loans	.56	.35	.33	.21	.51	.32
Non-performing loans to total assets	.38	.24	.25	.16	.44	.25

*	Percents are annualized.

Selected Consolidated Historical Financial Data of Independence

Set forth below are highlights from Independence’s consolidated financial data as of and for the years ended December 31, 2000 through 2003. Independence commenced its operations on June 10, 1999. You should read this information in conjunction with Independence’s consolidated financial statements and related notes included in this proxy statement/prospectus under Index to Independence Financial Statements on page     .

	At or For the Year Ended December 31,
	2003	2002	2001	2000
	(Dollars in thousands)
Selected Consolidated Financial Data:
Assets	$108,775	$89,565	$65,465	$54,966
Loans held for sale	1,818	8,084	—	—
Loans receivable, net	91,427	65,180	53,249	43,973
Investments	2,607	2,588	2,949	5,069
Cash and cash equivalents	8,391	10,663	6,648	3,139
Deposits	79,833	75,006	53,146	43,572
FHLB advances and other borrowings	19,648	6,416	5,879	5,881
Minority interests (1)	—	—	700	700
Stockholders’ equity	8,492	7,697	5,367	4,471

Operating Data:
Interest income	5,804	4,798	4,664	3,911
Interest expense	1,969	2,032	2,559	1,990
Net interest income	3,835	2,766	2,105	1,921
Provision for loan losses	361	292	123	212
Net interest income after provision for loan losses	3,474	2,474	1,982	1,709
Non-interest income	3,200	1,317	359	175
Non-interest expense	5,397	3,271	2,198	1,850
Income before income tax expense and minority interests	1,277	520	143	34
Income tax (expense)	(473)	(215)	(37)	(43)
Minority interests (1)	—	(56)	(56)	(53)
Net income (loss)	804	249	50	(62)

Performance and Capital Ratios:
Return on average assets (net income divided by average total assets)	.79%	.33%	.08%	(.14)%
Return on average equity (net income divided by average equity)	9.93	3.81	1.02	(1.39)
Average equity to average assets (average equity divided by average total assets)	7.81	8.59	8.20	9.41

Asset Quality Ratios:
Net interest income after provisions for loan losses to total noninterest expenses	64.37	75.63	90.17	92.38
Non-performing loans to total loans	.27	1.36	.36	1.23
Non-performing loans to total assets	.23	.99	.29	.99

(1)	At December 31, 2002, Independence liquidated Independence Bank’s minority interest holders as a result of calling $700,000 of 8% non-cumulative junior preferred stock.

UNAUDITED HISTORICAL AND PRO FORMA PER SHARE DATA

The following table shows information about Harrodsburg and Independence’s earnings per common and diluted share, dividends per share and book value per share, reflecting the merger (which we refer to as “pro forma” information) as of and for the three months ended December 31, 2003 and the twelve months ended September 30, 2003. The pro forma and equivalent pro forma comparative per share data for Independence has been computed utilizing these periods. In presenting the comparative pro forma information for certain time periods, the parties assumed that they have been merged through those periods.

The information listed as “equivalent pro forma” was obtained by multiplying the pro forma amounts by the exchange ratio of 1.0. This information is presented to reflect the fact that Independence shareholders will receive 1.0 share of Harrodsburg common stock for each share of Independence common stock exchanged in the merger. Harrodsburg shareholders will not exchange their shares. Harrodsburg expects that it will incur merger and integration charges as a result of combining the companies. Harrodsburg also anticipates that the merger will provide financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of Harrodsburg under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined.

The summary historical financial data of Independence has been derived from its financial statements which are included in this proxy statement/prospectus on page     . The summary historical financial data of Harrodsburg has been derived from historical financial information that Harrodsburg has included in prior filings with the Securities and Exchange Commission. Historical financial information for Harrodsburg can be found in its Annual Report on Form 10-KSB for the year ended September 30, 2003 and in its Quarterly Report on Form 10-QSB for the three months ended December 31, 2003. See “Where You Can Find More Information,” beginning on page     .

When you read the summary financial information provided in the following tables, you also should read the more detailed financial information included in the historical financial information for Independence which is set forth herein and for Harrodsburg which is included in the other documents of Harrodsburg previously referenced. See “Where You Can Find More Information,” beginning on page     .

	Three Months Ended December 31, 2003	Twelve Months Ended September 30, 2003(1)
Net Income Per Common Share:
Historical:
Harrodsburg:
Basic	$.16	$1.05
Diluted	$.16	$1.05
Independence:
Basic	$.12	$.91
Diluted	$.12	$.90
Pro forma combined:
Basic	$.06	$.90
Diluted	$.06	$.89
Equivalent pro forma amount of Independence (2)
Basic	$.06	$.90
Diluted	$.06	$.89

	Three Months Ended December 31, 2003	Twelve Months Ended September 30, 2003(1)
Dividends Per Common Share: (4)
Historical:
Harrodsburg Financial Corp	$—	$.60
Independence Bancorp, Inc	—	—
Equivalent pro forma amount of Independence (3)	—	$.60

Book Value Per Common Share (at period-end):
Historical:
Harrodsburg	$17.41	$16.98
Independence	9.55	9.40
Pro forma combined	19.98	19.68
Equivalent pro forma amount of Independence (2)	19.98	19.68

(1)	Harrodsburg’s year end is September 30 and Independence’s year end is December 31. The pro forma information presented above for the twelve months ended September 30, 2003 includes Harrodsburg’s historical income statement information for its fiscal year ended September 30, 2003 and Independence’s historical income statement information for its fiscal year December 31, 2003.
(2)	The equivalent pro forma per share data for Independence is computed by multiplying pro forma combined Harrodsburg and Independence information by 1.0, the share exchange ratio.
(3)	The equivalent pro forma cash dividends per common share represent the historical cash dividends per common share declared by Harrodsburg and assume no change will occur, multiplied by 1.0, the share exchange ratio.
(4)	Independence does not currently pay dividends to its shareholders. For the three months ended December 31, 2003, Harrodsburg did not declare or pay a dividend.

RISK FACTORS

Prior to deciding whether or not to approve the transaction, shareholders of Harrodsburg and Independence should be aware of and consider the following risks and uncertainties that are applicable to the merger and the combined company, in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements,” beginning on page     .

Upon completion of the merger, the combined company will be called 1st Independence Financial Group, Inc. (“1st Independence Financial”) and the resulting institution will be called 1st Independence Bank.

Risks Relating to the Merger

The exchange ratio is fixed and will not be adjusted to reflect any changes in the market value of Harrodsburg prior to the effective time of the Merger.

The precise value of the merger consideration to be paid to you will not be known at the time of the meetings. The merger agreement provides that 1.0 share of Harrodsburg common stock will be issued in the merger in exchange for each share of Independence common stock. This exchange ratio is fixed and will not be adjusted to reflect any changes in the value of Harrodsburg common stock between the date of the merger agreement and the effective time of the merger. The market value for the Harrodsburg common stock could fluctuate depending on any number of reasons, including those specific to Harrodsburg and those that influence trading prices of equity securities generally. There are no termination rights in the merger agreement that would permit Independence to terminate the merger if the value of Harrodsburg’s common stock falls.

Your interests will be diluted by the merger.

After the merger, Independence’s shareholders will own less than a majority of the outstanding voting stock of Harrodsburg and could therefore be outvoted by Harrodsburg shareholders if they all voted together as a group on any issue that is presented to Harrodsburg’s shareholders. Harrodsburg’s shareholders will own approximately 64% of Harrodsburg’s outstanding voting stock, but the majority of the senior management positions of Harrodsburg and half of Harrodsburg’s initial board of directors will be comprised of individuals who formerly served as officers or directors of Independence. There is no single individual shareholders of Harrodsburg or Independence who controls in excess of 8.5% of either company’s common stock.

Some directors and executive officers of Harrodsburg and Independence will receive benefits in the merger in addition to the merger consideration received by all other shareholders of Independence.

Some officers of Harrodsburg or Independence will receive employment agreements in connection with the merger. In addition, five of the members of Harrodsburg’s current board of directors and five of the members of Independence’s board of directors will together serve as the entire board of directors of Harrodsburg after the completion of the merger. They will also serve on the board of the combined bank subsidiary and receive payments for their service. Accordingly, our directors and some of our executive officers may have interests in the merger that are different from, or in addition to, yours. See “Interests of Certain Persons in the Merger.”

Post Merger Risks

Difficulties in combining the operations of Harrodsburg and Independence may prevent 1st Independence Financial from achieving the expected benefits from its acquisitions.

1st Independence Financial may not be able to achieve fully the strategic objectives and operating efficiencies it hopes to achieve in the merger. The success of the merger will depend on a number of factors, including (but not limited to), Harrodsburg’s ability to:

•	integrate the operations of Harrodsburg and Independence;

•	maintain existing relationships with depositors of Harrodsburg and Independence to minimize withdrawals of deposits after the merger;

•	maintain and enhance existing relationships with borrowers to limit unanticipated credit losses from loans of Independence;

•	control the incremental non-interest expense from the combined operations to maintain overall operating efficiencies;

•	retain and attract qualified personnel; and

•	compete effectively in the communities served by Harrodsburg and Independence and in nearby communities.

These factors could contribute to 1st Independence Financial not achieving the expected benefits from the merger within the desired time frames, if at all.

1st Independence Financial’s stock price may be volatile.

The trading price of 1st Independence Financial’s common stock may be volatile. The market for 1st Independence Financial’s common stock may experience significant price and volume fluctuations in response to a number of factors including actual or anticipated quarterly variations in operating results, changes in expectations of future financial performance, changes in estimates of securities analysts, governmental regulatory action, banking industry reform measures, share illiquidity, and other factors, many of which are beyond 1st Independence Financial’s control.

Furthermore, the stock market in general, and the market for banks and bank holding companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of the combined company’s common stock, regardless of actual operating performance.

Future sales of shares of 1st Independence Financial common stock could negatively affect its market price.

Upon completion of the merger, the combined company will have approximately 1.9 million outstanding shares of common stock. Future sales of substantial amounts of 1st Independence Financial’s common stock (including shares issued upon the exercise of stock options) by Harrodsburg’s or Independence’s current shareholders, or the perception that such sales could occur, could adversely affect the market price of 1st Independence Financial’s common stock. We make no prediction as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on market price of 1st Independence Financial’s common stock.

1st Independence Financial is extensively regulated.

The operations of 1st Independence Financial and 1st Independence Bank are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on them. Policies adopted by the entities can affect 1st Independence Financial’s business operations and the availability, growth and distribution of 1st Independence Financial’s investments, borrowings and deposits. In addition, federal authorities will periodically conduct examinations of 1st Independence Financial and 1st Independence Bank and may impose various requirements or sanctions.

1st Independence Financial’s ability to pay dividends to its shareholders will be dependent upon its ability to receive distributions from 1st Independence Bank. Certain statutes and regulations restrict 1st Independence Bank’s ability to pay dividends or make other distributions on its capital stock and thus limit the transfer of funds to 1st Independence Financial.

Legislative and Regulatory Proposals May Unfavorably Affect 1st Independence Financial

Proposals to change the laws governing financial institutions are frequently raised in Congress and before bank regulatory authorities. Changes in applicable laws or policies could materially affect 1st Independence Financial’s business, and the likelihood of any major changes in the future and their effects are impossible to determine. Moreover, it is impossible to predict the ultimate form any proposed legislation might take or how it might affect 1st Independence Financial.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated herein by reference contain forward-looking statements by Harrodsburg and Independence within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and businesses of Harrodsburg and Independence. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the exchange ratio and the tax-free nature of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings from the merger may not be fully realized within the expected time frame;

•	deposit attrition, customer loss or revenue loss following the merger may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of Harrodsburg and Independence may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic or business conditions, either nationally or in the states or regions in which Harrodsburg and Independence do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Harrodsburg and Independence are engaged;

•	adverse changes may occur in the securities markets; and

•	competitors of Harrodsburg and Independence may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Harrodsburg and Independence.

Management of Harrodsburg and Independence each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Harrodsburg following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Harrodsburg’s and Independence’s ability to control or predict.

All subsequent written and oral forward-looking statements attributable to Harrodsburg or Independence or any person acting or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Harrodsburg nor Independence undertakes any obligation to update publicly any forward-looking statements to reflect events, circumstances or new information after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Further information on other factors that could affect the financial results of Harrodsburg after the merger is included in the Securities and Exchange Commission filings incorporated by reference in this proxy statement/prospectus.

INTRODUCTION

Harrodsburg is furnishing this joint proxy statement-prospectus to holders of Harrodsburg common stock, $0.10 par value per share, in connection with the proxy solicitation by Harrodsburg’s board of directors. Harrodsburg’s board of directors will use the proxies at the annual meeting of shareholders of Harrodsburg to be held on                     , 2004, and at any adjournments or postponements of the meeting. However, no proxy with instructions to vote against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement of the annual meeting.

Independence is furnishing this joint proxy statement-prospectus to holders of Independence common stock, no par value per share, in connection with the proxy solicitation by Independence’s board of directors. Independence’s board of directors will use the proxies at the annual meeting of stockholders of Independence to be held on                     , 2004, and at any adjournments or postponements of the meeting. However, no proxy with instructions to vote against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement of the annual meeting. Additionally, Independence shareholders will elect three directors.

Shareholders will be asked at their respective meetings to vote to adopt the Agreement and Plan of Reorganization, dated as of January 22, 2004, among Harrodsburg, First Financial, Independence and Independence Bank. Pursuant to the merger agreement, Independence will merge into the Harrodsburg and each of the outstanding shares of Independence common stock will be converted into 1.0 share of Harrodsburg common stock. Independence shareholders will receive cash for any fractional shares. Outstanding shares of Harrodsburg common stock will remain outstanding with no change. Additionally, Harrodsburg shareholders will ratify the 2004 stock option plan, elect two directors and ratify the appointment of auditors.

INFORMATION ABOUT THE COMPANIES

Harrodsburg First Financial Bancorp, Inc.

104 South Chiles Street

Harrodsburg, Kentucky 40330-1620

(859) 734-5452

Harrodsburg is the publicly traded parent company of First Financial. Harrodsburg has two full service banking offices in Harrodsburg and Lawrenceburg, Kentucky. Additionally, Harrodsburg also owns a majority interest in Citizens Financial Bank, Inc. (“Citizens”), which has one full service banking office in Glasgow, Kentucky. On December 31, 2002, Harrodsburg purchased 200,000 shares of Independence Bancorp for $2.0 million and currently owns 22.5% of the outstanding shares of Independence.

First Financial operates a traditional savings bank business, attracting deposit accounts from the general public and using those deposits, together with other funds, primarily to originate and invest in loans secured by one- to four-family residential real estate, non-residential real estate, and commercial loans. To a lesser extent, First Financial also originates multi-family real estate loans and consumer loans.

Citizens commenced operations on July 17, 2001, and operates as a commercial bank, attracting deposit accounts from the general public and using those deposits, together with other funds primarily to originate residential and non-residential, commercial and consumer loans.

First Financial is a federally chartered stock savings bank and is subject to examination and regulation by the Office of Thrift Supervision, its chartering agency, and the Federal Deposit Insurance Corporation. Citizens is subject to examination regulation by the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions. First Financial’s and Citizens’ deposits are insured by Savings Association Insurance Fund and the Bank Insurance Fund, respectively. Both banks are members and own capital stock in the Federal Home Loan Bank of

Cincinnati. Harrodsburg is a registered bank holding company subject to regulation under the Bank Holding Company Act of 1956, as amended and is subject to the regulation and supervision by the Board of Governors of the Federal Reserve System. Additionally, Harrodsburg is also subject to examination by the Kentucky Department of Financial Institutions.

Additional information about Harrodsburg and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.” on page     .

Independence Bancorp

3801 Charlestown Road

New Albany, Indiana 47151

(812) 944-1400

Privately held Independence, is the parent company of Independence Bank. Independence formed in 1998, has three full service banking offices located in New Albany, Jeffersonville, and Marengo, Indiana and one in Louisville, Kentucky. Independence also operates Independence Mortgage Group, a division of Independence Bank in both Louisville, Kentucky and southern Indiana. Additionally, on December 31, 2002, Harrodsburg purchased 200,000 shares of Independence for $2.0 million and currently owns 22.5% of Independence.

Independence Bank operates as a commercial bank, attracting deposit accounts from the general public and using those deposits, together with other funds primarily to originate commercial loans, real estate mortgage loans and home equity lines of credit.

Independence Bank is subject to examination and regulation by the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions. Independence Bank’s deposits are insured by the Bank Insurance Fund and is a member of the Federal Home Loan Bank of Indianapolis. Independence is a registered bank holding company subject to regulation under the Bank Holding Company Act of 1956, as amended, and is subject to the regulation and supervision by the Board of Governors of the Federal Reserve system. Additionally, Independence is also subject to examination by the Indiana Department of Financial Institutions.

Independence’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with Independence’s Consolidated Financial Statements and related notes in this proxy statement/ prospectus.

Overview

Independence is a bank holding company headquartered in New Albany, Indiana, which provides a full range of deposit and loan products through its wholly owned subsidiary, Independence Bank, a state chartered commercial bank. All references to Independence generally refer to the consolidated entity including Independence Bank, unless the context indicates otherwise.

At December 31, 2003, total assets and liabilities increased $19.2 million and $18.4 million, respectively to $108.8 million and $100.3 million, respectively, as compared to fiscal 2002. For the fiscal year ended December 31, 2003, net income was $804,000 or $.90 per diluted share, as compared to $249,000 or $.36 cents per diluted share for same period in 2002. Set forth below is a detailed discussion of the changes to Independence’s Consolidated Financial Statements as of December 31, 2003.

Additionally, on January 22, 2004, Independence, Independence Bank, Harrodsburg and First Financial entered into a strategic alliance and signed a definitive agreement to merge their companies in a tax-free transaction. For further information, reference is made to Note 16 to the Consolidated Financial Statements.

Asset/Liability Management

Independence Bank, like many other financial institutions, is vulnerable to an increase in rates to the extent that interest-bearing liabilities generally mature or reprice more rapidly than interest-earning assets. Historically, the lending activities of commercial banks, such as Independence Bank, emphasized the origination of short to intermediate variable rate loans, secured by various types of collateral that are more closely matched with the deposit maturities and repricing of interest-earning assets occurs closer to the same general time period. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.

To reduce the effect of interest rate changes on net interest income Independence Bank has adopted various strategies to enable them to improve matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include:

•	Originate variable rate commercial loans instituting interest rate floors;

•	Originate one-to-four family residential mortgage loans with adjustable rate features or fixed rate loans with short maturities;

•	Lengthen the maturities of our liabilities when it would be cost effective through the pricing and promotion of higher rate certificates of deposit and utilization of Federal Home Loan Bank advances or other borrowings;

•	Attract low cost checking and transaction accounts, which tend to be less interest rate sensitive when interest rates rise;

•	Maintain interest-bearing deposits, federal funds, and U.S. government securities with short to intermediate terms to maturities; and

•	Maintain an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

Independence Bank measures its interest rate risk exposure to rate movements using an overnight upward and downward shift (shock) in the Treasury yield curve. As of December 31, 2003, if interest rates increased 300 basis points and decreased 100 points, respectively, net interest margins would increase by 3.6% and 2.5%, respectively.

FINANCIAL CONDITION

At December 31, 2003, total assets increased $19.2 million to $108.8 million from $89.6 million in fiscal 2002. The increase in total assets in 2003 is primarily due to commercial and home equity loan growth of $26.2 million, increases in premises and equipment of $716,000, offset by a $6.3 million decrease in loans held for sale.

At December 31, 2003, loans held for sale decreased $6.3 million to $1.8 million from $8.1 million in fiscal 2002. Such decreases in loans held for sale were primarily due to a slowdown in the mortgage refinance market attributable to a less favorable interest rate environment.

Loans receivable, net increased $26.2 million to $91.4 million at December 31, 2003 from $65.2 million in fiscal 2002. The growth in the loan portfolio in fiscal 2003 was primarily due to increases in commercial loans of approximately $21.5, real estate mortgage loans of approximately $1.5 million, and home equity lines of credit of approximately $3.9 million. The growth in the commercial loan portfolio reflects the strong loan demand for small business and middle market loans in the southern Indiana and greater Louisville market areas. Home equity and real estate mortgage increases reflect a strong market presence of Independence Bank’s mortgage division that was opened for a full year.

At December 31, 2003, premises and equipment increased $716,000 to $1.8 million from $1.1 million in fiscal 2002. In fiscal 2003, Independence Bank opened the St. Matthews branch, a full service branch, located in the greater Louisville, Kentucky market area.

At December 31, 2003, total liabilities increased $18.4 million to $100.3 million from $81.9 million in fiscal 2002. Increases in 2003 reflect net deposit increases of $4.8, increases in federal funds purchased of $7.6 million, increases in federal home loan bank advances of $2.0 million, and an increase in subordinated debentures of $4.0 million.

Interest bearing deposits in fiscal 2003 increased $6.8 million offset by a decrease in noninterest bearing deposits $2.0 million. These increases in interest bearing deposits reflect the competitively priced product lines within the local market areas for Independence Bank. Noninterest bearing deposits decreased $2.0 primarily due to a decline in closing attorneys’ real estate escrow balances held by Independence Bank.

In fiscal 2003, federal funds purchased increased $7.6 million and Federal Home Loan Bank borrowings increased $2.0 million. Independence Bank utilizes federal funds purchased lines of credit to meet overnight liquidity needs and utilizes short term variable rate Federal Home Loan Bank advances to fund short term liquidity needs. The rate on federal funds purchased lines of credit are tied to the Federal Reserve Federal Funds rate while the Federal Home Loan Bank variable advances are tied to market rates.

In March of 2003, a trust was formed by Independence that issued $4.0 million of 4.32% floating rate trust preferred securities in 2003 as part of a pooled offering of such securities. Independence issued subordinated debentures to the trust in exchange for the proceeds of the offering, which represents the sole asset of the trust. Please refer to Note 9 to the Consolidated Financial Statements.

Stockholders’ equity increased by $795,000 to $8.5 million at December 31, 2003 compared to $7.7 million at December 31, 2002. The total proceeds of common shares purchased by Directors through options exercised were $18,000 during 2003. Additional decreases to stockholders’ equity included a decrease in the net unrealized appreciation on investment securities available-for-sale for $27,000, which was offset by net income of $804,000 during fiscal year 2003.

COMPARISON OF THE RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 and 2002

Net Income

Net income for the year ended December 31, 2003 increased $555,000 to $804,000 from $249,000 for the same period in 2002. The increase in net income for the 2003 period is primarily due to increases in net interest income and non-interest income offset by increases in noninterest expenses.

Net Interest Income

For the year ended December 31, 2003, net interest income after provision increased $1.0 million to $3.8 million from $2.8 million for the same period in 2002. The increase in interest income for the 2003 year end was due to the increase in commercial and home equity loan volume.

Provision for Loan Losses

For the year ended December 31, 2003, the provision for loan losses increased $69,000 to $361,000 from $292,000 for the same period in 2002. The increase in the loan loss provision in 2003 was related to the continued growth of the Independence’s loan portfolio, which increased by a net $26.2 million during the year ended December 31, 2003. The allowance for loan losses is maintained at a level that represents management’s best estimates of losses in the loan portfolio at the balance sheet date. However, there can be no assurance that the allowance for losses will be adequate to cover losses, which may be realized in the future and that additional provisions for losses will not be required.

Non-Interest Income

Non-interest income for December 31, 2003 increased $1.9 million to $3.2 million from $1.3 million for the same period in 2002. Such increase in fiscal 2003 was primarily due to an increase in gains on sales of loans on the secondary mortgage market of $1.8 million.

Non-Interest Expense

For the year ended December 31, 2003, non-interest expense increased $2.1 million to $5.4 million from $3.3 million for the same period in 2002. Salaries and benefits increased $1.5 million due to commissions paid associated with the increase in non-interest income increase from gains on sales of loans and increased staffing levels associated with opening of the St. Matthews branch.

Income Tax Expense

For the year ended December 31, 2003, Independence income tax expense totaled $473,000 compared to an income tax expense of $215,000 for the year ended December 31, 2002. Such increase in tax expense for the 2003 period was the direct result of an increase in income.

Liquidity

Independence Bank’s primary sources of funds are deposits and proceeds from principal and interest payments of loans. Additional sources of liquidity are advances from the FHLB of Indianapolis and other borrowings, such as Federal Funds purchased or the issuance of subordinated preferred securities. At December 31, 2003, FHLB advances totaled $7.4 million. Independence utilizes FHLB advances during periods when management believes that such advances provide a lower cost source of funds at a lower cost than deposit accounts, and when management desires liquidity in order to help expand the loan portfolio. Additionally, cash and cash equivalents totaled $8.4 million at December 31, 2003.

Independence’s operating activities produced positive cash flows for the fiscal years ended December 31, 2003 and negative cash flows for 2002. Net cash from operating activities for 2003 totaled $7.8 million, as compared to a $7.4 million deficit for 2002. The increase in operating cash flows in year 2003 resulted primarily from increased secondary market loan sales.

Net cash used in investing activities for 2003 totaled $28.1 million, as compared to $12.4 million in fiscal 2002. The increase in cash used in investing activities was attributable to portfolio loan growth.

Net cash from financing activities for the year ended December 31, 2003 totaled $18.1 million, as compared to $23.7 million for 2002. The decrease of $5.6 million of funds from financing activities primarily reflects a $17.0 slower deposit growth and a $2.0 million prior year sale of common stock offset by proceeds received of $7.6 million in federal funds purchased, $2.0 million in FHLB advances, and $4.0 million from the issuance of subordinated debentures. The $2.0 million prior year sale of common stock reflects Harrodsburg’s purchase of 200,000 shares of Independence common stock in 2002.

At December 31, 2003, Independence Bank had $14.7 million in certificates of deposits due within one year and $4.4 million due between one and three years. Management believes, based on past experience, that the Banks will retain much of the deposits or replace them with new deposits or borrowings. Additionally, at December 31, 2003, Independence Bank had $22.6 million in outstanding commitments to make loans at market rates. Independence Bank intends to fund these commitments with short-term investments proceeds from loan repayments, and increased deposits.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Independence Bancorp

New Albany, Indiana

We have audited the accompanying consolidated balance sheets of Independence Bancorp as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independence Bancorp as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Crowe Chizek and Company LLC

Louisville, Kentucky

January 30, 2004

INDEPENDENCE BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

December 31

	2003	2002
ASSETS
Cash and due from banks	$8,391	$6,153
Federal funds sold	—	4,510

Total cash and cash equivalents	8,391	10,663
Securities available for sale	2,278	2,058
Securities held to maturity	329	530
Loans held for sale	1,818	8,084
Loans, net	91,427	65,180
Premises and equipment	1,767	1,051
Federal Home Loan Bank stock, at cost	626	445
Goodwill	947	947
Core deposit intangibles	14	25
Interest receivable and other assets	1,178	582

Total assets	$108,775	$89,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$7,554	$9,588
Interest bearing	72,279	65,418

Total deposits	79,833	75,006
Federal funds purchased	7,577	—
Securities sold under agreements to repurchase	671	258
Note payable	—	758
Federal Home Loan Bank advances	7,400	5,400
Subordinated debenture	4,000	—
Interest payable and other liabilities	802	446

Total liabilities	100,283	81,868

Stockholders’ equity
Common stock, no par value, 5,000,000 shares authorized, 889,670 and 887,670 shares issued and outstanding	7,672	7,654
Retained earnings (accumulated loss)	778	(26)
Accumulated other comprehensive income	42	69

Total stockholders’ equity	8,492	7,697

Total liabilities and stockholders’ equity	$108,775	$89,565

See accompanying notes.

INDEPENDENCE BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands)

Years ended December 31

	2003	2002
Interest income
Loans, including fees	$5,573	$4,518
Securities: taxable	81	142
tax exempt	37	50
Federal funds sold and other	113	88

	5,804	4,798

Interest expense
Deposits	1,611	1,681
Federal Home Loan Bank advances and other	224	351
Subordinated debenture	134	—

	1,969	2,032

Net interest income	3,835	2,766

Provision for loan losses	361	292

Net interest income after provision for loan losses	3,474	2,474

Noninterest income
Gain on sales of loans	2,820	1,047
Service charges and fees	184	190
Other income	196	80

	3,200	1,317

Noninterest expenses
Salaries and employee benefits	3,359	1,832
Occupancy and equipment expenses	641	491
Legal and professional fees	211	117
Amortization of intangibles	11	28
Other	1,175	803

	5,397	3,271

Income before income taxes and minority interest	1,277	520

Income tax expense	(473)	(215)

Minority interest	—	(56)

Net income	$804	$249

Earnings per share:
Basic	$0.91	$0.36
Diluted	0.90	0.36

See accompanying notes.

INDEPENDENCE BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in Thousands)

Years ended December 31

	Common Stock	Retained Earnings (Accumulated Loss)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at January 1, 2002	$5,604	$(275)	$38	$5,367

Sale of stock (205,000 shares)	2,050	—	—	2,050

Comprehensive loss:
Net income	—	249	—	249
Change in net unrealized gain on securities, net	—	—	31	31

Total comprehensive income				280

Balance at December 31, 2002	7,654	(26)	69	7,697

Exercise of stock options (2,000 shares), including tax benefit ($2)	18	—	—	18

Comprehensive loss:
Net income	—	804	—	804
Change in net unrealized gain on securities, net	—	—	(27)	(27)

Total comprehensive income				777

Balance at December 31, 2003	$7,672	$778	$42	$8,492

See accompanying notes.

INDEPENDENCE BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

Years ended December 31

	2003	2002
Cash flows from operating activities
Net income	$804	$249
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	361	292
Depreciation and amortization	207	168
Security amortization (accretion), net	8	7
Gain on sale of loans	(2,820)	(1,047)
Net change in:
Loans held for sale	9,086	(7,037)
Interest receivable and other assets	(199)	(69)
Interest payable and other liabilities	356	73

Net cash from operating activities	7,803	(7,364)

Cash flows from investing activities
Purchases of securities available for sale	(1,191)	(2,504)
Proceeds from sales of securities available for sale	—	1,500
Proceeds from maturities of securities available for sale	924	1,176
Proceeds from maturities of securities held to maturity	200	227
Purchase of FHLB stock	(181)	(159)
Net change in loans	(26,990)	(12,223)
Purchase of premises and equipment, net	(912)	(385)

Net cash from investing activities	(28,150)	(12,368)

Cash flows from financing activities
Net change in deposits	4,827	21,860
Net change in federal funds purchased	7,577	—
Net change in repurchase agreements	413	37
Proceeds from FHLB advances	2,000	—
Repayment of note payable	(758)	—
Note payable advance	—	500
Proceeds from issuance of subordinated debenture	4,000	—
Sale of common stock	—	2,050
Proceeds from exercise of stock options	16	—
Retirement of minority interest	—	(700)

Net cash from financing activities	18,075	23,747

Net change in cash and cash equivalents	(2,272)	4,015

Cash and cash equivalents, beginning of year	10,663	6,648

Cash and cash equivalents, end of year	$8,391	$10,663

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$1,981	$2,055
Income taxes	234	83

Supplemental noncash disclosures
Transfers from loans to repossessed assets	$382	$—

See accompanying notes.

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Independence Bancorp (the Company) and its subsidiaries, Crawford Financial Corp. (inactive) and Independence Bank (the Bank). The Company is a bank holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a state bank charter and provides full banking services, including trust services. Independence Mortgage Group, a division of the Bank, was created during 2002 for the purpose of engaging in mortgage banking operations. As a state bank, the Bank is subject to regulation by the Department of Financial Institutions, State of Indiana, and the Federal Deposit Insurance Corporation.

Nature of Operations: The Company, through its bank subsidiary, conducts basic commercial banking and mortgage banking operations with customers located primarily in Floyd, Clark and Crawford County, Indiana and Louisville, Kentucky. Operations consist of generating commercial, mortgage and consumer loans and accepting deposits from customers. The loan portfolio is diversified and the ability of debtors to repay loans is not dependent upon any single industry. The majority of the Company’s loans are secured by specific items of collateral including business assets, real property, and consumer assets.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses is particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan, deposit, and short-term borrowings.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. These securities are carried at fair value, with unrealized holding gains and losses reported in accumulated other comprehensive income. Securities are written down to fair value when a decline in fair value is not temporary. Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of purchase premiums and discounts.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Banking Activities: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. To deliver closed loans to the secondary market and to control its interest rate risk prior to sale, the Company enters into “best efforts” contracts. The aggregate market value of mortgage loans held for sale considers the price of the sales contracts. No servicing is retained on loans sold into the secondary market.

Loans: Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment, net: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using both straight-line and accelerated methods over the estimated useful lives of the premises and equipment.

Goodwill and Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance on January 1, 2002, the Company ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Intangible assets consist of core deposit intangibles arising from whole bank acquisitions. The core deposit intangibles are being amortized on an accelerated basis over seven years.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby letters of credit, that are considered financial guarantees in accordance with FASB Interpretation No. 45 are recorded at fair value.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Benefit Plans: Profit sharing and 401k plan expense is the amount contributed to the Plans as determined by Board decision.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2003	2002
Net income as reported	$804	$249
Deduct: Stock-based compensation expense determined under fair value based method	35	29

Pro forma net income	$769	$220

Basic earnings per share as reported	$0.91	$0.36
Pro forma basic earnings per share	0.87	0.32

Diluted earnings per share as reported	0.90	0.36
Pro forma diluted earnings per share	0.86	0.32

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2003	2002
Risk-free interest rate	3.94%	4.81%
Expected option life	10 years	10 years
Weighted-average fair value of options granted, per share	$3.25	$3.82

No assumption was made for estimated volatility since it was not feasible to determine this assumption for a non-public entity whose stock was not actively traded. There is no dividend yield assumption since the Company has not historically paid dividends or indicated that dividends would be paid in the future.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax liabilities and assets are recorded for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amounts expected to be realized. The Company files consolidated income tax returns with its subsidiaries.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivatives: The Company only uses derivative instruments in its Mortgage Banking Activities as described in Note 3.

Earnings Per Common Share: Basic earnings per common share are net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity. Since there were no security sales gains on losses during the period, the only component is the change in unrealized gains and losses on securities available for sale.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements.

Minority Interest: The minority interest consists of callable preferred stock in the Bank. The Bank’s existing articles of incorporation state that the callable preferred stock may be called at the option of the Bank at any time at the par value thereof, plus any declared but unpaid dividend, pursuant to such procedures as the Board of Directors may specify. During 2002, the Company retired the minority interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 2 - SECURITIES

Year-end securities by category are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2003
Available for sale
U. S. Government and federal agency	$500	$2	$—	$502
State and municipal	485	24	—	509
Mortgage-backed	1,230	40	(3)	1,267

Total available for sale	$2,215	$66	$(3)	$2,278

Held to maturity
State and municipal	$327	$18	$—	$345
Mortgage-backed	2	—	—	2

Total held to maturity	$329	$18	$—	$347

2002
Available for sale
State and municipal	$300	$20	$—	$320
Mortgage-backed	1,655	83	—	1,738

Total available for sale	$1,955	$103	$—	$2,058

Held to maturity
State and municipal	$527	$19	$—	$546
Mortgage-backed	3	1	—	4

Total held to maturity	$530	$20	$—	$550

There were no sales of securities during 2003, and proceeds from the sale of securities during 2002 totaled $1,500 with no gross gains or losses.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 2 - SECURITIES (Continued)

Contractual maturities of securities held to maturity and available for sale at year-end 2003 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to Maturity		Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$5	$5	$—	$—
Due from one to five years	247	257	685	687
Due from five to ten years	20	22	—	—
Due after ten years	55	61	300	324
Mortgaged-backed securities	2	2	1,230	1,267

Total	$329	$347	$2,215	$2,278

Securities pledged at year-end 2003 and 2002 had a carrying value of $1,174 and $1,477 were pledged to secure FHLB advances and for other purposes as permitted or required by law.

At year-end 2003 and 2002, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at year-end 2003 not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Mortgage-backed and other asset backed	$445	$(3)	$—	$—	$445	$(3)

All of the securities are backed by the U. S. Government and its agencies. There are no concerns of credit loss and there is nothing to indicate that full principal will not be received. Management considers the unrealized losses to be market driven and no loss will be incurred unless the securities are sold. While these securities are held in the available for sale portfolio, the current intent and ability is to hold them to maturity. The Company does not have a history of actively trading securities, but keeps the securities available for sale should liquidity or other needs develop that would warrant the sale of securities.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 3 – LOANS

Loans at year-end were as follows:

	2003	2002
Commercial	$60,094	$38,959
Real estate mortgage	21,095	19,556
Installment and other	11,234	7,338

	92,423	65,853
Allowance for loan losses	(996)	(673)

Loans, net	$91,427	$65,180

Certain directors and executive officers and companies in which they have beneficiary ownership were loan customers of the Bank. Total loans to these persons were approximately $2,621 and $2,116 at year-end 2003 and 2002.

Activity in the allowance for loan losses was as follows:

	2003	2002
Allowance for loan losses
Beginning balance	$673	$538
Provision for loan losses	361	292
Loans recoveries	14	15
Loan charged off	(52)	(172)

Ending balance	$996	$673

As of the year ending 2002, there were no impaired loans.

Impaired loans were as follows.

2003
Year-end loans with no allocated allowance for loan losses	$—
Year-end loans with allocated allowance for loan losses	70

Total	$70

Amount of the allowance for loan losses allocated	$70

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 3 – LOANS (Continued)

2003
Average of impaired loans during the year	$71
Interest income recognized during impairment	2
Cash-basis interest income recognized	—

Nonperforming loans were as follows:

	2003	2002
Loans past due over 90 days still on accrual	$109	$11
Nonaccrual loans	141	875

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

Loan held for sale activity is as follows:

	2003	2002
Beginning balance	$8,084	$—
Origination of loan held for sale	179,721	87,096
Sale proceeds	(188,807)	(80,059
Gain on sales of loans	2,820	1,047

Ending balance	$1,818	$8,084

No servicing is retained on loans sold into the secondary market. Salaries and employee benefits expense for 2003 and 2002 includes expenses associated with mortgage banking activities of approximately $1,740 and $772.

In conjunction with the mortgage banking activities, the Company enters into commitments to originate and commitments to sell loans, both of which are considered derivatives. The Company’s commitments are generally for fixed rate mortgage loans, lasting 45 days and are at market rates when initiated. The Company had commitments to originate $3,247 and $1,556 in loans as of December 31, 2003 and 2002 that it intends to sell. The sales contracts are entered into for amounts and terms offsetting the interest rate risk of loan commitments. Substantially all of the gain on sale generated from mortgage banking activities is recorded when closed loans are delivered into the sales contracts.

NOTE 4 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2003	2002
Land and buildings	$550	$548
Leasehold improvements	644	195
Furniture and equipment	1,553	1,164

	2,747	1,907
Accumulated depreciation and amortization	(980)	(856)

	$1,767	$1,051

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 5 – GOODWILL AND INTANGIBLE ASSETS

On January 1, 2002, the Company ceased amortization of goodwill. The carrying value of goodwill was $947 on such date. There were no additions and no impairment during 2002.

Acquired intangible assets were as follows as of year-end:

	2003		2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangibles	$215	$201	$215	$190

Total	$215	$201	$215	$190

Aggregate amortization expense was $11 and $28 for 2003 and 2002.

Estimated amortization expense for each of the next three years:

2004	$8
2005	5
2006	1

NOTE 6 – LEASES

The Company entered into an agreement in 2000 to lease an office facility from the Company’s Chairman under an operating lease for 15 years. After 2005, the base rent is adjusted annually based on U. S. Consumer Price Index - All Urban Consumers (CPI-U) for the prior five-year period. The Company may purchase the facility at any time for $1,187 plus an increase equal to the percentage increase in the CPI-U from January 1, 2001 until the month of the purchase.

A lease was entered into during December 2001 to lease an office building for the Bank’s new Jeffersonville, Indiana branch. This three year operating lease is from January 1, 2002 through year-end 2004 with 3 three-year renewal options. The facility may be purchased in the fourth year of the lease for $288 with six months notice.

A lease was entered into during August 2002 to lease an office facility for the Bank’s new mortgage lending division. This three year operating lease is from August 1, 2002 to July 31, 2005 with a two-year renewal option.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 6 – LEASES (Continued)

A lease was entered into during April 2003 to lease an office building for the Bank’s new St. Matthews, Kentucky branch. This 15-year lease is from May 1, 2003 through April 30, 2018 with a five year renewal option.

Rent expense for operating leases was $215 and $160 for 2003 and 2002. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present:

2004	$229
2005	189
2006	174
2007	178
2008	180
Thereafter	1,716

Total	$2,666

NOTE 7 – DEPOSITS

Time deposits of $100 or more were $19,155 and $17,741 at year-end 2003 and 2002.

Scheduled maturities of total time deposits for the next five years were as follows:

2004	$14,676
2005	3,766
2006	299
2007	314
2008	—

$19,055

The Bank held related party deposits of approximately $688 and $846 at year-end 2003 and 2002.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 8 – BENEFIT PLAN

The Company has a 401(k) benefit plan that covers substantially all employees. The Plan allows employee contributions up to 15% of their compensation, which is matched at a discretionary rate determined annually by the Board of Directors. Company contributions for 2003 and 2002 were approximately $17 and $12.

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES AND OTHER DEBT

Federal Home Loan Bank advances were as follows at year-end:

	2003	2002
Fixed rate advances from 1.59% to 2.32% with final maturities due September 29, 2004 through June 9, 2006.	$5,400	$5,400

Single maturity advance with a variable rate of 1.11%, maturing June 14, 2004.	2,000	—

	$7,400	$5,400

The advances were collateralized by $363 and $676 of investment securities and $13,766 and $15,617 of qualifying mortgage loans under a lien arrangement at year-end 2003 and 2002. Advances are subject to cash restrictions or penalties in the event of early repayment.

The Company has a line of credit with an unaffiliated institution. The Company may borrow up to $2,500 ($0 and $758 outstanding at year-end 2003 and 2002) at an interest rate of 4.325% (as of year-end 2003, which adjusts quarterly based on the changes in prime rate) with a maturity date of January 25, 2004. The Company renewed this line of credit at a rate of prime plus .125%, which matures on January 25, 2005. The note payable is secured by all of the Bank’s common stock.

At year-end 2003, the Company did not have an outstanding balance in unused lines of credit with the FHLB.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES AND OTHER DEBT

  (Continued)

Subordinated Debentures: A trust formed by the Company issued $4,000,000 of 4.32% floating rate trust preferred securities in 2003 as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering, which represents the sole asset of the trust. The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption at the liquidation preference. The subordinated debentures are redeemable at par prior to the maturity date of March 26, 2033 at the option of the Company as defined within the trust indenture. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed twenty (20) consecutive quarters. If payments are deferred, the Company is prohibited from paying dividends to its common stockholders.

Under new accounting guidance, FASB Interpretation No. 46, as revised in December 2003, the trust is not consolidated with the Company. Accordingly, the Company does not report the securities issued by the Company and held by the trust, as these are no longer eliminated in consolidation.

No payments on the subordinated debenture are required over the next five years. Required payments on the FHLB advances over the next three years are:

2004	$3,400
2005	1,000
2006	3,000

NOTE 10 – INCOME TAX

	2003	2002
Income tax expense (benefit)
Currently payable
Federal	$390	$140
State	68	38
Deferred
Federal	7	22
State	8	15

	$473	$215

Tax expense is more than obtained by using the statutory federal income tax rate 34% primarily because of state income taxes as offset by income exempt from federal tax

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 10 – INCOME TAX (Continued)

The Company’s deferred tax assets and liabilities at year-end 2003 and 2002 are as follows. Deferred tax assets and liabilities are composed primarily of temporary differences related to unrealized gains and losses on securities, the allowance for loan losses and fixed assets. No valuation allowance for the realization of deferred tax assets is considered necessary.

	2003	2002
Deferred tax assets	$256	$151
Deferred tax liabilities	(258)	(152)

Net deferred tax asset (liability)	$(2)	$(1)

NOTE 11 – OFF-BALANCE-SHEET ACTIVITY

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end. These amounts are exclusive of mortgage banking commitments discussed in Note 3.

	2003	2002
Commitments to make loans (at market rates)	$22,576	$11,344
Unused lines of credit and letters of credit	1,437	788

The Company extends binding commitments to customers and prospective customers. Commitments to make loans are generally made for periods of 60 days or less. The majority of loan commitments are variable with maturities ranging from one to twenty years.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 12 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

At year-end 2003, the Company and Bank were considered well capitalized under these regulations. Actual and required capital amounts and ratios are presented below at year-end.

	Actual		For Capital Adequacy Purposes		Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2003
Total Capital to risk weighted assets
Consolidated	$10,359	11.9%	$6,967	8.0%	$8,709	10.0%
Bank	11,823	13.6	6,945	8.0	8,682	10.0
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$9,363	10.8%	$3,484	4.0%	$5,226	6.0%
Bank	10,832	12.5	3,473	4.0	5,209	6.0
Tier 1 (Core) Capital to average assets
Consolidated	$9,363	8.8%	$4,304	4.0%	$5,380	5.0%
Bank	10,832	10.1	4,293	4.0	5,367	5.0

2002
Total Capital to risk weighted assets
Consolidated	$7,330	11.5%	$5,090	8.0%	$6,363	10.0%
Bank	7,741	12.2	5,090	8.0	6,363	10.0
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$6,657	10.5%	$2,545	4.0%	$3,818	6.0%
Bank	7,068	11.1	2,545	4.0	3,818	6.0
Tier 1 (Core) Capital to average assets
Consolidated	$6,657	7.7%	$3,477	4.0%	$4,346	5.0%
Bank	7,058	8.1	3,477	4.0	4,346	5.0

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 12 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

The Company is subject to certain regulations on the amount of dividends it may declare without prior regulatory approval. Under these regulations, the amount of dividends that may be paid in any year is limited to that year’s net profits, as defined, combined with the retained net profits of the preceding two years, less dividends declared during those periods. During 2004, the bank could, without prior approval, declare dividends of approximately $752 plus any 2004 net income retained to the date of the dividend declaration. However, it is the Bank’s policy to not pay dividends.

NOTE 13 – STOCK OPTIONS

The Company maintains two stock option plans, a director nonqualified stock option plan and an employee incentive stock option plan. The employee incentive stock option plan allows for the granting of incentive or nonqualified stock options. The exercise price of each option type is the greater of eight dollars or 100% of the fair market value of the Company’s stock; however, if an incentive stock option is granted under the employee plan to an employee-owner the exercise price is 110% of the fair market value at the date of grant.

The maximum term of all options is ten years and the options vest at an annual rate of 20%. The total shares available for future grant under both plans shall be the total shares of authorized common stock of the Company that is unissued.

A summary of the activity in the plan is as follows:

	2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	52	$8.30	50	$8.11
Granted	17	10.00	5	10.00
Exercised	(2)	8.00	—	—
Forfeited	—	8.00	(3)	9.67

Outstanding at end of year	67	$8.74	52	$8.30

Options exercisable at year-end	27	$8.15	19	$8.11

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 13 – STOCK OPTIONS (Continued)

Options outstanding at year-end 2003 were as follows:

Exercise Prices	Number	Weighted Average Remaining Contractual Life	Exercisable
$8	42	6.04	25
$10	25	9.11	2

Outstanding at year end	67		27

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

	2003
	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$8,391	$8,391
Securities available for sale	2,278	2,278
Securities held to maturity	329	347
Loans held for sale	1,818	1,845
Loans, net	91,427	92,262
Federal Home Loan Bank stock	626	626
Accrued interest receivable	476	476

Financial liabilities
Deposits	$79,833	$79,913
Federal funds purchased and repurchase agreements	8,248	8,248
Federal Home Loan Bank advances	7,400	7,346
Subordinated debenture	4,000	4,000
Accrued interest payable	105	105

The methods and assumptions used to estimate fair value are described as follows.

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 14 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, federal funds purchased, repurchase agreements, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of Federal Home Loan Bank advances and subordinated debentures is based on current rates for similar financing. The fair value of off-balance-sheet items and derivatives used in mortgage banking is based on the current fees or cost that would be charged to enter into or terminate such arrangements and is not material.

NOTE 15 – EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

	2003	2002
Basic
Net income	$804	$249

Weighted average common shares outstanding	888	688

Basic earnings per common share	$0.91	$0.36

Diluted
Net income	$804	$249

Weighted average common shares outstanding for basic earnings per common share	888	688
Add: Dilutive effects of assumed exercises of stock options	7	7

Average shares and dilutive potential common shares	895	695

Diluted earnings per common share	$0.90	$0.36

(Continued)

INDEPENDENCE BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands, except per share data)

December 31, 2003 and 2002

NOTE 16 – SUBSEQUENT EVENT

On January 22, 2004, the Company entered into a definitive agreement to merge with Harrodsburg First Financial Bancorp, Inc. (NASDAQ: HFFB). HFFB currently owns approximately 22.5% of the outstanding common stock of Independence Bancorp. The transactions approved by the boards of directors of both companies, is valued at $17.1 million based on HFFB closing price as of January 22, 2004, of $23.42 per share. The transaction will be a one for one exchange of Independence Bancorp stock for Harrodsburg First Financial Bancorp, Inc stock. Outstanding options of the Company at the date of sale will be reinvested into options of HFFB. The transaction is expected to close near July 1, 2004 and is subject to approval by the shareholder of HFFB and the Company as well as regulatory authorities and other conditions customary for transactions of this nature. The Company’s executive officers and directors have entered agreements with HFFB whereby they have agreed to vote at the annual meeting the shares Company’s common stock owned or controlled by them in favor of the proposal to adopt the merger agreement, which represents approximately 313,000 shares or 35% of the shares outstanding. As part of the merger the executive officers of the Company will be entering into employment agreements with HFFB and the Company’s current option holders will receive HFFB options with similar terms in replacement of those currently held. Keefe Bruyette & Wood, Inc. served as financial advisor to HFFB and David A. Noyes and Company served as financial advisor to the Company.

PRO FORMA FINANCIAL INFORMATION

Harrodsburg and Independence

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

The following Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition combines the historical Consolidated Statement of Financial Condition of Harrodsburg and subsidiaries and the historical Consolidated Statement of Financial Condition of Independence and subsidiaries, giving effect to the consummation of the merger on December 31, 2003, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The following Unaudited Pro Forma Condensed Combined Consolidated statements of Income for the three months ended December 31, 2003 and the twelve months ended September 30, 2003 combine the historical Consolidated Statements of Income of Harrodsburg and subsidiaries and Independence and subsidiaries giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Data.

Although pro forma financial information is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, Harrodsburg and Independence believe that pro forma financial information is important because it gives effect to the merger as if the merger had become effective at the beginning of the period presented. The manner in which Harrodsburg and Independence calculate pro forma financial information may differ from similarly titled measures reported by other companies.

The unaudited pro forma condensed combined consolidated financial statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future. The unaudited pro forma condensed combined consolidated financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of Harrodsburg and subsidiaries and Independence and subsidiaries appearing elsewhere herein.

These pro forma financial statements do not include the effects of any potential cost savings that management believes will result from operating the Independence banking business as branches and combining certain operations functions. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

Harrodsburg First Financial Bancorp, Inc.

and Independence Bancorp

Unaudited Pro Forma Condensed Combined

Consolidated Statements of Financial Condition (In Thousands)

As of December 31, 2003

	Harrodsburg Historical	Independence Historical	Pro Forma Adjustments	Pro Forma Combined
Assets
Cash and due from banks	$2,167	$8,391	$(158)	$10,400
Interest-bearing deposits in banks	4,517	—	—	4,517
Federal funds sold	251	—	—	251

Cash equivalents	6,935	8,391	(158)	15,168

Interest-bearing deposits	596	—	—	596
Available-for-sale securities	31,940	2,278	—	34,218
Held-to-maturity securities	4,976	329	14	5,319
Loans held for sale	—	1,818	21	1,839
Loans receivable	119,272	92,423	609	212,304
Allowance for loan losses	(1,013)	(996)	—	(2,009)
Premises and equipment, net	2,438	1,767	—	4,205
Federal Home Loan Bank (FHLB) stock, at cost	1,967	626	—	2,593
Interest receivable	785	476	—	1,261
Cash surrender value of life insurance	2,871	—	—	2,871
Equity method investment	2,150	—	(2,150)	—
Goodwill	356	947	10,402	11,705
Core deposit intangible	—	14	455	469
Other assets	572	702	(125)	1,149

Total assets	$173,845	$108,775	$9,068	$291,688

Liabilities and Stockholders’ Equity
Deposits	$141,563	$79,833	$54	$221,450
Federal funds purchased and securities sold under agreements to repurchase	—	8,248	—	8,248
FHLB advances	2,772	7,400	(38)	10,134
Trust preferred securities	5,000	4,000	—	9,000
Deferred Federal income tax	1,243	21	234	1,498
Interest payable and other liabilities	201	781	383	1,365

Total liabilities	150,779	100,283	633	251,695

Minority interests	1,779	—	—	1,779

Stockholders’ Equity
Common stock	218	7,672	(7,603)	287
Additional paid-in capital	21,342	—	17,010	38,352
Retained earnings, substantially restricted	11,675	778	(930)	11,523
Unearned ESOP compensation	(565)	—	—	(565)
Treasury stock	(14,382)	—	—	(14,382)
Accumulated other comprehensive income	2,999	42	(42)	2,999

Total stockholders’ equity	21,287	8,492	8,435	38,214

Total liabilities and stockholder’s equity	$173,845	$108,775	$9,068	$291,688

The accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Data are

an integral part of the pro forma financial data.

Harrodsburg First Financial Bancorp, Inc.

and Independence Bancorp

Unaudited Pro Forma Condensed Combined

Consolidated Statements of Income (In Thousands)

For the three months ended December 31, 2003

	Harrodsburg Historical	Independence Historical	Pro Forma Adjustments	Pro Forma Combined
Interest and dividend income
Interest on loans	$1,856	$1,485	$(38)	$3,303
Interest and dividends on securities	353	28	(2)	379
Other interest and dividend income	10	25	—	35

Total interest and dividend income	2,219	1,538	(40)	3,717

Interest expense
Interest on deposits	967	396	(8)	1,355
FHLB advances	32	40	4	76
Trust preferred securities and other	90	34	(4)	120

Total interest expense	1,089	470	(8)	1,551

Net interest income	1,130	1,068	(32)	2,166
Provision for loan losses	29	90	—	119

Net interest income after provision for loan losses	1,101	978	(32)	2,047

Non-interest income
Gain on sales of loans	—	344	—	344
Loan and other service fees	107	34	—	141
Earnings in equity method investee	25	—	(25)	-0-
Increase in cash value of life insurance	45	—	—	45
Gain (loss) on sale of investments	(3)	—	—	(3)
Gain on sale of premises and equipment	—	—	—	—
Other	11	81	—	92

	185	459	(25)	619

Non-interest expense
Compensation and benefits	518	707	12	1,237
Occupancy expenses, net	96	180	—	276
Data processing expenses	83	53	161	297
Professional fees	32	75	—	107
Marketing	33	43	—	76
State franchise tax expense	54	33	—	87
Amortization of intangibles	—	2	11	13
Other operating expenses	195	183	(10)	368

	1,011	1,276	174	2,461

Income before income tax expense	275	161	(231)	205
Income tax expense	76	52	(54)	74

Net income before minority interests	199	109	(177)	131
Minority interests	(16)	—	—	(16)

Net income	$183	$109	$(177)	$115

Per common share data
Net income – Basic	$0.16	$0.12		$0.06
Net income – Diluted	$0.16	$0.12		$0.06
Weighted average shares outstanding – Basic	1,162,676	889,670		1,852,346
Weighted average shares outstanding – Diluted	1,243,136	896,333		1,932,806

The accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Data are

an integral part of the pro forma financial data.

Harrodsburg First Financial Bancorp, Inc.

and Independence Bancorp

Unaudited Pro Forma Condensed Combined

Consolidated Statements of Income (In Thousands)

For the twelve months ended September 30, 2003

	Harrodsburg Historical	Independence Historical	Pro Forma Adjustments	Pro Forma Combined
Interest and dividend income
Interest on loans	$7,737	$5,573	$(151)	$13,159
Interest and dividends on securities	794	118	(10)	902
Other interest and dividend income	143	113	—	256

Total interest and dividend income	8,674	5,804	(161)	14,317

Interest expense
Interest on deposits	4,092	1,611	(30)	5,673
FHLB advances	81	224	17	322
Trust preferred securities and other	170	134	(17)	287

Total interest expense	4,343	1,969	(30)	6,282

Net interest income	4,331	3,835	(131)	8,035
Provision for loan losses	428	361	—	789

Net interest income after provision for loan losses	3,903	3,474	(131)	7,246

Non-interest income
Gain on sales of loans	—	2,820	—	2,820
Loan and other service fees	398	184	—	582
Earnings in equity method investee	156	—	(156)	-0-
Increase in cash value of life insurance	179	—	—	179
Gain (loss) on sale of investments	43	—	—	43
Gain (loss) on sale of premises and equipment	115	(6)	—	109
Other	43	196	—	239

	934	3,194	(156)	3,972

Non-interest expense
Compensation and benefits	1,933	3,359	47	5,339
Occupancy expenses, net	363	641	—	1,004
Data processing expenses	384	239	44	667
Professional fees	204	211	—	415
Marketing	105	100	—	205
State franchise tax expense	155	131	—	286
Amortization of intangibles	—	11	45	56
Other operating expenses	589	699	(42)	1,246

	3,733	5,391	94	9,218

Income before income tax expense	1,104	1,277	(381)	2,000
Income tax expense (benefit)	(311)	473	(11)	151

Net income before minority interests	1,415	804	(370)	1,849
Minority interests	(108)	—	—	(108)

Net income	$1,307	$804	$(370)	$1,741

Per common share data
Net income – Basic	$1.05	$0.91		$0.90
Net income – Diluted	$1.05	$0.90		$0.89
Weighted average shares outstanding – Basic	1,244,574	887,670		1,934,244
Weighted average shares outstanding – Diluted	1,271,954	894,333		1,961,624

The accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Data are

an integral part of the pro forma financial data.

Harrodsburg First Financial Bancorp, Inc. and Independence Bancorp

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Data

Note 1: Basis of Presentation

The Unaudited Pro Forma Condensed Combined Consolidated Financial Data has been prepared assuming the merger will be accounted for under the purchase method and is based on the historical consolidated financial statements of Harrodsburg and the historical consolidated financial statements of Independence which have been adjusted to reflect the historical cost of Independence’s assets and liabilities at their fair value. In addition, pro forma adjustments have been included to give effect to events that are directly attributable to the transaction and expected to have a continuing impact on the combined company. Pro forma adjustments for the Pro Forma Condensed Combined Consolidated Statement of Income include amortization of core deposit intangible and other adjustments based on the allocated purchase price of net assets acquired. Pro forma adjustments for the Pro Forma Condensed Combined Consolidated Statements of Financial Condition include amortization of purchase accounting adjustments assuming a September 30, 2003 acquisition date.

Harrodsburg’s year end is September 30 and Independence’s year end is December 31. The pro forma income statement information presented above for the twelve months ended September 30, 2003 includes Harrodsburg’s historical income statement information for its fiscal year ended September 30, 2003 and Independence’s historical income statement information for its fiscal year ended December 31, 2003.

Note 2: Merger Related Charges

Independence:

In connection with the merger, Independence expects to incur pre-tax merger related charges of approximately $127,000. These charges are primarily related to investment banking, legal and accounting fees. An accrual for the merger related charges has been reflected in the unaudited Pro Forma Condensed Combined Consolidated balance sheet as of December 31, 2003.

Harrodsburg:

In connection with the merger, Harrodsburg expects to incur pre-tax merger related charges of approximately $525,000. These charges are expected to include $325,000 in investment banking, legal and accounting fees and $200,000 in direct merger related data processing termination and other fees. The $325,000 in investment banking, legal and accounting fees have been reflected as a component of the purchase price of Independence. For purposes of the unaudited Pro Forma Condensed Combined Consolidated Balance Sheet, the pre-tax merger related charges have been reflected as an accrued liability along with the related tax impact for both charges of $179,000. The merger agreement contains provisions to increase certain officers salaries and to reduce the number of post merger directors. The Unaudited Pro Forma Condensed Combined Consolidated Income Statement adjustments include the impact related salary increases and directors fee decreases.

Note 3: Pro Forma Condensed Combined Consolidated Balance Sheet Adjustments

Under purchase accounting, Independence’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The estimated fair value adjustments have been determined by Harrodsburg based upon available information. Harrodsburg cannot be sure that such estimated values represent the fair value that would ultimately be determined as of the acquisition date.

Harrodsburg First Financial Bancorp, Inc. and Independence Bancorp

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Data

Continued

Note 3: Pro Forma Condensed Combined Consolidated Balance Sheet Adjustments, Continued

The following are the pro forma adjustments made to record the transaction and to adjust Independence’s assets and liabilities to their estimated fair values at December 31, 2003:

(In Thousands)
Purchase Price of Independence:
Market value (based on the average closing price from 1/7/04 through 2/5/04) of Harrodsburg’s common stock to be issued, net of issuance costs	$17,079
Estimated cost of acquisition to be incurred by Harrodsburg	325

$17,404

Historical net assets of Independence at December 31, 2003	$8,492
Existing equity ownership	(1,909)
Purchase accounting historical adjustments	(796)
Accrual of Independence after-tax merger related charges and other adjustments	(127)
Fair value adjustments as of December 31, 2003
Loans	668
Deposits	(62)
Investments	14
Borrowings	42
Core Deposit intangibles	240
Deferred taxes on purchase accounting adjustments	(239)
Goodwill	11,081

$17,404

The estimated fair value of Independence’s premises and equipment approximates its carrying value. Prior to the merger Harrodsburg owned approximately 22.5% or 200,000 of the outstanding shares of Independence, which were recorded as an equity method investment, in the amount of $2,150,000. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition as of December 31, 2003 reflects additional core deposit intangible of $241,000 and goodwill of $258,000 as a result of this initial investment.

Note 4: Stockholders’ Equity

Pursuant to the merger agreement, shareholders of Independence will be entitled to receive, in exchange for each share of the Independence common stock held, one share of Harrodsburg common stock, provided that cash, without interest, is to be paid in lieu of any fractional share. Option holders of Independence options will be entitled to receive, in exchange for each option of Independence common stock held, one option to acquire Harrodsburg stock. Based on the outstanding shares and options of Independence, the shareholders will receive 689,670 shares of stock and 67,200 options to acquire Harrodsburg stock. Approximately 1,912,700 shares of Harrodsburg stock will be outstanding for the combined company after the merger.

Note 5: Average Shares Outstanding

The pro forma weighted average shares outstanding of 1,852,346 is based on the historical Harrodsburg weighted average shares outstanding plus 689,670 shares of stock that would have been issued to Independence shareholders based on the number of Independence shares outstanding at December 31, 2003.

Harrodsburg First Financial Bancorp, Inc. and Independence Bancorp

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Data

(Continued)

Note 6: Pro Forma Condensed Combined Statement of Income Adjustments

For purposes of determining the pro forma effect of the Independence acquisition on the statement of income, the following pro forma adjustments have been made as if the acquisition had occurred as of October 1 with respect to each of the periods:

	Three months ended December 31, 2003	Twelve months ended September 30, 2003
	(In Thousands)
Elimination of equity method income	$(25)	$(156)
Yield adjustment for interest income on securities available for sale	(2)	(10)
Yield adjustment for interest income on loans	(38)	(151)
Amortization of core deposit intangibles	(11)	(45)
Yield adjustment for interest expense on deposits	8	30
Data processing related charges and adjustments	(161)	(44)
Director and officer related changes	(2)	(5)

	(231)	(381)
Tax benefit of pro forma adjustments	54	11

	$(177)	$(370)

The following assumptions were utilized for purposes of determining the pro forma effect of the Independence acquisition on the statement of income:

	Weighted Average Remaining Term / Useful Life	Method of Amortization or Accretion
Core deposit intangible	10 Years	Accelerated
Investment Securities	84 Months	Interest Method
Loans	48 Months	Interest Method
Deposits	24 Months	Interest Method
FHLB Advances	29 Months	Interest Method

THE MERGER

The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. You are urged to carefully read the annexes in their entirety.

Overview of the Merger

Harrodsburg currently owns 22.5% of Independence. Upon completion of the merger, Independence will be merged into Harrodsburg. Harrodsburg will be the surviving entity of the merger, but its name will be changed to “lst Independence Financial Group, Inc.” Each outstanding share of Independence common stock (except for the shares currently owned by Harrodsburg) will be converted into the right to receive 1.0 share of Harrodsburg common stock. After the completion of this strategic alliance, current Harrodsburg shareholders will own approximately 64% of the combined company and current Independence shareholders (other than Harrodsburg) will own approximately 36% of the combined company. Additionally, the combined company will change its year end from September 30 to December 31.

Merger Consideration

Each outstanding share of Independence common stock will be converted into the right to receive 1.0 share of Harrodsburg common stock. No fractional shares of Harrodsburg common stock will be issued in the merger. Instead of a fractional share, you will receive the cash value (without interest) of the fractional share based on the average closing price of Harrodsburg common stock on the five trading days before the merger.

On                  , 2004, Harrodsburg common stock closed at $             per share. Based on that price, the value of 1.0 share of Harrodsburg common stock would have been approximately $             and the aggregate market value of the merger consideration would have been approximately $             million, excluding outstanding stock options. These values, however, may increase or decrease as a result of fluctuations in the market price of Harrodsburg common stock.

Each outstanding option to purchase shares of Independence common stock will be converted into an option to purchase 1.0 shares of Harrodsburg common stock. The terms and conditions of the converted option will be subject to the same terms and conditions as governed by the old options. Fractional shares, if any, will be rounded to the nearest whole share and per share exercise prices will be rounded to the nearest whole cent. Options for approximately 67,000 shares of Independence common stock were outstanding on                  , 2004.

Background of the Merger

Independence was formed in 1998 for the sole purpose of either starting or acquiring a community bank in southern Indiana. On April 1, 1999 Independence commenced a private offering and raised approximately $5.0 million. On June 10, 1999, Independence acquired Crawford Financial Corporation, a bank holding company owning Marengo State Bank, a state chartered community bank with one branch office, in Marengo, Indiana. Following the acquisition, the bank’s name was changed to Independence Bank and its main office was relocated to New Albany, Indiana.

Subsequent to Independence’s private offering in 1999 and its growth to three offices by 2002, Independence needed an additional capital infusion to continue its business plan objective of growth expansion. Rather than going through the expense of an additional private offering, in August, 2002, N. William White, President and Chief Executive Officer of Independence contacted Arthur L. Freeman, Chairman of the Board and Chief Executive Officer of Harrodsburg to inquire as to whether Harrodsburg was interested in making an equity investment in Independence. Messrs. Freeman and White knew each other for many years as a result of participations in financial services industry professional organizations. Mr. Freeman and the Harrodsburg board were interested in reviewing the potential investment, since as part of its business plan, Harrodsburg wanted to expand its operations. In this regard, in 2001, Harrodsburg acquired a majority interest in Citizens Financial, Inc., a de novo state chartered commercial bank located in Glasgow, Kentucky. Because of Independence’s growth and earnings potential, Harrodsburg believed that an investment in Independence would further increase the earnings of the company.

On October 15, 2002, Harrodsburg entered into a stock purchase agreement with Independence to purchase a 22.5% equity interest of Independence stock for $2.0 million. Upon completion of due diligence by Harrodsburg and receipt of regulatory approval, Harrodsburg completed the purchase of Independence’s stock on December 31, 2002.

During early 2003, Messrs. Freeman and White talked on an informal basis about the possibility of combining the two companies. These discussions focused on the potential benefits of combining but did not address any specific price or other transactions terms. Despite the $2.0 million capital infusion by Harrodsburg in December 2002, Independence was likely in need of additional capital due to its continued execution of its strategic business plan characterized by strong growth in assets, loans and deposits in 2003. In this regard, Independence opened a branch office in Louisville, Kentucky and also formed a mortgage division with offices in Louisville, Kentucky and southern Indiana in August, 2002.

In the late summer and fall of 2003, Messrs. Freeman and White’s discussions focused on the possibility of a transaction in greater detail. The parties discussed a potential transaction, including matters relating to the potential fit between the companies, the potential strategic benefits that a combination might offer and the possible terms of the offer. Among other things, the parties discussed the fact that the companies had complementary businesses. Additionally, the parties also noted that as a result of a strategic affiliation the combined company would have better future prospects than either company was to achieve on a stand-alone basis. In this regard, Harrodsburg desired to expand its operations but was hampered by the lack of compatible candidates in its market area in addition to its lack of a seasoned management team to sustain such expansion. Independence was operating in markets in which Harrodsburg would like to expand and Independence had a seasoned management team. Additionally, Independence was constrained by limited capital to continue its growth plan on a long-term basis. In order to sustain its growth plan, Independence recognized that it must either raise additional capital or find a compatible strategic partner with capital levels to support Independence’s strategic growth plan. Independence further recognized that an equity offering would dilute the equity ownership of its existing shareholders and such cash infusions would likely sustain the company on a short-term basis given its strategic plans for continued strong growth. Because of Harrodsburg’s current investment in Independence, Independence believed that it would be a compatible strategic partner. Harrodsburg not only had the capital to sustain Independence growth plan but also had similar business and operating environments.

During October 2003 to mid December 2003, the parties conducted their respective due diligence reviews with the help of their respective financial advisors and special counsel and negotiated the terms of the merger agreement.

On December 17, 2003, the Harrodsburg board held a regularly schedule board meeting at which the terms and details of the merger proposal were presented to the board and discussed. Mr. Freeman together with representatives of Keefe, Bruyette & Woods, Inc. and Patton Boggs LLP reviewed the terms of the proposed merger with Independence. Following a discussion at that meeting and based upon factors described in the preceding paragraphs, Harrodsburg board of directors authorized Mr. Freeman to pursue a merger with Independence on the basis of the proposal.

On December 18, 2003, the Independence board held a special meeting at which the terms and details of the merger proposal were presented to the board and discussed. Mr. White together with a representative of Kreig Devault LLP reviewed the proposed terms of the merger with Harrodsburg. Following a discussion at that meeting and based upon factors described in the preceding paragraphs, Independence board of directors authorized Mr. White to pursue a merger with Harrodsburg on the basis of the proposal. In January 2003, Mr. Freeman was appointed to the board of directors of Independence. In view of the fact that Mr. Freeman is the Chairman and Chief Executive Officer of Harrodsburg, Mr. Freeman did not participate in this board decision.

On December 19, 2003, Harrodsburg delivered a proposed definitive merger agreement to Independence. From December 19, 2003 through January 21, 2004, the parties, with the help of their financial and legal advisors, further negotiated the terms of the merger including the exchange ratio to be received by Independence’s shareholders. Additionally, the parties completed their respective due diligence.

On January 21, 2004, the Harrodsburg board of directors held a regularly scheduled meeting at which Mr. Freeman presented to the board the proposed definitive merger agreement. By telephone conference call, a representative of Keefe, Bruyette & Woods, Inc. made a presentation on the fairness of the proposed transaction to Harrodsburg from a financial perspective. The full text of the Keefe, Bruyette & Woods, Inc. opinion is attached as Appendix C to this joint proxy statement/prospectus. Additionally, by telephone conference call, a representative of

Patton Boggs LLP reviewed with, and made a detailed presentation to, the Harrodsburg board of directors on the proposed definitive merger agreement and the board of directors’ fiduciary obligations in the context of a merger involving Harrodsburg and Independence. Following each presentation, a detailed discussion among the Harrodsburg’s board of directors and its financial and legal advisors followed. Following these deliberations, the Harrodsburg board of directors unanimously voted to approve the merger agreement and instructed Mr. Freeman to execute the merger agreement and related documents on Harrodsburg’s behalf.

On January 22, 2004, the Independence board of directors held a special meeting at which Mr. White presented to the board the proposed definitive merger agreement. A representative of David A. Noyes & Company made a presentation on the fairness of the proposed transaction to Independence from a financial perspective. The full text of the David A. Noyes & Company opinion is attached as Appendix C to this joint proxy statement/prospectus. Additionally, a representative of Kreig Devault LLP reviewed with, and made a detailed presentation to, the Independence board of directors on the proposed definitive merger agreement and the board of directors’ fiduciary obligations in the context of a merger involving Independence and Harrodsburg. Following each presentation, a detailed discussion among the Independence’ s board of directors and the financial and legal advisors followed. Following these deliberations, the Independence board of directors voted to approve the merger agreement and instructed Mr. White to execute the merger agreement and related documents on Independence’s behalf. Mr. Freeman did not attend the special meeting of Independence nor did he vote to approve the merger agreement as an Independence board member.

On January 22, 2004, Harrodsburg and Independence executed the merger agreement and announced the transaction by a joint press release after the close of their business day.

Harrodsburg’s and Independence’s Joint Reasons for the Merger

Harrodsburg and Independence believe that the merger will:

•	create a strong franchise with assets of approximately $285 million and a market capitalization of approximately $ million, based on recent market prices as of , 2004;

•	improve its net income, earnings per share, return on assets and return on equity;

•	create opportunities for significant operational benefits and financial cost savings and revenue enhancements through the integration of Harrodsburg’s and Independence’s operations;

•	strengthen its competitive and capital position in the financial services industry, which is rapidly changing and growing more competitive; and

•	provide an additional platform for further growth.

Harrodsburg’s Reasons for the Merger

Harrodsburg’s board of directors has determined that the terms of the merger and the merger agreement and the issuance of Harrodsburg common stock in connection with the merger are advisable and fair to, and in the best interests of, Harrodsburg and its shareholders. In reaching its determination, the Harrodsburg board considered the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., with respect to the fairness of the exchange ratio from a financial point of view to Harrodsburg’s shareholders. Harrodsburg’s board of directors also considered a number of other factors, including that the merger should produce a well capitalized institution with an enhanced retail lending franchise as well as a number of financial benefits that should foster the potential for earnings growth. Additionally, Harrodsburg’s board of directors did not assign any specific or relative weights to the factors considered. The material factors considered were as follows:

•	Harrodsburg’s current ownership of approximately 22.5% of Independence;

•	information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Independence, individually and as combined with Harrodsburg;

•	addition of a seasoned management team to help increase its franchise value;

•	expand its core market area into the growing markets of southern Indiana and greater Louisville, Kentucky;

•	the opinion rendered by Keefe, Bruyette & Woods, Inc., that as of January 22, 2004, the date of the merger agreement, the exchange ratio was fair, from a financial point of view, to the holders of Harrodsburg common stock. See “—Opinion of Keefe, Bruyette & Woods, Inc.” for the assumptions made in connection with, and limitations on, such opinion;

•	the terms of the merger agreement and the other documents executed in connection with the merger, see “The Merger”;

•	the anticipated cost savings available to the combined company as a result of the merger;

•	the common business philosophy and compatibility of the management and staff of Harrodsburg and Independence;

•	the current and prospective economic, competitive and regulatory environment facing each institution and financial institutions generally;

•	the resulting larger financial institution in terms of asset size, deposits, shareholders’ equity, market capitalization, outstanding shares, number of branches and a broader geographical presence;

•	the results of the due diligence investigation conducted by Harrodsburg’s management, legal counsel and financial advisor, including assessment of credit policies, quality, interest rate risk, litigation and adequacy of loan loss reserves;

•	the nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the merger. See “— Regulatory Matters.” The Harrodsburg board also considered the nature and scope of the conditions of the merger and the likelihood of these conditions being satisfied;

•	the expectation that the merger would be tax-free to Harrodsburg and its shareholders for federal income tax purposes, see “— Federal Income Tax Consequences of the Merger”;

•	the prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Harrodsburg and Independence, respectively; and

•	additional revenue enhancement opportunities including (1) incremental earnings potential through the ability to leverage Harrodsburg’s excess capital to support the strong historical asset and deposit growth of the Independence franchise; (2) expansion of small business lending; (3) expanded legal lending limit; and (4) funding the strong loan demand in Independence’s markets of southern Indiana and greater Louisville, Kentucky.

Harrodsburg’s board of directors unanimously recommends to its shareholders that they vote “FOR” adoption of the merger agreement and approval of the issuance of shares of Harrodsburg common stock in the merger.

Independence’s Reasons for Merger

The Independence board of directors believes that the merger presents a unique opportunity to combine two strong companies to create a strong franchise in the southern Indiana and the greater Louisville and central Kentucky market areas to significantly enhance shareholder value.

In deciding to approve the merger agreement and the transactions contemplated by such agreements, the Independence board of directors considered the following material factors:

•	the Independence board’s familiarity with and review of Independence’s business, operations, earnings, prospects, financial condition, asset quality, and capital levels;

•	the Independence board’s review of the business, operations, prospects, earnings, financial condition, asset quality and capital levels of Harrodsburg on both an historical and a prospective basis. The Independence board considered the results of the due diligence investigation conducted by Independence’s management and legal and financial advisors, including, among other things, assessments of Harrodsburg’s credit policies, asset quality, interest rate risk and adequacy of loan loss reserves;

•	Harrodsburg’s current ownership of 22.5% of Independence;

•	Independence’s strategic growth plan. Independence must either raise additional capital or find a compatible strategic partner with capital levels to support its strategic growth plan;

•	the common business philosophy and compatibility of the management and staff of Harrodsburg and Independence;

•	the resulting larger financial institution in terms of asset size, deposits, shareholders’ equity, market capitalization, outstanding shares, number of branches and a broader geographical presence;

•	the opportunities for expense reductions, operating efficiencies and revenue enhancements in the combined entity, and significantly enhance the combined company’s future earnings per share growth rate;

•	the respective contributions of each party to the combined entity, including the 36% equity position that the Independence shareholders would have in the combined entity;

•	the opinion of David A. Noyes & Company, rendered on January 22, 2004, the date of the merger agreement, that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered, and limitations on the analyses undertaken, the exchange ratio was fair, from a financial point of view, to the Independence shareholders. See “— Opinion of David A. Noyes & Company”;

•	the complementary nature of the businesses, business strategies, cultures and products of Independence and Harrodsburg, including the fact that Independence’s core deposits would enhance the combined organization’s deposit mix;

•	the merger is expected to be tax-free for Independence for federal income tax purposes as well as to Independence shareholders (except for cash paid in lieu of fractional shares), see “— Federal Income Tax Consequences of the Merger.”

•	the nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the merger. See “— Regulatory Matters.” The Independence board also considered the nature and scope of the conditions to the merger and the likelihood of these conditions being satisfied;

•	the non-financial terms of the merger agreement, including that Independence will have equal representation on the board of directors of the combined company, that the President and Chief Executive Officer of Independence will be the President of the combined company and President and Chief Executive Officer of the resulting institution, and that the name of the combined company and resulting institution will be 1st Independence Financial Group, Inc. and 1st Independence Bank, respectively; and

•	the current and prospective economic and competitive environment facing the financial services industry generally, and Independence in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competition.

•	additional revenue enhancement opportunities including (1) incremental earnings potential through the ability to leverage Harrodsburg’s excess capital to support the strong historical asset and deposit growth of the Independence franchise; (2) expansion of small business lending; (3) expanded legal lending limit; and (4) funding the strong loan demand in Independence’s markets of southern Indiana and greater Louisville, Kentucky.

The Independence board has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Independence and its shareholders. In reaching its determination to approve and deem advisable the merger agreement and the transactions contemplated therein, the Independence board did not assign any relative or specific weights to the various factors considered by it.

Independence’s board of directors recommends that the holders of Independence common stock vote “FOR” adoption of the Merger Agreement.

Opinion of Harrodsburg’s Financial Advisor

On November 17, 2003, Keefe, Bruyette & Woods, Inc. (“KBW”) was retained by Harrodsburg to evaluate Harrodsburg’s strategic alternatives as part of a shareholder enhancement program and to specifically evaluate Harrodsburg’s potential strategic affiliation with Independence. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Harrodsburg board of directors selected KBW on the basis of the firm’s reputation and its experience and expertise in transactions similar to the merger and its prior working relationship with Harrodsburg.

Pursuant to its engagement, KBW was asked to render an opinion as to the fairness to the Harrodsburg shareholders, from a financial point of view, of the merger consideration paid to Independence shareholders. KBW delivered its opinion to the Harrodsburg board of directors that, as of January 22, 2004 the merger consideration is fair, from a financial point of view, to the shareholders of Harrodsburg. No limitations were imposed by the Harrodsburg board of directors upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the Harrodsburg board of directors and to the reference to the entire opinion attached hereto as Appendix B.

The full text of the opinion of KBW, which is attached as Appendix B to this Proxy Statement/Prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion.

In rendering its opinion, KBW (i) reviewed the agreement and plan of reorganization, (ii) reviewed publicly available information of both Independence and Harrodsburg that they deemed relevant, (iii) discussed with senior management and the board of directors of Harrodsburg the current position and prospective outlook for Harrodsburg, (iv) discussed with senior management of Independence their operations, financial performance and future plans and prospects, (v) considered historical quotations, levels of activity and prices of recorded transactions in Harrodsburg’s and Independence common stock, (vi) reviewed financial and stock market data of other banks in a comparable asset range to Independence, (vii) reviewed financial and stock market data of other banks in a comparable asset range to Harrodsburg, (viii) reviewed certain recent business combinations with banks as the acquired company, which KBW deemed comparable in whole or in part, (ix) performed other analyses which KBW considered appropriate.

Analysis of Recent Comparable Acquisition Transactions.

In rendering its opinion, KBW analyzed certain comparable merger and acquisition transactions of both pending and completed bank transactions. In its analysis KBW compared the acquisition price relative to four industry-accepted ratios: deal price to book value, deal price to tangible book value, deal price to last twelve months’ earnings and premium to core deposits. The analysis included a comparison of the median, high and low of the above ratios for pending and completed acquisitions, based on the following comparable group: (1) all institutions in the comparable group were banking institutions; (2) all transactions in the comparable group were either announced or completed after March 31, 2003 (3) all transactions in the peer group had an asset size of the selling bank between $75 million and $500 million. As a result of these transaction criteria, the following selling bank institutions were used in analyzing comparable transactions:

Selling institutions in comparable merger and acquisition transactions:

First Capital Bankshares Inc.	Peoples First Inc.
Newton Financial Corp	Millennium Bank
E.N.B. Holding Company, Inc.	First & Ocean Bancorp
Home Towne Heritage Bank	Lakes Region Bancorp Inc.
Caledonia Financial Corp.	Grange National Banc Corp.
Community Bancorp Inc.	CSB Financial Corp.

No company or transaction used as a comparison in this analysis is identical to Independence, Harrodsburg or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

The information in the following table summarizes the material information analyzed by KBW with respect to the merger. The summary does not purport to be a complete description of the analysis performed by KBW in rendering its opinion. Selecting portions of KBW’s analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

	Price to Book Ratio (%)	Price to Tangible Book Ratio (%)	Price to last 12 months earnings (x)	Core Deposit Premium (%)
Low Value	212.5	248.0	17.1x	15.30
Median Value	279.7	293.2	24.1x	24.70
High Value	301.2	322.6	31.9x	34.60

	Price to Book Ratio (%)	Price to Tangible Book Ratio (%)	Price to last 12 months earnings (x)	Core Deposit Premium (%)
Consideration paid by Harrodsburg*	261.4	306.5	27.6x	19.10

*	Transaction multiples based upon the acquisition of 77.5% of Independence shares outstanding and not already owned by Harrodsburg.

KBW viewed the aforementioned comparable group as appropriate in deriving a comparable transaction value based on Independence size, capital base and earnings. In addition, KBW viewed the fact that the comparable group contained 12 transactions as being statistically significant for the purposes of comparison. Given that the value of the consideration on an aggregate basis to be paid in the merger, as of the date of the opinion, is with the range of comparable bank transactions on the basis of price to book value, price to tangible book value, price to last twelve months earnings, and core deposit premium, KBW believes that this analysis supports the fairness, from a financial point of view, to Harrodsburg and its stockholders of the consideration to be paid in the merger.

Contribution Analysis. KBW also analyzed the financial statements of Harrodsburg and Independence to determine if the pro forma ownership of the Harrodsburg shareholders in the combined company’s shareholder base was consistent with the financial contribution of Harrodsburg to the combined company, particularly in terms of earnings contribution. The results of the contribution analysis are as follows:

	Acquiror Harrodsburg 09/30/2003	Target Independence 09/30/2003		Pro Forma Combined*	Contribution
					HFFB	Independence
Assets	173,609	103,679		277,288	63%	37%
Loans, Net	117,655	92,033		209,688	56%	44%
Deposits	141,744	86,282		228,026	62%	38%
Equity	20,772	6,550	(1)	27,322	76%	24%

	2004 Est.**	2004 Est.**
Net interest income	5,107	5,038		10,145	50%	50%
Non-interest income	648	1,963		2,611	25%	75%
Non-interest expense	3,868	5,567		9,435	41%	59%
Net income	1,190	621	(1)	1,811	65.7%	34.3%

Basic shares	1,222,978	689,500	(1)	1,912,478	64%	36%
Diluted shares	1,283,052	689,500	(1)	1,972,552	65.0%	35.0%

*	Before merger adjustments
**	Based on management estimates
(1)	Excludes impact from Harrodsburg existing ownership of 22.5% of Independence.

The contribution analysis performed by KBW did not take into account any merger adjustments or cost savings as a result of the merger. In addition, KBW relied on management guidance for estimated earnings for 2004 Harrodsburg and Independence. Based on relative earnings contribution of both Harrodsburg and Independence, KBW concluded that the pro forma ownership of Harrodsburg shareholders in the combined company as a result of the consideration paid to the Independence shareholders was in line with the Harrodsburg earnings contribution to the combined company and further supported the fairness of the consideration paid to Independence.

Discounted Dividend Analysis. KBW performed a discounted dividend analysis to estimate a range of present values per share of Independence’s common stock. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future dividends that Independence could generate through Year 5 of their current business plan (as provided to KBW during due diligence) and (2) the present value of the terminal value, which is a representation of the ongoing value of an entity at a specified time in the future of Independence’s common stock.

In calculating a terminal value of Independence’s common stock, KBW applied terminal multiples in a range of 15.3x – 19.3x to year 5 forecasted earnings. The terminal multiple range is driven from the median multiple of 17.3x derived from comparable group of publicly traded banking institutions located in the Midwest region of the United States and having an assets size below $250 million. KBW then extended the potential range downwards to 15.3x and upwards to 19.3x forecasted year five earnings to provide greater flexibility in assessing a range of potential values. In performing this analysis, KBW used the budget provided by the Independence for the 2004 fiscal year as well as the business plan for the following years. The combined dividend stream and terminal value were then discounted back to September 30, 2003 (the date of most recent financial information when the analysis was performed). KBW established a discount range of 9.3% to 13.3% in terms of the cost of equity. This range was based off an 11.3% discount rate as provided by Ibbotsons Associates, Inc. for a composite of small capitalization financial institutions. Ibbotsons Associates, Inc. is a recognized authority on cost of capital analysis and derives discount rates for various industries based on industry type, size and liquidity. The results of KBW’s analysis are set forth in the following table:

	Terminal Multiple
Discount Rate	15.3x	16.3x	17.3x	18.3x	19.3x
13.3%	$19.51	$20.64	$21.76	$22.89	$24.02
12.3%	$20.38	$21.56	$22.74	$23.92	$25.10
11.3%	$21.30	$22.54	$23.77	$25.00	$26.23
10.3%	$22.27	$23.56	$24.85	$26.14	$27.43
9.3%	$23.30	$24.65	$26.00	$27.35	$28.70

In performing this analysis, KBW assumed that 57% of Independence’s net income would be paid out to shareholders, which consistent with Harrodsburg’s current cash dividend payout ratio to common stockholders. Based on the foregoing criteria and assumptions, KBW determined that the theoretical present value of the Independence’s common stock ranged from $19.51 to $28.70 per share. Given that the value of the consideration on a per share basis to be paid in the merger, as of the date of the opinion, is below the midpoint implied theoretical value of 17.3x forecasted future earnings discounted at 11.3% and is within the range of theoretical values for Independence, KBW believes that this analysis supports the fairness, from a financial point of view, to Harrodsburg and its stockholders of the consideration to be paid to Independence in the merger.

The discount dividend analyses of Independence does not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, projected capital structure, and discount rates.

Based on the above analyses KBW concluded that the consideration was fair, from a financial point of view, to Harrodsburg shareholders. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW’s analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.

In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by Harrodsburg and Independence. In its review, with the consent of the Harrodsburg board of directors, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Harrodsburg or Independence.

The fairness opinion of KBW is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger and does not address the underlying business decision to effect the merger (or alternatives thereto) nor does it constitute a recommendation to any stockholder of Harrodsburg as to how such stockholder should vote with respect to the merger proposal.

Furthermore, KBW expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

KBW is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and Harrodsburg. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

KBW will receive a fee of $75,000 for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of the Proxy Statement/Prospectus, KBW has received $35,000 of such fee; the remainder of the fee is due upon approval by shareholders of the merger. During 2003, KBW received fees of $37,000 for the management of a modified dutch auction for Harrodsburg as well as a $150,000 fee for the issuance of a trust preferred security issued by Harrodsburg.

Opinion of Independence’s Financial Advisor

At a meeting of the Independence Board on January 22, 2004, at which the terms of the proposed merger were discussed and considered, David A. Noyes & Company (“David A. Noyes”) rendered its opinion to the Independence Board that, as of that date, the Exchange Ratio was fair to the Independence Stockholders from a financial point of view. The full text of David A. Noyes’ opinion dated the date hereof is included as Appendix C to this proxy statement.

David A. Noyes, as part of its investment banking business, is regularly engaged in the valuation of commercial bank and thrift securities in connection with mergers and acquisitions, negotiated underwritings and valuations for estate, corporate and other purposes. As specialists in the securities of commercial banking and thrift organizations, David A. Noyes has extensive experience in, and knowledge of, the commercial banking and thrift industries and its participants.

In connection with its opinion, David A. Noyes reviewed, among other things:

•	the Agreement and Plan of Reorganization

•	Consolidated Financial Statements and Independent Auditor’s Reports for Independence for the three years ended December 31, 2002;

•	annual reports on Form 10-KSB of Harrodsburg covering the three years ended September 30, 2003;

•	quarterly reports on Form 10-QSB of Harrodsburg; and

•	certain other communications from Independence and Harrodsburg to their respective stockholders.

David A. Noyes also held discussions with members of the senior management of Independence and Harrodsburg regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, David A. Noyes reviewed the reported price and trading activity for Independence common stock and Harrodsburg common stock, compared certain financial and stock market information for Independence and Harrodsburg with similar information for certain other companies in which securities are publicly traded. David A. Noyes reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as it considered appropriate.

David A. Noyes relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering this opinion. David A. Noyes is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with the Independence board’s consent, that such allowances for each of Independence and Harrodsburg are in the aggregate adequate to cover all such losses. Similarly, David A. Noyes assumed, with the Independence board’s consent and without independent analysis, that the obligations of Independence and Harrodsburg pursuant to derivatives, swaps, foreign exchange, financial instruments and off-balance sheet lending-related financial instruments will not have an adverse effect which would be relevant to its analysis. In addition, David A. Noyes did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities of Independence or Harrodsburg or any of their subsidiaries, and it had not been furnished with any such evaluation or appraisal. David A. Noyes’s opinion as to the fairness of the exchange ratio addressed the ownership position in Harrodsburg to be received by the Independence shareholders pursuant to the exchange ratio on the terms set forth in the agreement and did not address the future trading or acquisition value for the stock of Harrodsburg. David A. Noyes’ considered the relative merits of the merger and certain alternative business strategies. David A. Noyes also assumed, with the Independence Board’s consent, that the merger will be accounted for as a “purchase” under generally accepted accounting principles and that obtaining any necessary regulatory approvals and third party consents for the merger or otherwise will not have an adverse effect on Independence or Harrodsburg pursuant to the merger.

David A. Noyes’s advisory services and the opinion expressed by it were provided for the information and assistance of the Independence Board in connection with its consideration of the transaction contemplated by the Agreement and such opinion did not constitute a recommendation as to how any Independence shareholder should vote with respect to such transaction.

The following is a brief summary of the material financial analyses considered in a presentation to the Independence Board on January 22, 2004 by David A. Noyes in connection with its oral and written opinions as of such date.

Comparative Financial and Market Performance Analysis. In performing a comparative market performance analysis, David A. Noyes analyzed certain operating performance statistics of Independence Bank relative to a group of selected commercial banks based in Indiana with assets between $75 million and $125 million as of June 30, 2003 (the “Noyes Peer Group”):

Noyes Peer Group:

Company Name	City	State
Bank of Evansville	Evansville	IN
Bank of Geneva	Geneva	IN
Bath State Bank	Bath	IN
Bippus State Bank	Huntington	IN
Community State Bank	Avilla	IN
Farmers State Bank	Mentone	IN
First National Bank of Fremont	Fremont	IN
First State Bank of Porter	Porter	IN
First State Bank, Bourbon, Indiana	Bourbon	IN
Fountain Trust Company	Covington	IN
Fowler State Bank	Fowler	IN
Lafayette Community Bank	Lafayette	IN
Napoleon State Bank	Napoleon	IN
North Salem State Bank	North Salem	IN
Ossian State Bank	Ossian	IN
Pacesetter Bank	Hartford City	IN
Peoples Bank	Brownstown	IN
Peoples Trust & Savings Company	Boonville	IN
Peoples Trust Company	Linton	IN
Scott County State Bank	Scottsburg	IN
United Commerce Bank	Bloomington	IN
Wayne Bank & Trust Company	Cambridge City	IN

David A. Noyes analyzed the relative financial performance of Independence Bancorp, the wholly owned operating subsidiary of Independence Bank, by comparing certain financial information of Independence Bancorp with the Noyes Peer Group. Historical financial information used in connection with this analysis was as of, and for the twelve months ended, June 30, 2003:

	Independence Bank	Noyes Peer Group Average	Noyes Peer Group Median
Return on average assets	0.96%	1.00%	0.95%
Return on average equity	9.35%	9.04%	9.01%
Efficiency Ratio	73.62%	69.30%	68.92%
Equity/Assets	11.35%	12.02%	10.35%
Non-performing assets/Assets	0.48%	0.51%	0.38%

Analysis of Other Similar Transactions. David A. Noyes analyzed other similar transactions, in which the seller was a banking company located in Indiana or Kentucky with less than $200 million in assets, announced since January 1, 2000.

The following similar transactions (“M & A Comparables”) were analyzed:

Buyer	Seller
Central Bancshares, Inc	Salt Lick Deposit Bank
Community Trust Bancorp	Citizens National Bank & Trust
Citizens Union Bancorp Shelbyville	Dupont State Bank
Citizens Union Bancorp Shelbyville	Larue Bancshares Inc.
First Capital Inc.	Hometown Bancshares Inc.
First Indiana Corp.	MetroBanCorp
First Merchants Corp.	Decatur Bank & Trust
First Merchants Corp.	Francor Financial Inc.
German American Bancorp	Holland Bancorp, Inc.
MainSource Financial Group	First Community Bancshares Inc.
MainSource Financial Group	Peoples Financial Corp.
Peoples Bancorp Inc.	Kentucky Bancshares Inc.
Piper Holdings Inc.	Heritage Bancshares Inc.

The following table illustrates the results of the analysis of the value of the stock to be received at the exchange ratio.

	Independence	M&A Comparables Average	M&A Comparables Median
Price/Book	249%	183%	172%
Price/Tangible Book	281%	189%	184%
Price/Latest Twelve Months’ Earnings	22.3X	20.9X	22.2X

The foregoing summary does not purport to be a complete description of the analyses performed by David A. Noyes, but describes the material analyses performed thereby. In addition, David A. Noyes believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying the analyses and the opinions. The preparation of a financial adviser’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, David A. Noyes also took into account its assessment of general economic, market, and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. With respect to the comparative financial and market performance and other similar transactions analyses summarized above, no public company utilized as a comparison is identical to Independence or Harrodsburg and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. Any estimates contained in David A. Noyes’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or its securities actually may be sold. None of the analyses performed by David A. Noyes were assigned a greater significance by David A. Noyes than any other.

Independence has entered into an agreement with David A. Noyes relating to the financial advisory services being provided by David A. Noyes in connection with the merger. Independence has paid Noyes a fee of $42,500. If a transaction is consummated, Independence agrees to pay Noyes a final fee of $32,500 upon consummation. Independence has also agreed to indemnify and hold harmless David A. Noyes, its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including, without limiting the generality of the foregoing, reasonable attorneys’ fees, costs and experts’ expenses, arising from or relating to the advice and recommendations given and/or the services performed pursuant to this agreement.

If, in connection with its engagement, David A. Noyes becomes involved in any capacity in any action or legal proceeding, Independence has agreed (a) to reimburse David A. Noyes for its reasonable legal fees, disbursements of counsel and other expenses, and (b) to indemnify and hold David A. Noyes harmless against any losses, claims, damages, or liabilities, joint or several, to which David A. Noyes may become subject in connection its engagement (other than any loss, claims, damage, or liability that a court having jurisdiction determines by a final judgment to have resulted from David A. Noyes’ failure to exercise reasonable or ordinary care, malfeasance or recklessness). In the event that this indemnity is unavailable or insufficient to hold David A. Noyes harmless, then Independence will be required to contribute to amounts paid or payable by David A. Noyes in respect of such losses, claims, damages, and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, Independence and David A. Noyes in connection with the matters as to which such losses, claims, damages, or liabilities relate and other equitable considerations. The agreements of Independence extend to and inure to the benefit of each person, if any, who may be deemed to control David A. Noyes.

Aside from services in connection with this transaction, including earlier evaluations of strategic alternatives, Noyes has not had any previous relationship with Independence, and no compensation has been received other than as described above.

Conditions of the Merger

The respective obligations of Harrodsburg and Independence to effect the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement.

Harrodsburg and Independence must:

•	obtain shareholders approval from both companies;

•	fulfill their obligations under the merger agreement;

•	avoid any material breach of their representations and warranties;

•	obtain a tax opinion from legal counsel;

•	obtain regulatory approvals or nonobjection from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision; the Indiana Department of Financial Institutions, and the Kentucky Department of Financial Institutions;

•	obtain Nasdaq stock market approval to list the 1st Independence Financial shares to be issued in the merger;

•	not have in effect any order, decree, or injunction of a court or agency of competent jurisdiction which would prevent the completion of the merger transactions;

•	do nothing that would have or result in any material adverse effect on the other party; and

•	receive certain officer’s certificates from each other regarding the satisfaction of the merger agreement’s conditions.

You can find details of the conditions to the merger in Article 6 of Appendix A. Harrodsburg and Independence cannot guarantee that all of these conditions will be satisfied or waived.

Federal Income Tax Consequences

General. The following is a description of the material federal income tax consequences of the merger to shareholders of Independence. Patton Boggs LLP, legal counsel to Harrodsburg, will issue a tax opinion at the effective time of the merger confirming the federal income tax consequences described below. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. Accordingly, this description is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Independence common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Independence common stock as part of a “hedge,” “straddle” or “conversion transaction”). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this proxy statement/prospectus, without consideration of the particular facts or circumstances of any holder of Independence common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different.

Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

The Merger. Both the merger and the subsidiary merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended to the date of this proxy statement/prospectus (the “Code”). Accordingly, Harrodsburg, First Financial, Harrodsburg shareholders, Independence and Independence Bank will not recognize any taxable gain or loss as a result of the merger or the bank merger.

The federal income tax consequences of the merger to the Independence shareholders who exchange their shares for Harrodsburg common stock are as follows:

•	the Independence shareholders will not recognize gain or loss on the exchange except with receipt of cash in lieu of fractional shares. See below for the tax consequences of receiving cash in lieu of fractional shares.

•	the Independence shareholders’ tax basis in the Harrodsburg common stock received and any fractional shares deemed received pursuant to the merger will equal such shareholder’s tax basis in the shares of Independence common stock being exchanged; and

•	the holding period of Harrodsburg common stock received will include the holding period of the shares of Independence common stock being exchanged.

Cash in Lieu of Fractional Shares. No fractional shares of Harrodsburg common stock will be issued in the merger. An Independence shareholder who receives cash in lieu of a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Harrodsburg. An Independence shareholder should generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Independence common stock exchanged was held for more than one year.

Closing Tax Opinion. It is a condition precedent to the obligations of Harrodsburg and Independence to effect the merger that they receive an opinion from Patton Boggs LLP, dated as of the effective time of the merger, that each of the merger and the subsidiary merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such opinion will be based upon facts existing at the effective time of the merger and the subsidiary merger, and in rendering such opinion, counsel will require and rely upon facts, representations and assumptions that will be provided by Harrodsburg, Independence and others.

Harrodsburg and Independence will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger and the subsidiary merger, and as a result there can be no assurance that the Internal Revenue Service will agree with any of the conclusions described herein.

Backup Withholding. Non-corporate holders of Independence common stock may be subject to information reporting and backup withholding imposed at a rate of 29% (for 2004) on any cash payments they receive. Independence shareholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal they will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Independence shareholder’s United States federal income tax liability, provided the shareholder furnishes the required information to the Internal Revenue Service.

Reporting Requirements. Independence shareholders who receive Harrodsburg common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting under GAAP. Under this method, Independence’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Harrodsburg. Any difference between the purchase price for Independence and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Harrodsburg in connection with the merger will be amortized to expense. The financial statements of Harrodsburg issued after the merger will reflect the results attributable to the acquired operations of Independence beginning on the date of completion of the merger. Additionally, outstanding stock options exchanged in the merger will be accounted for in accordance with APB No. 25, “Accounting for Stock Issued to Employees.”

Regulatory Approvals

In addition to the approval of the merger agreement by Harrodsburg and Independence shareholders, completion of the merger and the transactions contemplated by the merger agreement is subject to the prior approval of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Indiana Department of Financial Institutions, and the Kentucky Department of Financial Institutions. In reviewing applications under the Bank Holding Company Act and the Bank Merger Act, the Federal Reserve Board and the Federal Deposit Insurance Corporation must consider, among other factors, the financial managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the Federal Reserve Board and the Federal Deposit Insurance Corporation may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive.

Under the Community Reinvestment Act of 1977, the Federal Reserve Board and the Federal Deposit Insurance Corporation must take into account the record of performance of First Financial and Independence Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. First Financial and Independence Bank each received a “satisfactory” rating during their respective last Community Reinvestment Act examinations.

The Indiana Department of Financial Institutions, the Kentucky Department of Financial Institutions, and the Office of Thrift Supervision must also approve the merger.

In addition, a period of up to 30 days must expire following approval by each of the Federal Deposit Insurance Corporations and the Federal Reserve Board, within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. Although the companies believe that the likelihood of such action by the Department of Justice is remote in this merger, there can be no assurance that the Department of Justice will not initiate such proceeding. If such proceeding is instituted or challenge is made, the companies cannot ensure a favorable result.

The companies are not aware of any other regulatory approvals required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by Independence shareholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Subsidiary Merger

In connection with the merger, First Financial and Independence Bank have entered into a plan of merger pursuant to which First Financial will merge with and into Independence Bank, with Independence Bank as the resulting institution. This subsidiary merger is to occur at the same time as the merger and the resulting institution will become a Kentucky state-chartered commercial bank. The resulting institution will be called “1st Independence Bank.” The plan of merger may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the merger agreement is terminated.

Interests of Certain Persons in the Merger That are Different From Your Interests

Some members of Harrodsburg’s and Independence’s management and Harrodsburg’s and Independence’s boards have interests in the merger in addition to their interests as Harrodsburg shareholders or Independence shareholders. The Harrodsburg board and the Independence board were aware of these interests and considered them, among other matters, in approving the merger agreement.

New Employment Agreements. Upon the effective time of the merger, the new combined company, 1st Independence Financial and the resulting institution, 1st Independence Bank, will enter into employment agreements with Arthur L. Freeman, N. William White, R. Michael Wilbourn and Alan D. Shepard.

Mr. Freeman, Chairman of the Board and Chief Executive Officer of Harrodsburg and First Financial, will serve as the Chairman of the Board and Chief Executive Officer of 1st Independence Financial and the Chairman of the Board of 1st Independence Bank. Mr. White, President and Chief Executive Officer of Independence and Independence Bank will serve as the President of 1st Independence Financial and President and Chief Executive Officer of 1st Independence Bank. Mr. Wilbourn, Executive Vice President and Chief Financial Officer of Independence, will serve as Executive Vice President and Chief Financial Officer of 1st Independence Financial and 1st Independence Bank. Additionally, Mr. Shepard, Executive Vice President of Independence, will serve as Executive Vice President, and senior lending officer of 1st Independence Financial and 1st Independence Bank.

For Messrs. Freeman and White (collectively referred to as “Executives”), each employment agreement initially provides for a base salary of $130,000 and an initial term of three years, with automatic one year extensions on each anniversary of the effective date of each agreement unless either of Messrs. Freeman, White, 1st Independence Financial or 1st Independence Bank gives the other notice of its desire to terminate the automatic extension. Upon such termination, each agreement would expire at the end of the current three year term.

Each employment agreement, as with respect to each Executive, will terminate upon the death or termination of employment due to disability of the Executive, in the event of certain regulatory actions, or upon notice by either 1st Independence Financial, 1st Independence Bank, Mr. Freeman (as to his agreement) or Mr. White (as to his agreement), with or without cause. An Executive’s employment agreement will be suspended in the event of the regulatory suspension of his employment.

If an Executive is terminated by 1st Independence Financial or 1st Independence Bank without cause (which is defined in each employment agreement) or if an Executive terminates his employment for just cause (as defined in each Agreement to mean that 1st Independence Financial Group or 1st Independence Bank commits a breach of its obligations under the respective employment agreement and does not timely cure the breach), 1st Independence Financial and 1st Independence Bank will be obligated to pay or provide to the terminated Executive his base salary in effect at the time of termination for the duration of the term of the Agreement in addition to providing health and life insurance and any other retirement and compensation benefit plan coverages in place at the time of termination of employment. Additionally, each Agreement obligates 1st Independence Financial and 1st Independence Bank under such circumstances to also provide the Executive and his immediate family continued health and if applicable, life insurance coverage through the remaining term of the employment agreement.

If an Executive’s employment is terminated by either 1st Independence Financial or 1st Independence Bank for cause (as defined in each employment agreement) or by the Executive for any reason other than just cause (as described above), the Executive shall be entitled to receive his salary and applicable benefits only through the effective date of the termination of his employment.

If an Executive’s employment is involuntarily terminated within two years after a change of control (as defined in each employment agreement), of 1st Independence Financial or 1st Independence Bank then the terminated Executive shall be entitled to receive an amount equal to the product of 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) and any proposed or final regulations thereunder, less the value of any benefits provided or rights accelerated by the change of control, as determined pursuant to Section 280G of the Code.

Each employment agreement also includes a covenant which will limit the ability of the Executive to compete with 1st Independence Financial or 1st Independence Bank in an area encompassing a thirty mile radius from his respective principal home residence.

The employment agreements with Messrs. Wilbourn and Shepard will be materially consistent as the Executive agreements described above, except that Messrs. Wilbourn and Shepard’s shall each receive a base salary of $105,000 and will not be provided coverage under an executive life insurance policy.

Stock Options. Options to acquire Independence common stock have been issued pursuant to the Independence stock option plan. The merger agreement provides that the outstanding options at the time the merger takes effect will be converted into options to purchase one share of common stock of the combined company, 1st Independence Financial. The terms of the new options will be determined as follows:

•	the right to purchase shares of Independence common stock pursuant to the old option will be converted in a new option with the right to purchase that same number of shares of 1st Independence Financial common stock;

•	the option exercise price per share of 1st Independence Financial common stock will be the previous option exercise price per share of Independence common stock; and

•	in all other material respects the new option will be subject to the same terms and conditions as governed the old option on which it was based, including the length of time within which the option will vest and may be exercised.

As of                      , 2004, there were options outstanding for approximately 67,000 shares of Independence common stock that would be converted in the merger as described above. Such options were issued to employees and directors of Independence. See “Ratification of the 2004 Option Plan.”

The following persons who are directors and/or executive officers of Independence before the merger will receive the following options:

Name and Title	Option Grants
Lee Buchanan, Director	3,000
Matthew C. Chalfant, Director	6,750
Steven R. Manecke, Director	5,000
Charles Moore II, Director	3,400
Ronald C. Receveur, Director	3,400
Lawrence Very, Director	3,400
N. William White, Director and Executive Officer	14,000
R. Michael Wilbourn, Executive Officer	5,000
Alan D. Shepard, Executive Officer	5,500

49,450

Advisory Directors. Following the merger, 1st Independence Financial intends to establish an advisory board that will appoint Lee E. Buchanan, Lawrence Very, Anne Marie Galligan, and Tharold Beaver, former directors of Independence and Independence Bank. The advisory board members will receive $500 per month for a period of 24 months.

Indemnification and Insurance. The merger agreement provides that, for a period of three years after the completion of the merger, Harrodsburg will indemnify the directors and officers of Independence and Independence Bank against certain liabilities to the fullest extent that Harrodsburg is permitted to indemnify its directors and executive officers. Furthermore, Harrodsburg has also agreed to use its reasonable best efforts to provide, for a period of three years, subject to certain limitations, directors’ and officers’ liability insurance coverage for persons who were covered by such insurance maintained by Independence and Independence Bank on the date of the merger agreement.

Directorship. Following the merger, 1st Independence Financial board of directors will consist of ten members, five of which are current board members of Harrodsburg and five of which are current board members of Independence. See “Management and Operations After the Merger.”

Other Provisions of the Merger

Although the completion of the merger requires shareholder approval, many provisions of the merger agreement became effective immediately upon its signing. Your vote was not required to make these provisions binding obligations of Harrodsburg and Independence.

Representations and Warranties. Each party has made representations and warranties to the other party with respect to various matters, including its financial statements, capital structure, business, loans, investments, regulatory filings and benefit plans. These representations and warranties must be true and correct upon both signing of the merger agreement and the completion of the merger. A party can terminate the merger agreement if the other party’s representations and warranties are not true and correct, resulting in a material adverse effect on that other party. If the merger is completed, or if the merger agreement is terminated for some unrelated reason, the representations and warranties become void. You can find details of these obligations in Article 4 of Appendix A.

Cooperation and Conduct of Business. Each party has agreed to cooperate in completing the merger and to avoid extraordinary transactions between the signing of the merger agreement and the completion of the merger. In addition, we have agreed not to solicit or encourage a competing transaction to acquire us. However, we can furnish information to or negotiate with someone who makes an unsolicited written bona fide proposal if our advisors determine that it is our boards of directors’ fiduciary duty to do so. These provisions also become void if the merger agreement is terminated, except for those related to confidentiality and shared expenses. You can find details of these obligations in Articles 5 and 6 of Appendix A.

Waiver. Section 8.3 of Article 8 to Appendix A allows either Harrodsburg or Independence to waive (to the extent permitted by law) any condition or obligation of the other party.

Termination. The merger agreement may be terminated by mutual agreement of the parties (even after shareholder approval), or by Harrodsburg or Independence under any of the following circumstances:

•	in response to a material breach which is not cured within 30 days;

•	if the merger is not completed by August 31, 2004;

•	if any required regulatory or shareholder approval is not obtained;

•	if either Harrodsburg’s or Independence’s board of directors withdraws their recommendation to approve the merger agreement or modifies or qualifies their recommendation in a manner adverse to the other party;

•	if either Harrodsburg or Independence enters into another agreement with someone else, in connection with a superior proposal (as defined in the agreement); or

•	if either Harrodsburg’s or Independence’s board of directors determines, after consultation with its advisors, that it is their fiduciary duty to accept such a superior proposal.

•	You can find details of the termination provisions in Section 7.1 of Article 7 to Appendix A.

Termination Fees. If the merger is terminated, Harrodsburg or Independence may be obligated to pay the other party the following fees:

•	Independence will be required to pay Harrodsburg $300,000 if the representations and warranties it has made to Harrodsburg in connection with the merger agreement are not true or correct, or, Independence fails to cooperate with Harrodsburg to complete the merger;

•	Harrodsburg will be required to pay Independence $300,000 if the representations and warranties it has made to Independence in connection with the merger agreement are not true or correct, or Harrodsburg fails to cooperate with Independence to complete the merger;

•	Independence will be obligated to pay Harrodsburg up to $800,000 if Independence’s board of directors withdraws or changes its recommendation to approve the merger agreement in a manner adverse to Harrodsburg, Independence’s board recommends to its shareholders to tender their respective shares to a third party, or Independence enters into or (determines it must enter into) another merger agreement because it receives a superior proposal (as defined in the agreement); or

•	Harrodsburg will be obligated to pay Independence up to $800,000 if Harrodsburg’s board of directors withdraws or changes its recommendation to approve the merger agreement in a manner adverse to Independence, Harrodsburg’s board recommends to its shareholders to tender their respective shares to a third party, or Harrodsburg enters into or (determines it must enter into) another merger agreement because it receives a superior proposal (as defined in the agreement).

You can find details of the termination fee provision in Section 7.2 to Article 7 of Appendix A.

Exchange of Certificates

Harrodsburg will appoint an exchange agent to handle the exchange of Independence stock certificates for 1st Independence Financial stock certificates and the payment of cash for any fractional share. Promptly after the merger is completed, the exchange agent will send to each holder of Independence common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Independence certificates to the exchange agent. Holders of

Independence common stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of Independence common stock will not be entitled to receive any dividends or other distributions payable by 1st Independence Financial after the effective time until their certificates are surrendered. However, when those certificates are surrendered for shares of 1st Independence Financial common stock, any unpaid dividends or distributions will be paid, without interest.

No stock certificates representing fractional shares of 1st Independence Financial common stock will be issued upon the surrender of Independence stock certificates. In lieu of the issuance of any such fractional share, Harrodsburg will pay to each former shareholder of Independence who otherwise would be entitled to receive a fractional share of Harrodsburg common stock an amount in cash, without interest, determined by multiplying the fraction of a share of Harrodsburg common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average share price of the Harrodsburg common stock for the 5 trading-day period prior to the close of the merger.

After completion of the merger, no transfers of Independence common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Independence stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

Harrodsburg will only issue a 1st Independence Financial stock certificate in a name other than the name in which a surrendered Independence stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Independence common stock formerly represented by such Independence stock certificate, and show that you paid any applicable stock transfer taxes.

If your Independence stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Harrodsburg stock certificate to which you may be entitled.

As noted above, you should not send your stock certificate to Harrodsburg or Independence until you have received the letter of transmittal. However, if you cannot locate your stock certificate, please contact                      at Independence at (            )      -             , to make suitable arrangements in advance of the closing of the merger and the exchange of stock certificates.

Independence common stock certificates should not be returned with the enclosed proxy and should not be forwarded to the exchange agent until you receive the transmittal form.

Harrodsburg stock certificates will not be exchanged as part of the merger. Harrodsburg stock certificates will be exchanged for 1st Independence Financial certificates upon a subsequent transfer, or if a Harrodsburg shareholder specifically requests that 1st Independence Financial’s transfer agent make the exchange.

Effective Time of the Merger

The merger will be consummated if the merger agreement is approved by Harrodsburg shareholders, Independence shareholders, Harrodsburg and Independence obtain all required consents, and all other conditions to the merger are either satisfied or waived. The merger will become effective on the date and at the time that the certificate of merger and articles of merger are filed with the Secretaries of State of the States of Delaware and Indiana, respectively, or such late date or time as may be indicated in such certificates. It is currently anticipated that the merger will occur in the second quarter of 2004. Harrodsburg and Independence each has the right to terminate the merger agreement if the merger is not completed by August 31, 2004.

Resale of 1st Independence Financial Common Stock By Affiliates of Independence

The 1st Independence Financial common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any Independence shareholder who may be deemed to be an affiliate of Independence for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of Independence for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) Independence at the time of the special meeting or (2) 1st Independence Financial at or after the effective time of the merger.

Rule 145 will restrict the sale of 1st Independence Financial common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Independence at the time of the special meeting, provided they are not affiliates of 1st Independence Financial at or following the effective time of the merger, may publicly resell any 1st Independence Financial common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Harrodsburg common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to 1st Independence Financial as required by Rule 144. Persons who are affiliates of 1st Independence Financial after the effective time of the merger may publicly resell the 1st Independence Financial common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of 1st Independence Financial common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to 1st Independence Financial’s having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell 1st Independence Financial common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this proxy statement/prospectus is a part nor this proxy statement/prospectus cover any resales of 1st Independence Financial common stock received by persons who may be deemed to be affiliates of Independence in the merger.

Independence has agreed in the merger agreement to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Harrodsburg a letter of agreement intended to ensure compliance with the Securities Act of 1933.

Shareholders Appraisal Rights

All of the Independence shareholders have the right under Indiana law to dissent from the merger and to demand and obtain cash payment of the appraised fair value of their shares of Independence common stock under the circumstances described below. Harrodsburg’s shareholders, whose rights are governed by Delaware law, do not have the right to dissent from the merger and receive cash for the value of their shares, since Harrodsburg’s shares of common stock are quoted on the Nasdaq National Market.

The appraised value that Independence shareholders obtain for their shares by dissenting may be less than, equal to or greater than the value of the 1st Independence Financial common stock you will receive under the merger agreement. If you fail to comply with the procedural requirements of Chapter 44 of the Indiana Business Corporation Law (the “IBCL”), you will lose your rights to dissent and seek payment of the appraised value of the shares.

The following is a summary of the IBCL, which specifies the procedures applicable to dissenting shareholders. This summary is not a complete statement of the law regarding the right of Independence’s shareholders to dissent under Indiana law, and if you are considering dissenting, please review the provisions of the IBCL carefully. The text of the IBCL is attached to this joint proxy statement/prospectus as Appendix E. Independence shareholders should be aware of the following:

To be entitled to dissent and seek appraisal you must:

•	before the vote is taken at the special meeting of Independence shareholders, deliver to Independence written notice of your intent to demand payment for your shares if the merger is effectuated, and

•	not vote in favor of the merger in person or by proxy at the Independence special meeting of shareholders.

If the merger is approved by the Independence shareholders, Harrodsburg will send a notice of dissenters’ rights to those Independence shareholders satisfying the above conditions within ten days after the shareholder approval. The notice will state the procedures that must be followed to exercise dissenters’ rights in accordance with the IBCL.

AN INDEPENDENCE SHAREHOLDER WHO DOES NOT DELIVER WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AND EITHER VOTES AGAINST THE MERGER OR REFRAINS FROM VOTING WILL BE CONSIDERED NOT TO BE ENTITLED TO RIGHTS UNDER THE IBCL.

Independence shareholders who execute and return the enclosed proxy but do not specify a choice on the merger proposal will be deemed to have voted in favor of the merger and, accordingly to have waived their dissenters’ rights, unless they revoke the proxy prior to its being voted.

Upon consummation of the merger, Harrodsburg will pay each dissenting Independence shareholder who has complied with all requirements of the IBCL and of the notice, its estimate of the fair value of the shares. Dissenters can object to the fair value by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value within 30 days after Harrodsburg makes or offers payments for the dissenters’ shares. Harrodsburg can elect to agree to the dissenters’ fair value demand or can commence an action in the Circuit or Superior Court of Floyd County, Indiana, within 60 days after receiving the demand for payment for a judicial determination of the fair value. The court can appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties, and experts, will be assessed against all parties to the action in such amounts as the court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the court finds the fair value of the dissenters’ shares, plus interest, exceeds the amount paid by Harrodsburg.

TO PERFECT RIGHTS OF DISSENT, AN INDEPENDENCE SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AND MUST DELIVER A WRITTEN DEMAND FOR PAYMENT IN ACCORDANCE WITH THE REQUIREMENTS OF THE IBCL. THIS SUMMARY OF THE DISSENTERS’ RIGHTS OF INDEPENDENCE SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX E. ANY INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION DISCLOSED IN APPENDIX E AND CONSULT WITH AN INDEPENDENT INVESTMENT ADVISOR BEFORE EXERCISING RIGHTS OF DISSENT.

Expenses of the Merger

The merger agreement provides that each of Harrodsburg and Independence will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that the expenses of printing this document will be shared equally between Harrodsburg and Independence.

Listing of the 1st Independence Financial Common Stock

Harrodsburg has agreed to cause the shares of 1st Independence Financial common stock to be issued in the merger to be approved for quotation on the Nasdaq National Market before the completion of the merger. The shares will be traded under the symbol “FIFG.”

Shareholder Agreements

As a condition and an inducement to Harrodsburg’s and Independence’s entering into the merger agreement, the directors and executive officers of Harrodsburg and Independence, respectively have entered into shareholder agreements with Independence and Harrodsburg, respectively. Under the shareholder agreements, the directors and executive officers have agreed to vote their shares in favor of approval of the merger agreement and not to vote any of their shares in favor of any other acquisition proposal (as defined in the merger agreement). A copy of the form of shareholder agreement executed by each of these directors and executive officers is attached to this form of shareholder agreement executed by each of these directors and executive officers is attached to this document as Appendix     . These persons have also agreed to take all reasonable actions to consummate the merger and not to sell or otherwise transfer any Harrodsburg or Independence shares owned by them.

MARKET PRICES AND DIVIDENDS

The Harrodsburg common stock currently is traded on the Nasdaq National Market under the symbol “HFFB.” The Independence common stock is not publicly traded.

As of                      , 2004, there were 1,222,978 shares of Harrodsburg common stock outstanding, which were held by approximately              holders of record; and as of the record date for the annual meeting, there were 889,670 shares of Independence common stock outstanding, which were held by approximately 110 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of the Harrodsburg common stock as reported on the Nasdaq National Market and the dividends declared per share of Harrodsburg common stock.

	Market Price		Dividends Declared Per Share
	High	Low
2004
Quarter ended March 31 (through February 25, 2004)	$24.99	$21.05	$
Quarter ended December 31	22.85	18.81		—

2003
Quarter ended September 30	20.75	16.50		0.30
Quarter ended June 30	17.63	14.55		—
Quarter ended March 31	15.14	12.44		0.30
Quarter ended December 31	13.75	10.75		—

2002
Quarter ended September 30	12.49	10.95		0.30
Quarter ended June 30	13.52	11.00		—
Quarter ended March 31	12.03	11.00		0.30
Quarter ended December 31	12.11	10.82		—

Independence shareholders should obtain current market quotations for Harrodsburg common stock as the market price of Harrodsburg’s common stock will fluctuate between the date of this proxy statement/prospectus, the date of the meetings, the date on which the merger is completed and the date you receive your 1st Independence Financial common stock after the completion of the merger. Because the number of shares of 1st Independence Financial common stock that Independence shareholders will elect to receive is fixed and because the market price of 1st Independence Financial common stock will fluctuate, the value of the shares of 1st Independence Financial common stock that Independence shareholders would receive may increase or decrease prior to and after the merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Consolidation of Operations

Upon consummation of the merger, the combined company, 1st Independence Financial, will be headquartered in Harrodsburg, Kentucky. The resulting institution, 1st Independence Bank, will be headquartered in New Albany, Indiana. 1st Independence Bank will have six full service banking offices located in Harrodsburg, Lawrenceburg and Louisville, Kentucky and New Albany, Jeffersonville and Marengo, Indiana. Additionally, 1st Independence Bank will have a mortgage division, Independence Mortgage Group, located in both Louisville, Kentucky and southern Indiana. All of such offices will remain open after the merger. The fiscal year end of 1st Independence Financial shall be December 31.

Directors After the Merger.

Name	Age	Year Became a Director Of Harrodsburg (H) or Independence(I)	Principal Occupation During Last Five Years
Arthur L. Freeman	52	1999(H)	Chairman and CEO of Harrodsburg and First Financial

Jack L. Coleman, Jr.	50	1991(H)	Partner and Majority Shareholder of Colemans Lumber Yard

Thomas Les Letton	51	1985(H)	President of The Letton Company

James W. Dunn	53	2002(H)	Retired

W. Dudley Shryock	47	1998(H)	Certified Public Accountant

N. William White	38	1998(I)	President and CEO of Independence and Independence Bank

Matthew C. Chalfant	40	1998(I)	President of Forms America

Charles Moore II	41	1999(I)	Entrepreneur

Ronald C. Receveur	48	1999(I)	Dentist

Steven R. Manecke	48	1998(I)	Certified Public Accountant/Consultant

Officers After the Merger. Upon completion of the merger, the executive officers of 1st Independence Financial and 1st Independence Bank will be as follows:

•	Arthur L. Freeman – Chairman of the Board and Chief Executive Officer of 1st Independence Financial and Chairman of the Board of 1st Independence Bank;

•	N. William White – President of 1st Independence Financial and President and Chief Executive Office of 1st Independence Bank;

•	R. Michael Wilbourn – Executive Vice President and Chief Financial Officer of 1st Financial Group and 1st Independence Bank; and

•	Alan D. Shepard – Executive Vice President and senior lending officer of 1st Independence Financial and 1st Independence Bank.

Messrs. White, Wilbourn, and Shepard are currently executive officers of Independence and Independence Bank. See – “Interests of Certain Persons in the Merger.”

Certain Beneficial Owners and Management

The following table sets forth, as of the record date, persons or groups who beneficially own more than 5% of the Independence common stock and the beneficial ownership of each director of Independence, and all executive officers and directors of Independence as a group. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock at the record date.

Name and Address of Beneficial Owner**	Amount and Nature of Beneficial Owner(1)	Percent of Shares of Common Stock Outstanding (%)
Lee Buchanan	12,600	1.4

Matthew C. Chalfant(2) P.O. Box 1072 New Albany, IN 47151	64,438	7.2

Tharold Beaver(2)	20,000	2.3

Anne Marie Galligan	6,000	*

Arthur L. Freeman	—	—

Stephen R. Manecke	21,250	2.4

Charles Moore II(2) 101 E. Riverside Drive Jeffersonville, IN	76,149	8.5

Ronald C. Receveur	41,150	4.6

Lawrence Very	13,400	1.5

N. William White	40,625	4.5

Alan D. Shepard	11,750	1.3

R. Michael Wilbourn	6,000	*

All directors and executive officers of Independence as a group (10 persons)	313,362	33.4

(1)	The share amounts also include shares of common stock that the following persons may acquire through the exercise of stock options within 60 days of the record date: Lee Buchanan - 3,000; Matthew C. Chalfant - 6,750; Stephen R. Manecke - 5,000; Charles Moore II - 3,400; Ronald C. Receveur - 3,400; Lawrence Very - 3,400; N. William White - 14,000; Alan D. Shepard - 5,500; and R. Michael Wilbourn - 5,000.
(2)	In regard to Independence’s annual meeting, Messrs. Chalfant, Beaver and Moore, respectively, have been nominated by the board of directors to each serve for a term of three years, if the merger is not completed. Messrs. Chalfant, Beaver and Moore currently serve as directors of Independence. Mr. Beaver is the owner of Utility Cleaning Company headquartered in Marengo, Indiana. For Messrs. Chalfant’s and Moore’s principal occupation during the last five years, please refer to the heading “Directors After the Merger” on page .
*	Less than 1% of the shares outstanding.
**	Addresses of beneficial owners that hold over 5% of the shares outstanding.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

In the merger, Independence shareholders will exchange their shares of Independence for shares of Harrodsburg. Harrodsburg is a Delaware corporation governed by Delaware law and its certificate of incorporations and bylaws, while Independence is an Indiana corporation governed by Indiana law and its articles of incorporation and bylaws. After the merger, the rights of former Independence shareholders will be governed by the Harrodsburg certificate of incorporation and bylaws. Immediately prior to the completion of the merger, Harrodsburg’s current certificate of incorporation will be amended and restated to reflect the new name of the combined company, “1st Independence Financial Group, Inc.” The discussion below of the provisions of Harrodsburg certificate of incorporation refers in each case, to Harrodsburg’s amended and restated certificate of incorporation.

There are significant differences between the rights of shareholders of Harrodsburg and Independence. The following is a summary of the material differences in shareholder rights under the different state laws and the different companies’ certificate or articles of incorporation and bylaws. The following summary is not intended to be a complete statement of all differences of the rights of Harrodsburg’s and Independence’s shareholders. For a complete understanding of all of the differences of these rights, you may wish to review the relevant provisions of the law and the documents discussed below. We will send you a copy of the certificate/articles of incorporation and bylaws of Harrodsburg and Independence without charge at your request.

Capitalization

Harrodsburg. The authorized capital stock of Harrodsburg consists of 5,000,000 shares of common stock, par value ($.10) per share, and 500,000 shares of serial preferred stock, par value $.10 per share.

Independence. The authorized capital stock of Independence Bancorp consists of 5,000,000 shares of common stock, no par value. No preferred stock or other class of stock is authorized.

Voting Rights

Harrodsburg. Each holder of Harrodsburg common stock has the right to cast one vote for each share of Harrodsburg common stock held of record on all matters submitted to a vote of shareholders of Harrodsburg. Harrodsburg’s certificate of incorporation provides that holders of common stock who own or may be considered to own more than 10% of the outstanding shares of common stock can only vote their stock up to the 10% limit.

Independence. Each holder of Independence common stock has the right to cast one vote for each share of Independence common stock held of record on all matters submitted to a vote of shareholders of Harrodsburg.

Size, Classification And Terms Of Board Of Directors

Harrodsburg. Delaware law provides that a corporation can have one or more directors, as provided in its certificate of incorporation or bylaws. Harrodsburg’s certificate of incorporation provides that the board of directors of Harrodsburg shall consist of no fewer than three and no more than 15 members. Currently, the Harrodsburg board consists of 7 members.

Harrodsburg’s certificate of incorporation and bylaws provide that the board of directors of Harrodsburg will be divided into three classes of directors as nearly equal as possible, and the members of each class shall be elected for three years.

Harrodsburg’s certificate of incorporation provides that vacancies may be filled by a vote of two-thirds of directors remaining in office, whether or not a quorum, and any director chosen to fill a vacancy will hold office for a term expiring at the next annual meeting of shareholders.

Harrodsburg’s bylaws provide that no person seventy (70) years of age or older shall be eligible for election, re-election, appointment, or reappointment to the board of directors.

Under Delaware law, shareholders do not have cumulative voting rights for the election of directors unless the corporation’s certificate of incorporation so provides. Harrodsburg’s certificate of incorporation does not provide for cumulative voting.

Independence. Indiana law provides that a corporation can have one or more directors, as provided in its articles of incorporation or bylaws. Independence’s bylaws provide that the board of directors of Independence shall consist of 10 members. Currently, the Independence board consists of 10 members.

Independence’s articles of incorporation provides that the board of directors of Independence will be divided into three classes of directors as nearly equal as possible, and the members of each class shall be elected for three years.

Independence’s bylaws provides that vacancies may be filled by a vote of a majority of directors remaining in office and any director chosen to fill a vacancy will hold office for a term expiring at the next annual meeting of shareholders.

The articles of incorporation of Independence provide that during the entire term of office of a director, each director must: (i) reside with a distance of not to exceed one hundred (100) miles of the main office of the corporation; and (ii) own, in his or her own right or as agent or nominee for a corporate shareholder, un-pledged shares of the capital stock of the corporation having an aggregate fair market value, as determined by the board of directors, of at least sixty thousand dollars ($60,000). Any director who ceases to meet these qualifications shall cease to be a director thirty (30) days after receiving written notice from the corporation of such disqualification, unless such director again qualifies as a director and provides evidence satisfactory to the corporation of such qualification within such thirty (30) day period.

Under Indiana law, the articles of incorporation may provide for cumulative voting rights for those shareholders entitled to vote at an election for directors. Independence Bancorp’s articles of incorporation do not provide for cumulative voting rights.

Removal of Directors

Harrodsburg. Harrodsburg’s certificate of incorporation provides that no member of the board of directors of the corporation may be removed except for cause, and then only by the affirmative vote of at least eighty percent (80%) of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors at a meeting of shareholders called for that purpose.

Independence. The articles of incorporation of Independence provides that any member of the board of directors may be removed from office at any time without cause by the affirmative vote of at least eighty percent (80%) of the outstanding shares of capital stock entitled to vote in the election of directors at a meeting of shareholders called for that purpose.

Amendment of Certificate/Articles and Bylaws

Harrodsburg. Delaware law provides that the board of directors may propose amendments to a corporation’s certificate of incorporation. Proposed amendments must be approved by the affirmative vote of the holders of a majority of shares entitled to vote, and a majority of each class entitled to vote thereon as a separate class, unless the certificate of incorporation requires a larger percentage. Additionally, Delaware law requires that, subject to specified exceptions, amendments must be approved by a separate vote of a class or series of stock whether or not entitled to vote thereon by the certificate of incorporation, if, among other things, the amendment would adversely affect the rights or preferences of such class or series.

Although Harrodsburg’s certificate of incorporation provides generally that amendments to the Harrodsburg certificate may be approved by a majority vote of the aggregate vote that the holders of the Harrodsburg’s capital stock are entitled to cast on the amendment, a vote of at least 80% of the outstanding shares of capital stock eligible to be cast by shareholders at a meeting for election of directors is required for: (1) meetings of shareholders; (2) special meetings of shareholders; (3) shareholder proxies; (4) shareholder nominations and proposals; (5) size and classification of the board of directors; (6) removal of directors; (7) limitations on voting rights; (8) approval and evaluation of certain business combinations; (9) fair price requirements in certain business combinations, (10) liability of directors and officers; (11) indemnification; (12) amendment of the Harrodsburg by-laws; and (13) amendment of the 80% shareholder approval requirement itself.

Independence. Indiana law provides that the board of directors may propose amendments to a corporation’s articles of incorporation. Proposed amendments must be approved by the affirmative vote of the holders of a majority of shares entitled to vote, and a majority of each class entitled to vote thereon as a separate class, unless the articles of incorporation requires a larger percentage. Additionally, Indiana law requires that, subject to specific exceptions, amendments must be approved by a separate vote of a class or series of stock whether or not entitled to vote thereon by the articles of incorporation, if, among other things, the amendment would adversely affect the rights or preferences of such class or series.

Although Independence’s articles or incorporation provides generally that the amendments to the Independence articles may be approved by a majority vote of the aggregate vote that the holders of Independence’s capital stock are entitled to cast on the amendment, a vote of at least 80% of the aggregate vote of capital stock entitled to cast on amendments is required for: (1) qualifications of directors, (2) removal of directors, (3) terms of directors, and (4) voting rights and evaluations on certain business combination.

Indiana law provides that only a corporation’s board of directors may amend or repeal its bylaws, unless the corporation’s articles of corporation provides for shareholder vote. Independence’s articles or incorporation provides that Independence bylaws may be amended by a majority vote of the directors, without the consent of shareholders.

Action by Written Consent

Harrodsburg. Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any action required to be taken at any annual or special shareholders’ meeting may be taken without a meeting, without prior notice and without a vote if approved by written consent of shareholders with not less than the minimum number of votes necessary to take the action at a meeting at which all shares entitled to vote on the action were present and voted. Harrodsburg’s certificate of incorporation prohibits shareholder action by written consent.

Independence. Under Indiana law, any action required to be taken at any annual or special shareholders’ meeting may be taken without a meeting if approved by all the shareholders entitled to vote on the action. Independence’s bylaws provide that any action required to be taken at a shareholders’ meeting may be taken without a meeting, if approved by all shareholders of Independence entitled to vote on such action.

Calling Special Meetings of Shareholders

Harrodsburg. Harrodsburg’s certificate of incorporation provides that special meetings of the shareholders, may be called only by a majority of the board of directors, or by a committee of the board of directors, pursuant to a resolution.

Independence. Independence’s bylaws provide that special meetings of the shareholders may be called by the board of directors, the president, or holders of record of not less than one-fourth of all the shares outstanding and entitled by the articles of incorporation to vote on the business for which the meeting is being called.

Shareholder Proposal and Nomination Procedures

Harrodsburg. Under Harrodsburg bylaws, a shareholder proposal or nomination will be considered at an annual meeting if a shareholder has given timely notice to the secretary of the board of directors not less than 60 days prior to the first anniversary of the preceding year’s annual meeting.

Independence. The Independence’s articles of incorporation provides that any shareholder proposal or nomination will be considered at an annual or special meeting if the shareholder has given timely notice to Independence’s President not less than 10 days nor more than 60 days prior to the date of any shareholders’ meeting;

provided, however, that in the event that less than 20 days notice is given to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the seventh day following the day on which such notice of the date of the annual or special meeting was mailed.

Dividends

Harrodsburg. Harrodsburg’s ability to pay dividends on its common stock is governed by Delaware corporate law. Under Delaware corporate law, unless there are restrictions in the corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding years. Dividends may not be declared, however, if the corporation’s capital is less than the amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Substantially all of the funds available for the payment by Harrodsburg of dividends come from the operations of its respective bank subsidiaries. There are various statutory limitations on the ability of these bank subsidiaries to pay dividends to Harrodsburg.

Independence. Under Indiana law, a board of directors may authorize and the corporation may make distributions to its stockholders, subject to restriction by the articles of incorporation, provided that no distribution may be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s assets would be less than the sum of its total liabilities plus the amount needed, if the corporation were dissolved at the time of the distribution, to satisfy preferential rights, upon dissolution, of stockholders whose preferential rights are superior to those receiving the distribution.

Substantially all of the funds available for the payment by Independence of dividends come from the operations of its respective bank subsidiary. There are various statutory limitations that will limit the ability of Independence’s bank subsidiary to pay dividends to Independence. Independence currently does not pay dividends to its shareholders.

Indemnification

Harrodsburg. Under Delaware law, directors, officers, employees and agents of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement under certain circumstances. In certain types of actions, suits or proceedings, whether they are civil, criminal, administrative or investigative (other than an action by, or in the right of the corporation, i.e., a “derivative action”), such individuals may be indemnified against individual liability if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) resulting from the defense or settlement of such actions. In the case of derivative actions, Delaware law requires court approval before there can be any indemnification when the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits or otherwise of any claim or defense, indemnification is required for expenses (including attorneys’ fees) actually and reasonably incurred.

Expenses incurred by a director, officer, employee or agent of a corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount of any advance if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized by Delaware law.

Harrodsburg’s certificate and bylaws provide for the indemnification of its directors and officers, and of any person serving at the request of Harrodsburg as a director, officer or partner of another enterprise, to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Harrodsburg under the provisions described above. Harrodsburg has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

Independence. Independence is subject to Indiana law with respect to indemnification. Indiana law is substantially the same as Delaware law in this area and Independence’s articles of incorporation contain substantially the same provisions governing indemnification as does Harrodsburg’s certificate of incorporation. However, since Independence is not a public company, it would not be subject to above prohibitions under the Securities Act of 1933.

Business Combinations With Interested Parties

Harrodsburg. Delaware law generally prohibits a stockholder that owns 15% or more of a Delaware corporation’s outstanding voting stock (which we refer to as an interested stockholder) from engaging in specified business combinations involving the corporation during the three years after the time the person became an interested stockholder unless, among other things:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•	upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting outstanding at the time the transaction commenced; or

•	at or subsequent to such time, the business combination is approved by the board of directors and by the stockholders at a meeting by a vote of at least two-thirds of the outstanding voting stock not owned by interested stockholders.

The business combinations subject to such restriction include, with specified exceptions, mergers, consolidations, sales of assets, issuances of stock and transactions providing a financial benefit with or to the interested stockholder. Harrodsburg’s certificate of incorporation contains an election, as permitted by Delaware law, to be exempt from such requirements.

The certificate of incorporation of Harrodsburg requires special approval for certain business combination transactions with a “principal shareholder.” Harrodsburg defines a principal shareholder as a person or company, combined with its respective affiliates, that beneficially owns 10% or more of the outstanding company’s voting stock. Harrodsburg’s certificate of incorporation defines a business combination to include mergers, consolidations, sales of assets, issuance of stock, and transactions providing a financial benefit with or to the interested shareholder.

With exceptions, Harrodsburg’s certificate of incorporation requires that these types of transactions be approved by the affirmative vote of not less than 80% of all of its outstanding voting stock, including the stock held by the interested party. In general, this special voting requirement applies to any merger or consolidation of the company with any interested party, any transaction which has the effect of increasing the proportionate interest of any interested party in the company’s equity securities or any liquidation or dissolution of the company proposed by or on behalf of an interested party.

Harrodsburg’s special voting requirements described above will not apply to any business transaction if the transaction has been approved by two-thirds of Harrodsburg’s board of directors prior to the interested party’s acquisition of beneficial ownership of 10% or more of Harrodsburg’s common stock. These special voting requirements will not apply to any business transaction involving Harrodsburg if after a person becomes an interested party the transaction is approved by 66 2/3% of those members of the Harrodsburg’s board of directors who have no interest in the business transaction; or certain fair price and procedural requirements are met.

The provisions in Harrodsburg’s certificate dealing with interested parties may not be amended without the approval of holders of not less than 80% of Harrodsburg’s voting stock.

Independence. Indiana law contains a business combination provision that is similar to Delaware law. Since, Independence shares are not registered under the Securities Exchange Act of 1934, such provision does not apply to Independence.

Additionally, Indiana law also contains a control share statute that generally prohibits (1) control share acquisition, (2) the disgorgement of profits by certain controlling persons, (3) business transactions with interested stockholders, and (4) the ability of shareholders to “put” their stock following a control transaction. The control statute applies to Independence.

Independence’s articles of incorporation provides that any business combination must be approved by the affirmative vote of at least 80% of the voting stock that is eligible to be cast, which is not approved and recommended by the vote of at least 80% of the Independence’s board of directors. All other business combinations require the majority of the votes eligible to be cast.

Fair Price Provisions

Harrodsburg. The Harrodsburg certificate of incorporation requires that any merger or business combination of Harrodsburg or any of its subsidiaries with a “principal shareholder” or any other corporation that is or would be an affiliate of a principal shareholder, requires the affirmative vote of at least eighty percent (80%) of the voting power of the then-outstanding stock of Harrodsburg entitled to vote, except in cases which either (i) certain price criteria and procedural requirements are satisfied, or (ii) the transaction is recommended to the shareholders by two-thirds of the “continuing director.” A “principal shareholder” is defined under the Harrodsburg certificate of incorporation as any person who or which:

•	is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding stock of Harrodsburg entitled to vote; or

•	is an affiliate of Harrodsburg and at any time within the two-year period immediately prior to the date of any such business combination was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of Harrodsburg entitled to vote; or

•	is an assignee of or has otherwise succeeded to any shares of stock of Harrodsburg entitled to resale which were at any time within the two-year period immediately prior to the date of any such business combination beneficially owned by an such shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

A “continuing director” is defined under Harrodsburg’s certificate of incorporation as those members of Harrodsburg’s board who is not affiliated with a principal shareholder and was a director of Harrodsburg prior to the time the principal shareholder became a principal shareholder.

Independence. Neither Independence’s articles of incorporation or bylaws contain a fair price provision.

RATIFICATION OF 2004 OPTION PLAN

Harrodsburg shareholders are being asked to ratify the 2004 Stock Option Plan. The Harrodsburg board of directors adopted the 2004 Option Plan on February 17, 2004 by unanimous written consent, subject to approval by the shareholders of Harrodsburg at the annual meeting. The ratification of the 2004 stock option plan provides for authorizing the issuance of an additional 300,000 shares of Harrodsburg’s common stock upon the exercise of stock options to be awarded to officers, directors, employees and other persons. The Harrodsburg board of directors is recommending the issuance of these additional shares solely because Harrodsburg has agreed to exchange the options of Independence’s employees, executive officers and directors under the merger agreement. See “The Merger – Interests of Certain Persons in the Merger” for a discussion of who will receive the awards and the amount of the awards. The number of shares available under the plan reflects the total grants agreed to in the merger agreement in addition to additional shares to be issued to officers, directors, employees and other persons from time to time. Currently, there are no plans to grant additional options under the plan except for the 67,000 shares that are to be exchanged in accordance with the merger agreement.

The Harrodsburg board of directors unanimously recommends that Harrodsburg shareholders vote “FOR” the ratification of the 2004 Option Plan.

PURPOSE OF THE 2004 OPTION PLAN

The purpose of the 2004 Option Plan is to enable Harrodsburg to attract officers and other key employees and consultants and to provide them with appropriate incentives and rewards for superior performance. The 2004 Option Plan affords Harrodsburg the ability to respond to changes in the competitive and legal environments by providing Harrodsburg with greater flexibility in key employee and executive compensation. The 2004 Option Plan is intended to encourage stock ownership by recipients by providing for or increasing their proprietary interests in Harrodsburg, thereby encouraging them to remain in the company’s employment. The 2004 Option Plan has been prepared to comply with all applicable tax and securities laws, including Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state and federal tax laws.

DESCRIPTION OF THE 2004 OPTION PLAN

The following general description of certain features of the 2004 Option Plan is qualified in its entirety by reference to the governing plan document which is attached to this proxy statement/prospectus as Appendix G.

General

Officers, directors, employees and other persons who are designated by the compensation committee will be eligible to receive, at no cost to them, awards under the 2004 Option Plan (the “2004 Optionees”). Each award granted pursuant to the 2004 Option Plan shall be evidenced by an instrument in such form as the compensation committee shall from time to time approve. It is anticipated that awards granted under the 2004 Option Plan would constitute either incentive stock options (options meeting the requirements under Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), non-qualified stock options, or performance awards. Option shares may be paid for in cash, shares of Common Stock, or a combination of both. Harrodsburg will receive no monetary consideration for the granting of awards under the 2004 Option Plan. Further, Harrodsburg will receive no consideration other than the option exercise price per share for common stock issued to 2004 Optionees upon the exercise of their options.

Shares issuable under the 2004 Option Plan may be from authorized but unissued shares, treasury shares or shares purchased in the open market. An award which expires, becomes unexercisable, or is forfeited for any reason prior to its exercise or the lapse of any applicable restrictions will again be available for issuance under the 2004 Option Plan. No award or any right or interest therein is assignable or transferable except by will or the laws of descent and distribution. The 2004 Option Plan shall continue in effect for a term of ten years from the 2004 Option Plan effective date.

Types of Options and Awards

The compensation committee may grant incentive stock options, non-qualified stock options, or performance awards. In general, if a 2004 Optionee ceases to serve as an employee of Harrodsburg for any reason other than death, retirement or disability, an exercisable Incentive Stock Option may continue to be exercisable for three months but in no event after the expiration date of the option, except as may otherwise be determined by the compensation committee at the time of the award. In the event of the death of a 2004 Optionee during employment or termination of employment due to disability, an exercisable incentive stock option will continue to be exercisable for one year, to the extent exercisable by the 2004 Optionee immediately prior to the 2004 Optionee’s death or termination of employment due to disability but only if, and to the extent that, a 2004 Optionee was entitled to exercise such incentive stock options on the date of death or termination of employment due to disability. Upon the retirement of a 2004 Optionee, the incentive stock options shall be immediately exercisable for the lesser of one year or the remaining term of such options. In the event of death, termination of employment due to disability, retirement or other termination of service of a 2004 Optionee, exercisable non-qualified stock options shall remain exercisable for six (6) months from such date or if less, for the remaining term of such options.

The exercise price for the purchase of common stock subject to an option may not be less than one hundred percent (100%) of the fair market value of the common stock covered by the option on the date of grant of such option (in regard to incentive stock options issued to a 10% shareholder, may not be less than one hundred ten percent (110%) of the fair market value of the common stock). No more than $100,000 of incentive stock options can become exercisable for the first time in any one year for any one person. The Compensation Committee may impose additional conditions upon the right of a 2004 Optionee to exercise any option granted hereunder which are not inconsistent with the terms of the 2004 Option Plan or the requirements for qualification as an incentive stock option, if such option is intended to qualify as an incentive stock option.

No shares of common stock shall be issued upon the exercise of an option until full payment therefore has been received by Harrodsburg, and no 2004 Optionee shall have any of the rights of a stockholder of Harrodsburg until shares of common stock are issued to such 2004 Optionee.

The 2004 Option Plan provides that the board of directors of Harrodsburg may authorize the compensation committee to direct the execution of an instrument providing for the modification, extension or renewal of any outstanding option, provided that no such modification, extension or renewal shall confer on the 2004 Optionee any right or benefit which could not be conferred on the 2004 Optionee by the grant of a new option at such time, and shall not materially decrease the 2004 Optionee’s benefits under the option without the 2004 Optionee’s consent, except as otherwise provided under the 2004 Option Plan.

Award Grants Under the 2004 Option Plan

The board of directors or the compensation committee shall from time to time determine the officers, directors, employees and other persons who shall be granted options, or performance awards under the 2004 Option Plan, the number of options or performance shares to be granted to any individual, and with respect to options, whether the options granted will be incentive stock options and/or non-qualified stock options. In selecting 2004 Optionees and in determining the number of options to be granted, the Harrodsburg board or the compensation committee may consider the nature of the services rendered by each such individual, each individual’s current and potential contribution to Harrodsburg and such other factors as may be deemed relevant. The 2004 Optionees may, if otherwise eligible, be granted additional options.

Options may be granted to newly appointed or elected non-employee directors within the sole discretion of the 2004 option committee, and the exercise price shall be equal to the fair market value of such common stock on the date of grant. The options granted to non-employee directors on the 2004 Plan effective date will vest 25% as of the date of grant, and thereafter at the rate of 25% as of each one year anniversary of the grant during such period of service as a director. Such options granted to non-employee directors will remain exercisable for up to ten years from the date of grant.

Effect of Mergers, Change of Control and Other Adjustments

Subject to any required action by the shareholders of Harrodsburg, within the sole discretion of the board or pursuant to the board’s delegation of authority or the compensation committee, the aggregate number of shares of common stock for which options may be granted hereunder or the number of shares of common stock represented by each outstanding option will be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares of common stock effected without the receipt or payment of consideration by Harrodsburg. Subject to any required action by the stockholders of Harrodsburg, in the event of any change in control, recapitalization, merger, consolidation, exchange of shares, spin-off, reorganization, tender offer, partial or complete liquidation or other extraordinary corporate action or event, the compensation committee, in its sole discretion, shall have the power, prior to or subsequent to such action or events, to (i) appropriately adjust the number of shares of common stock subject to options, the exercise price per share of such option, and the consideration to be given or received by Harrodsburg upon the exercise of any outstanding options; (ii) cancel any or all previously granted options, provided that appropriate consideration is paid to the 2004

Optionee in connection therewith; and/or (iii) make such other adjustments in connection with the 2004 Option Plan as the compensation committee, in its sole discretion, deems necessary, desirable, appropriate or advisable. However, no action may be taken by the compensation committee which would cause Incentive Stock Options granted pursuant to the 2004 Option Plan to fail to meet the requirements of Section 422 of the Code without the consent of the 2004 Optionee.

The compensation committee will at all times have the power to accelerate the exercise date of all options granted under the 2004 Option Plan. In the case of a change in control of Harrodsburg as determined by the compensation committee in accordance with the terms of the 2004 Option Plan, all outstanding options shall become immediately exercisable. A change in control is defined to include (i) the sale of all, or substantially all, of the assets of Harrodsburg or First Financial; (ii) the merger or recapitalization of Harrodsburg whereby Harrodsburg is not the surviving entity; (iii) a change in control of Harrodsburg as otherwise defined or determined by the Federal Reserve Board or the state banking regulations promulgated governmental agencies having jurisdiction over Harrodsburg; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of Section 13(d) of the 1934 Act and rules and regulations promulgated thereunder) of 25% or more of the outstanding voting securities of Harrodsburg by any person, trust, entity, or group.

In the event of a change in control, the compensation committee and the board of directors will take one or more of the following actions to be effective as of the date of such change in control: (i) provide that such options shall be assumed, or equivalent options shall be substituted, (“Substitute Options”) by the acquiring or succeeding company (or an affiliate thereof), provided that: (A) any such substitute options exchanged for incentive stock options shall meet the requirements of Section 424(a) of the Code, and (B) the shares of stock issuable upon the exercise of such Substitute Options shall constitute securities registered in accordance with the Securities Act of 1933, as amended (“1933 Act”) or such securities shall be exempt from such registration in accordance with Sections 3(a)(2) or 3(a)(5) of the 1933 Act (collectively, “Registered Securities”), or in the alternative, if the securities issuable upon the exercise of such substitute options shall not constitute registered securities, then the 2004 Optionee will receive upon consummation of the change in control a cash payment for each option surrendered equal to the difference between (1) the fair market value of the consideration to be received for each share of common stock in the change in control times the number of shares of common stock subject to such surrendered options, and (2) the aggregate exercise price of all such surrendered options, or (ii) in the event of a transaction under the terms of which the holders of the common stock of the Company will receive upon consummation thereof a cash payment (the “Merger Price”) for each share of common stock exchanged in the change in control transaction, to make or to provide for a cash payment to the 2004 Optionees equal to the difference between (A) the Merger Price times the number of shares of common stock subject to such options held by each 2004 Optionee (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such surrendered options in exchange for such surrendered options.

The compensation committee shall have the power reserved to it in the governing document of the 2004 Option Plan to make adjustments in the number of shares subject to options and canceling options, and make similar adjustments necessitated in connection with the occurrence of an extraordinary corporate action.

Amendment and Termination of the 2004 Option Plan

The board of directors may alter, suspend or discontinue the 2004 Option Plan, except that no action of the board shall increase the maximum number of shares of common stock issuable under the 2004 Option Plan, materially increase the benefits accruing to 2004 Optionees under the 2004 Option Plan or materially modify the requirements for eligibility for participation in the 2004 Option Plan unless such action of the Board shall be subject to approval or ratification by the stockholders of Harrodsburg.

Possible Dilutive Effects of the 2004 Option Plan

The common stock to be issued upon the exercise of options awarded under the 2004 Option Plan may either be from authorized but unissued shares of common stock or shares purchased in the open market. Because the stockholders of Harrodsburg do not have preemptive rights, to the extent that Harrodsburg funds the 2004 Option Plan, in whole or in part, with authorized but unissued shares, the interests of current stockholders may be diluted.

Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2004 Option Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

Non-qualified stock options. Non-qualified stock options granted under the Option Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the 2004 Optionee. A 2004 Optionee generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the 2004 Optionee will recognize ordinary income for federal income tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the 2004 Optionee will be subject to income and other employee withholding taxes. The 2004 Optionee’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the sale price and the 2004 Optionee’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition. In general, there will be no federal income tax deduction allowed to Harrodsburg upon the grant or termination of a non-qualified stock option or a sale or disposition of the shares acquired upon the exercise of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, Harrodsburg will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an 2004 Optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Incentive Stock Options. If an option granted under the Option Plan is treated as an incentive stock option, the 2004 Optionee will not recognize any income upon either the grant or the exercise of the option, and Harrodsburg will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the 2004 Optionee and Harrodsburg will depend primarily upon whether the 2004 Optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the 2004 Optionee to alternative minimum tax liability. If a 2004 Optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date of such option or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, Harrodsburg will not be entitled to a federal tax deduction.

If the 2004 Optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the purchase price, or (2) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income to the 2004 Optionee in the taxable year in which the disposition occurs. However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option.

The exercise of an incentive stock option may subject an 2004 Optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, a 2004 Optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

In general, there will be no federal income tax deductions allowed to Harrodsburg upon the grant, exercise or termination of an incentive stock option. However, in the event an 2004 Optionee sells or disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, Harrodsburg will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the 2004 Optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Performance Shares. A recipient of a performance share award generally will be subject to tax at ordinary income rates on the fair market value of the performance shares reduced by any amount paid by the recipient at such time as the shares are awarded.

Shareholder Ratification

Shareholder ratification of the 2004 Option Plan is being sought to qualify the 2004 Option Plan for the granting of incentive stock options in accordance with the Code, to enable 2004 Optionees to qualify for certain exempt transactions related to the short-swing profit recapture provisions of Section 16(b) of the 1934 Act, to meet the requirements under the rules of the Nasdaq National Market for continued listing of Harrodsburg’s common stock, and to meet the requirements for the tax-deductibility of certain compensation items under Section 162(m) of the Code. An affirmative vote of the holders of a majority of the total votes cast at the meeting in person or by proxy is required to constitute stockholder ratification of this Proposal.

DESCRIPTION OF HARRODSBURG CAPITAL STOCK

General

The authorized capital stock of Harrodsburg consists of 5,000,000 shares of Harrodsburg common stock, par value of $0.10 per share, and 500,000 shares of preferred stock, par value of $0.10 per share. As of                      , 2004 there were 1,222,978 shares of Harrodsburg common stock outstanding and no shares of preferred stock outstanding. Upon completion of the merger, we expect there to be up to 1.9 million shares of Harrodsburg common stock outstanding, based on the outstanding number of shares of Harrodsburg common stock and Independence common stock as of                      , 2004.

The Harrodsburg common stock will represent capital that cannot be withdrawn. In addition, the Harrodsburg common stock will not be an account of an insurable type and will not be insured by the FDIC.

Common Stock

Dividends. Harrodsburg can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. Decisions concerning the payment of dividends on Harrodsburg common stock will depend upon Harrodsburg’s results of operations, financial condition and capital expenditure plans as well as such other factors as the board of directors, in its sole discretion, may consider relevant. In addition, the payment of dividends by Harrodsburg is subject to limitations which are imposed by Delaware law. Holders of Harrodsburg common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds that are legally available. If Harrodsburg issues preferred stock, the holders thereof may have a priority over the holders of the Harrodsburg common stock with respect to dividends.

Voting Rights. Each outstanding share of common stock is entitled to one vote per share. Holders of Harrodsburg common stock do not have any right to cumulate votes in the election of directors. Harrodsburg’s certificate of incorporation provides that holders of common stock who own or may be considered to own more than 10% of the outstanding shares of common stock can only vote their stock up to the 10% limit. Certain matters require an 80% shareholder vote to approve. Those matters are set forth in more detail in “Comparison of the Rights of Shareholders — Amendment to Articles and Bylaws.” If Harrodsburg issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of liquidation, dissolution or winding up of Harrodsburg, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Harrodsburg available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the Harrodsburg common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of Harrodsburg common stock are not entitled to preemptive rights with respect to any shares that may be issued. The Harrodsburg common stock is not subject to redemption.

Preferred Stock

Harrodsburg has not issued any shares of preferred stock. However, preferred stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Anti-Takeover Considerations

Delaware law and the Harrodsburg amended and restated certificate of incorporation and bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change in control of Harrodsburg. For a description of the provisions, see “Comparison of the Rights of Shareholders — Amendment to the Articles and Bylaws,” “— Business Combinations With Interested Parties,” and “— Fair Price Provisions.”

THE SHAREHOLDER MEETINGS

Harrodsburg’s board of directors is using this document to solicit proxies from the holders of Harrodsburg common stock for use at the Harrodsburg annual meeting. Independence’s board of directors is using this document to solicit proxies from the holders of Independence common stock for use at the Independence annual meeting. We are first mailing this document and accompanying form of proxy to Harrodsburg and Independence shareholders on or about                      , 2004.

Times and Places of the Shareholder Meetings; Matters to be Considered at the Shareholder Meetings

Time and Place of the Harrodsburg Annual Meeting:	Time and Place of the Independence Annual Meeting:

[TO BE INSERTED]	[TO BE INSERTED]

Matters to be Considered at the Harrodsburg Annual Meeting. At the Harrodsburg annual meeting, Harrodsburg shareholders will be asked to consider and vote upon:

•	The adoption of the merger agreement and the approval of the issuance of shares of Harrodsburg common stock in the merger;

•	The ratification of 2004 Stock Option Plan;

•	Election of two directors to the Harrodsburg board; and

•	Ratification of BKD, LLP as auditors of Harrodsburg for the fiscal year ending September 30, 2004.

The first two proposals are more fully discussed under the headings “The Merger” on page      and “Ratification of the Harrodsburg 2004 Stock Option Plan” on page     . Both of these proposals must be approved by Harrodsburg shareholders in order to consummate the merger. The last two proposals are more fully discussed under the heading “Additional Information Regarding the Harrodsburg Annual Meeting” on page     .

Harrodsburg shareholders also may consider and vote upon any other matters that may properly come before the Harrodsburg annual meeting, including approval of any adjournment of the annual meeting. As of the date of this document, the Harrodsburg board of directors is not aware of any other business to be presented for consideration at the meeting.

Matters to be considered at the Independence Annual Meeting. At the Independence annual meeting, Independence shareholders will be asked to consider and vote upon:

•	The adoption of the merger agreement, and

•	Election of three directors of Independence’s board.

The first proposal is more fully discussed under the heading “the Merger” on page     . The proposal to elect directors is more fully discussed under the heading “Certain Beneficial Owners and Management” on page     .

Independence shareholders also may consider and vote upon any other matters that may properly come before the meeting, including approval of any adjournment of the meeting. As of the date of this document, the Independence board of directors is not aware of any other business to be presented for consideration at the meeting.

Voting Rights of Shareholders; Votes Required for Approval

Voting Rights of Harrodsburg Shareholders. The Harrodsburg board of directors has fixed the close of business on                      , 2004 as the record date for shareholders entitled to vote at the Harrodsburg meeting. Only holders of record of Harrodsburg common stock on that record date are entitled to vote at the meeting. Each share of Harrodsburg common stock you own entitles you to one vote. On the Harrodsburg record date,              shares of Harrodsburg common stock were outstanding and entitled to vote at the Harrodsburg annual meeting.

Each participant in the Harrodsburg Employee Stock Ownership Plan instructs the trustee how to vote his or her allocated shares. The trustee votes unallocated shares in the manner directed by the majority of the allocated shares for which it received instructions. If a participant does not give timely instructions, the trustee votes the allocated shares in its discretion.

Vote Required for Adoption of the Merger Agreement. The affirmative vote of the holders of a majority of the Harrodsburg common stock is required to adopt the merger agreement and approve the issuance of Harrodsburg common stock in the merger. The Harrodsburg board unanimously recommends that Harrodsburg shareholders vote “FOR” adoption of the merger agreement and approval of the issuance of shares in the merger.

Because adoption of the merger agreement requires the affirmative vote of a majority of the Harrodsburg common stock outstanding, abstentions and failure to vote will have the same effect as votes against the merger. Under the Nasdaq Stock Market rules, your broker may not vote your shares on the merger without instructions from you. Without your voting instructions, a broker non-vote will occur and will have the same effect as a vote against the merger.

The affirmative vote of the holders of a majority of the shares of Harrodsburg common stock present and voting on the matter may approve all other proposals to be considered at the Harrodsburg meeting except the election of directors, which is done by a plurality of the votes cast. See “Additional Information Regarding the Harrodsburg Annual Meeting” on page     .

A majority of shares present may also authorize the adjournment of the Harrodsburg annual meeting. No proxy that is voted against the merger will be voted in favor of adjournment to solicit further proxies in favor of the merger.

Voting Rights of Independence Shareholders. The Independence board of directors has fixed the close of business on                     , 2004 as the record date for shareholders entitled to notice of and to vote at the Independence special meeting. Only holders of record of Independence common stock on the record date are entitled to vote at the Independence special meeting. Each share of Independence common stock you own entitles you to one vote. On the Independence record date, there were 889,690 shares of Independence common stock outstanding and entitled to vote at the Independence annual meeting, held by approximately 110 shareholders of record.

Vote Required for Adoption of the Merger Agreement. The affirmative vote of the holders of a majority of the Independence common stock outstanding is required to adopt the merger agreement. The Independence board recommends that Independence shareholders vote “FOR” adoption of the merger agreement.

Because approval of the Independence proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the Independence common stock outstanding, abstentions and failures to vote will have the same effect as votes against the merger. Under the Nasdaq Stock Market rules, your broker may not vote your shares on the merger without instructions from you. Without your voting instructions, a broker non-vote will occur and will have the same effect as a vote against the merger.

Directors are elected by a plurality of the votes cast. See “Certain Beneficial Owners and Management” on page     .

The presence, in person or by proxy, of at least a majority of the total number of shares of Independence common stock entitled to vote is required to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the shares of Independence common stock present and voting on the matter may authorize the adjournment of the meeting. No proxy that is voted against the merger will be voted in favor of adjournment to solicit further proxies in favor of the merger.

Voting of Proxies; Revocability of Proxies; Proxy Solicitation Costs

Voting of Proxies. You may vote in person at your meeting or by proxy. To ensure your representation at the meeting, please vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting. Remember, if your shares are held in the name of a broker or other nominee, only your broker or such nominee can vote your shares and only after receiving instructions from you on how to vote the shares. Please contact the person responsible for your account and instruct him or her to execute a proxy card on your behalf.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, the persons named as your proxy will vote your shares as you have directed. You may vote for or against the proposal(s) set forth on your proxy card and described in this document or abstain from voting. If you submit your proxy but do not make a specific choice as to how to vote, your proxy will follow the Harrodsburg board’s or Independence board’s recommendation and vote your shares “FOR” the proposal(s).

If any other matters are properly presented for consideration at the Harrodsburg annual meeting or Independence special meeting, the persons named in the relevant form of proxy will have the discretion to vote on those matters in accordance with their best judgment. Neither Harrodsburg nor Independence is aware of any other matters to be presented at its respective shareholders’ meeting other than those described in its notice of meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children — in which case you will receive three separate proxy cards to vote.

Revocability of Proxies. You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date,

•	notifying your company’s secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at your meeting.

If you plan to attend your company’s meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from the nominee, indicating that you were the beneficial owner of common stock on the appropriate record date and giving you the right to vote those.

Do not send in any stock certificates with your proxy cards. As soon as practicable after the completion of the merger, the exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Independence common stock to former Independence shareholders.

ADDITIONAL INFORMATION REGARDING THE HARRODSBURG ANNUAL MEETING

In addition to the adoption of the merger agreement, Harrodsburg shareholders are being asked to vote on the ratification of one benefit plan, the election of two directors, and the ratification of auditors.

Vote Required for Approval of Proposals Other than the Merger. The presence, in person or by proxy, of at least a majority of the total number of shares of common stock entitled to vote is required to constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast. Approval of the amendment of the benefit plan and ratification of the appointment of BKD, LLP requires the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes are counted for purposes of determining a quorum at the meeting; however, abstaining shares will have the same effect as a vote against the approval of the amendment of the benefit plans and ratification of the auditor proposal while non-voted shares will have no effect on the amendment of the benefit plans and ratification of the auditor proposal. Abstentions and non-voted shares will have no effect on the election of directors.

PRINCIPAL HOLDERS

Persons and groups owning in excess of 5% of the common stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”). The following table sets forth, as of the record date, persons or groups who own more than 5% of the common stock. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock at the record date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding (%)
First Federal Savings Bank of Harrodsburg Employee Stock Ownership Plan 104 South Chiles Street Harrodsburg, Kentucky (1)	174,570	14.3

Jack D. Hood 104 South Chiles Street Harrodsburg, Kentucky (2)	82,979	6.6

Jeffrey L. Gendell Tontine Financial Partners, L.P. Tontine Management, L.L.C. 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830(3)	86,376	7.1

(1)	The Employee Stock Ownership Plan (“ESOP”) purchased such shares for the exclusive benefit of plan participants with funds borrowed from the Company. These shares are held in a suspense account and will be allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. The board of directors of the Bank has appointed a committee consisting of non-employee directors Coleman, Letton and Shryock to serve as the ESOP administrative committee (“ESOP Committee”) and to serve as the ESOP trustees (“ESOP Trustee”). The ESOP Committee or the board instructs the ESOP Trustee regarding investment of ESOP plan assets. The ESOP Trustee must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting direction is received, will be voted by the ESOP Trustee as directed by the ESOP Committee. As of the record date, 108,864 shares have been allocated under the ESOP to participant accounts.
(2)	See “Proposal 1 – Election of Directors.”
(3)	The information with respect to Jeffrey L. Gendell, Tontine Financial Partners, L.P., and Tontine Management, L.L.C. (collectively, the “Reporting Persons”) is derived from a Schedule 13D, dated November 17, 2003, which states that the Reporting Persons, through certain of its affiliates, had shared voting power and shared dispositive power with regard to 86,376 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the 1934 Act requires Harrodsburg’s directors and executive officers to file reports of ownership and changes in ownership of their equity securities of Harrodsburg with the Securities and Exchange Commission and to furnish Harrodsburg with copies of such reports. To the best of Harrodsburg’s knowledge, all of the filings by Harrodsburg’s directors and executive officers were made on a timely basis during the 2003 fiscal year. Harrodsburg is not aware of other beneficial owners of more than ten percent of its common stock.

PROPOSAL 3 - ELECTION OF DIRECTORS

The Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of seven members, each of whom also serves as a director of First Financial Bank.

Jack L. Coleman, Jr. and Thomas Les Letton (the “Nominees”) have been nominated by the board of directors for a term of three years (the “Nominees”). The Nominees currently serve as directors for Harrodsburg. The Nominees will serve for their respective terms or until his successor has been elected and qualified.

The persons named as proxies in the enclosed proxy card intend to vote for the election of the Nominees, unless the proxy card is marked to indicate that such authorization is expressly withheld. Should the Nominees withdraw or be unable to serve (which the board of directors does not expect) or should any other vacancy occur in the board of directors, it is the intention of the persons named in the enclosed proxy card to vote for the election of such person as may be recommended to the board of directors by the nominating committee of the board. If there are no substitute nominees, the size of the board of directors may be reduced. Beneficial ownership of directors and executive officers of Harrodsburg, as a group, is also shown in this table.

Name and Title	Age(1)	Year First Elected or Appointed(2)	Current Term to Expire	Shares of Common Stock Beneficially Owned as of , 2004(3)		Percent Owned (%)
BOARD NOMINEES FOR TERM TO EXPIRE IN 2007

Jack L. Coleman, Jr. Director	50	1991	2004	26,851	(4)	2.2

Thomas Les Letton Director	51	1985	2004	29,995	(4)	2.4

DIRECTORS CONTINUING IN OFFICE

Wickliffe T. Asbury, Sr. Executive Vice President of the Bank and Director	52	1989	2005	47,409		3.8

James W. Dunn Director	53	2002	2005	2,293		*

Arthur L. Freeman Chairman of the Board and Chief Executive Officer	52	1999	2006	14,327		1.2

Jack D. Hood Treasurer, Secretary, and Director	54	1976	2006	82,979		6.6

W. Dudley Shryock Director	47	1998	2006	14,061	(4)	1.1

All directors and executive officers of the Company as a group (9 persons)	—	—	—	217,915	(4)	16.6

(1)	At , 2004.
(2)	Refers to the year the individual first became a director of Harrodsburg or First Financial.
(3)	The share amounts also include shares of common stock that the following persons may acquire through the exercise of stock options within 60 days of the record date: Jack L. Coleman, Jr. - 10,000; Thomas Les Letton - 10,000; Wickliffe T. Asbury, Sr. - 25,000; James W. Dunn – 2,000; Arthur L. Freeman - 5,000; Jack D. Hood - 30,000; W. Dudley Shryock - 10,000.
(4)	Excludes 174,570 shares of common stock held by the ESOP for which such individual serves as a member of the ESOP Committee or Trustee Committee and has shared voting power. Such individual disclaims beneficial ownership with respect to such shares held in a fiduciary capacity.
*	Less than 1% of the common stock outstanding.

Biographical Information

The business experience of each director and executive officer of Harrodsburg is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

Nominees:

Jack L. Coleman, Jr. is a partner and majority stockholder of Coleman’s Lumber Yard. He is also a member of the Kentucky House of Representatives for ten years. Mr. Coleman is a member of the Mercer County Chamber of Commerce.

Thomas Les Letton is the President of The Letton Company, Inc., a real estate investment company, Old Bridge, Inc., a golf course and development company, all located in Danville, Kentucky. He is also the secretary of W.F.L., Inc. and affiliates which owns thirteen Papa Johns Pizza franchises.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTORS.

Continuing Directors:

Wickliffe T. Asbury, Sr. is an Executive Vice President of First Financial. Mr. Asbury is also a member of the Anderson County Habitat For Humanity.

James W. Dunn is retired and was the deputy commissioner for employment services for the Commonwealth of Kentucky. He was also co-owner and President of Joy Temporary Services. Mr. Dunn currently serves on the board of directors and is a member of the executive committee of the Bluegrass State Skills Corporation. Additionally, Mr. Dunn serves on the review board of Juvenile Justice.

Arthur L. Freeman is Chairman and Chief Executive Officer of Harrodsburg and First Financial, effective October 1, 1999. Mr. Freeman is a member of the board of directors of Citizens Financial Bank, Inc., a majority owned subsidiary of Harrodsburg and a member of the board of directors of Independence. From January 1998 to September 1999, Mr. Freeman was Commissioner of the Kentucky Department of Financial Institutions. Prior to his appointment as Commissioner, he was the Vice President and Director of Thrift Membership for the Kentucky Bankers Association, following the merger of the Kentucky League of Savings Institutions with the Kentucky Bankers Association in 1995. Mr. Freeman served as President and Executive Director of the Kentucky League for five years and Vice President for two years. He is also past Treasurer of the State YMCA of Kentucky, past Director of the Kentucky School Boards Association and Kentucky School Boards Insurance Trust, founding Director of the Kentucky School Boards Liquid Asset Fund, past Chairman of the Harrodsburg Board of Education, past President of the Mercer Chamber of Commerce, past Director of the Mercer Unit of the American Cancer Society, past Director of the Harrodsburg Municipal Housing Authority, and a past Director of the State Bank and Trust Company. Mr. Freeman is currently a director and treasurer of the Wilderness Trail YMCA and director of the Kentucky Bankers Association.

Jack D. Hood is the Treasurer and Secretary of Harrodsburg and First Financial. Mr. Hood is the Treasurer of the Mercer County Extension Office and a member of the Harrodsburg Rotary Club. Additionally, Mr. Hood was a past Director of the Kentucky League of Savings Institutions and past President of Financial Institution Services of Kentucky. Mr. Hood was previously the President and Chief Operating Officer of Harrodsburg and First Financial.

W. Dudley Shryock is a certified public accountant, practicing in Lawrenceburg, Kentucky. Mr. Shryock is treasurer for the Anderson County Fiscal Court.

Meetings and Committees of the Board of Directors

Harrodsburg’s board of directors conducts its business through meetings of the board and through activities of its committees. All committees act for both Harrodsburg and First Financial. During the fiscal year ended September 30, 2003, the board of directors held twelve regular meetings and two special meetings. No director attended fewer than 75% of the total meetings of the board of directors of Harrodsburg and committees on which such director served during the fiscal year ended September 30, 2003. In addition to other committees, as of September 30, 2003, Harrodsburg had a nominating committee, a salary committee, and an audit committee.

The nominating committee does not have a charter and has not adopted a policy with respect to minimum qualifications for board members. With respect to each individual vacancy, the nominating committee intends to determine the specific qualifications and skills required to fill that vacancy and to complement the existing qualifications and skills of the other board members.

The Nominating Committee is comprised of directors Coleman, Dunn, Letton and Asbury. In accordance with the independence rules of the Nasdaq Stock Market, all such members are independent. Nominations to the Board of Directors made by stockholders must be made in writing to the Secretary and received by Harrodsburg not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of Harrodsburg. Notice to Harrodsburg of such nominations must include certain information required pursuant to the certificate of incorporation. The Nominating Committee, which is not a standing committee, met once during the 2003 fiscal year.

The salary committee is comprised of Directors Coleman, Letton, Shryock and Dunn. The committee meets to review salaries and performance of officers and employees and recommends compensation adjustments and promotions. The committee met once during the fiscal year ended September 30, 2003.

The audit committee is comprised of directors Coleman, Letton, Shryock and Dunn. The Audit Committee meets once a year before a regular board meeting with the auditors of the Company to discuss the results of the annual audit and any related matters. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with rules of the Nasdaq Stock Market. The Board of Directors has adopted a written Audit Committee Charter. The Audit Committee is a standing committee and responsible for developing and maintaining the Company’s audit program. In addition to one regularly scheduled meeting annually, the Audit committee is available either as a group or individually to discuss any matters that might affect the financial statements, internal controls or other financial aspects of the operations of Harrodsburg. Harrodsburg’s written audit committee charter is attached as Appendix F to this proxy statement/prospectus.

Audit Committee Report

Review of Audited Financial Statements with Management.

The audit committee reviewed and discussed the audited financial statement for the year ended September 30, 2003 with the management of Harrodsburg.

Review of Financial Statements and Other Matters with Independent Accountant.

The audit committee discussed with BKD, LLP (“BKD”), Harrodsburg’s independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61 (Communications with Audit Committees), as may be modified or supplemented. The audit committee has received the written disclosures and the letter from BKD required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with BKD its independence. Effective October 1, 2003, Harrodsburg’s independent auditors for the year ended September 30, 2003, EKW & Associates llp (“EKW & Associates”) merged with the public accounting firm of BKD. EKW & Associates now operates under the new name of BKD. Unless the context indicates otherwise, all references to BKD refer to EKW & Associates.

The Audit Committee considered whether the provision of the non-audit services listed under “All Other Fees” below was compatible with maintaining BKD’s independence. The Audit Committee approved all fees paid to BKD in fiscal 2003 and 2002. Fees paid to BKD for the last two fiscal years ended December 31st were as follows:

	2003($)	2002($)
Audit Fees(1)	58,000	37,900
Audit-Related Fees	—	—
Tax Fees(2)	4,460	2,900
All Other Fees(3)	21,995	7,200

(1)	Audit fees consist of fees for professional services rendered for the audit of the Harrodsburg’s financial statements and review of financial statements included in the Harrodsburg’s quarterly reports and services normally provided by BKD in connection with statutory and regulatory filings or engagements.
(2)	Tax services fees consist of compliance fees for the preparation of state and federal tax returns.
(3)	For 2003, all other fees consisted of services primarily in regard to Federal Reserve reporting ($12,000), and fees in connection with Harrodsburg’s dutch tender offer and issuance of trust preferred securities ($9,995). In 2002, all other fees consisted primarily of consultant services related to First Financial’s employee stock ownership plan.

Recommendation that Financial Statements be Included in Annual Report.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in Harrodsburg’s Annual Report on Form 10-KSB for the year ended September 30, 2003, for filing with the Securities and Exchange Commission.

Audit Committee:

W. Dudley Shryock, Chairman

Jack L. Coleman, Jr.

Thomas Les Letton

James W. Dunn

Director Compensation

For the fiscal year ended September 30, 2003, each member of the board of directors of Harrodsburg received a fee of $750 per month, which included a fee of $500 per month from First Financial. No additional fees are paid for committee meetings. For the fiscal year ended September 30, 2003, fees paid to all directors totaled approximately $63,000.

In 1999, under Harrodsburg’s current stock option plan, Mr. Freeman was granted options to acquire 5,000 shares of Common Stock. The exercise price of the options is the fair market value of Harrodsburg’s Common Stock on the date of grant. The options granted to Mr. Freeman are exercisable at the rate of 20% commencing on November 15, 1999. See “— Stock Awards”.

Executive Compensation

Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by the Chairman of the Board and the Chief Executive Officer of Harrodsburg. No other executive officer of Harrodsburg had a salary and bonus during the fiscal year ended September 30, 2003 that exceeded $100,000 for services rendered in all capacities to Harrodsburg and First Financial.

	Year	Annual Compensation			All Other Compensation
Name and Principal Position		Salary($)	Bonus($)	Other Annual Compensation($)(1)
Arthur L. Freeman Chairman of the Board and Chief Executive Officer	2003 2002 2001	101,550 99,300 97,875	— — —	9,000 9,000 9,000	19,934 11,790 14,388	(2)

(1)	Constitutes director fees.
(2)	Includes $1,614 in 401(k) matching contributions made by Harrodsburg and 1,832 shares allocated to Mr. Freeman’s account pursuant to the ESOP at a cost of $10 per share (with an aggregate market value of $36,127).

Employment Agreement. Harrodsburg and First Financial entered into a three year employment agreement (the “Agreement”) with Arthur L. Freeman. Under the Agreement, Mr. Freeman’s employment may be terminated for “just cause” as defined in the Agreement. If Mr. Freeman is terminated without just cause, he will be entitled to a continuation of his salary from the date of termination through the remaining term of the Agreement but not less than one year’s salary. In the event of the termination of employment in connection with any change in control of Harrodsburg or First Financial during the term of his Agreement, Mr. Freeman will be paid a lump sum amount equal to 2.99 times his five year average taxable compensation. In the event of a change in control at September 30, 2003, Mr. Freeman would have been entitled to a lump sum payment of approximately $300,000.

Stock Awards. The following table sets forth information with respect to previously awarded stock options to purchase the Common Stock granted to Mr. Freeman and held by him as of September 30, 2003. Harrodsburg has not granted Mr. Freeman any stock appreciation rights.

Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercise In- The-Money Option at FY- End ($) Exercisable/Unexercisable
Arthur L. Freeman	—	—	4,000/1,000	23,680/15,920	(1)

(1)	Based upon an exercise price of $13.50 per share and estimated price of $19.42 at September 30, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

First Financial and Citizens First Financial, Inc., like many financial institutions, has followed a policy of granting various types of loans to officers, directors, and employees. The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the bank’s other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features.

PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF AUDITORS

At the meeting, stockholders will consider and vote upon the appointment of independent auditors for the fiscal year ending September 30, 2004. BKD was Harrodsburg’s independent auditors for the fiscal year ended September 30, 2003. The board of directors has approved the selection of BKD, as its independent auditors for the fiscal year ending September 30, 2004, subject to ratification by Harrodsburg’s shareholders. A representative of BKD is expected to be present at the Meeting to respond to stockholders’ questions and will have the opportunity to make a statement if he or she so desires.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS REQUIRES THE APPROVAL OF A MAJORITY OF THE VOTES CAST BY HARRODSBURG’S SHAREHOLDERS AT THE MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS HARRODSBURG’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2004.

LEGAL MATTERS

The validity of the Harrodsburg common stock to be issued in the merger and the federal income tax consequences of the merger will be passed upon by Patton Boggs LLP, Washington, DC.

EXPERTS

The consolidated financial statements of Harrodsburg as of September 30, 2003 and 2002, and for each of the years in the two-year period ended September 30, 2003, have been incorporated by reference herein from Harrodsburg’s annual report on Form 10-KSB for the year ended September 30, 2003 in reliance on the report of BKD, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as an expert in accounting and auditing.

The financial statements of Independence as of December 31, 2003 and 2002, and for each of the two years in the period ended December 31, 2003 included in this proxy statement/prospectus have been audited by Crowe Chizek and Company LLC, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Harrodsburg. If the merger transaction is not approved, Harrodsburg expects that its 2005 annual meeting will be held in January 2006. A shareholder who wants to present a proposal to be considered for inclusion in Harrodsburg proxy materials for the 2005 annual meeting of shareholders must submit that proposal in writing no later than August     , 2005. A shareholder who wants to present a proposal to be considered at that annual meeting, but not through Harrodsburg’s proxy materials, must submit that proposal in writing on or before November     , 2005. Either type of proposal must be sent to the secretary at Harrodsburg’s office, 104 South Chiles Street, Harrodsburg, Kentucky 40330-1620 according to the dates specified above.

1st Independence Financial. 1st Independence Financial expects to hold its annual meeting of shareholders approximately one year after the date of this meeting. A shareholder who wants to present a proposal to be considered for inclusion in 1st Independence Financial proxy materials for the 2005 annual meeting of shareholders must submit that proposal in writing no later than                     , 2005. A shareholder who wants to present a proposal to be considered at that annual meeting, but not through 1st Independence Financial’s proxy materials, must submit that proposal in writing on or before                     , 2005. Either type of proposal must be sent to the secretary at 1st Independence Financial’s office, 104 South Chiles Street, Harrodsburg, Kentucky 40330-1620 according to the dates specified above.

WHERE YOU CAN FIND MORE INFORMATION

Harrodsburg file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. You may read and copy any reports, proxy statements or other information filed by Harrodsburg at the Commission’s public reference room in Washington, DC, which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Harrodsburg’s Commission filings are also available to the public from document retrieval services, and the Commission’s Internet website (http://www.sec.gov).

Harrodsburg has filed with the Commission a registration statement on Form S-4 under the Securities Act of 1933 and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the Commission’s rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

The Commission allows Harrodsburg to “incorporate by reference” into this document, which means that Harrodsburg can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Harrodsburg incorporates by reference the documents filed by them with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the election deadline date.

Harrodsburg SEC Filings (File No. 0-26750)	Period
Annual Report on Form 10-KSB	Year ended September 30, 2003
Quarterly Report on Form 10-QSB	Quarter ended December 31, 2003

You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Harrodsburg at the following addresses:

Harrodsburg First Financial Bancorp, Inc.

104 South Chiles Street

Harrodsburg, Kentucky 40330-1620

Attention: Arthur L. Freeman

(859) 734-5452

To obtain timely delivery, you should request desired information by                     , 2004.

All information contained in this joint proxy statement/prospectus or incorporated herein by reference with respect to Harrodsburg was supplied by Harrodsburg, and all information contained in this joint proxy statement/prospectus with respect to Independence was supplied by Independence.

You should rely only on the information contained or incorporated by reference in this document. Harrodsburg has not authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, Harrodsburg is not making an offer to sell or soliciting an offer to buy any securities other than the Harrodsburg common stock to be issued by Harrodsburg in the merger, and neither Harrodsburg nor Independence is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

HARRODSBURG FIRST FINANCIAL BANCORP, INC.,

FIRST FINANCIAL BANK,

INDEPENDENCE BANCORP,

AND

INDEPENDENCE BANK

January 22, 2004

i

		Page
8.10	Severability.	49
8.11	Enforcement of the Agreement.	49
8.12	Interpretation.	49
8.13	Assignment.	49

Exhibits Omitted:

Exhibit A	- Form of Shareholder Agreements
Exhibit B	- Plan of Merger between First Financial and Independence Bank
Exhibit C	- Form of Affiliate Agreement
Exhibit D-1-4	- Form of Employment Agreement

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is dated as of January 22, 2004, by and among Harrodsburg First Financial Bancorp, Inc., a Delaware corporation (“Harrodsburg”), First Financial Bank (“First Financial”), Independence Bancorp, an Indiana corporation (“Independence”), and Independence Bank.

WHEREAS, Harrodsburg and Independence desire to combine their respective holding companies through a tax-free merger such that the respective shareholders of Harrodsburg and Independence will have an equity ownership in the combined holding company;

WHEREAS, it is intended that to accomplish the combination, Independence will be merged with and into Harrodsburg, with Harrodsburg being the Surviving Corporation (the “Merger”);

WHEREAS, immediately following consummation of the Merger, it is contemplated that Harrodsburg’s savings bank subsidiary, First Financial, will be merged with and into Independence’s state chartered bank subsidiary, Independence Bank, with Independence Bank as the Resulting Institution (as defined herein) (the “Bank Merger”);

WHEREAS, following the Merger, Harrodsburg will continue to hold a majority interest in Citizens Financial (as defined herein), a Kentucky-chartered commercial bank;

WHEREAS, it is intended that for federal income tax purposes the Merger and the Bank Merger will qualify as tax-free reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as a material inducement to Harrodsburg and First Financial to enter into this Agreement, and simultaneously with the execution of this Agreement and, as a material inducement to Independence and Independence Bank to enter into this Agreement and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Exhibit A hereto (collectively, the “Shareholder Agreements”) pursuant to which they have agreed, among other things, to vote their shares of Harrodsburg Common Stock or Independence Common Stock, as the case may be, in favor of this Agreement and the Transactions;

WHEREAS, the respective Boards of Directors of each of Harrodsburg, First Financial, Independence, and Independence Bank have determined that it is in the best interests of their respective companies and their shareholders to consummate the Transactions provided for in this Agreement.

NOW, THEREFORE, in consideration of such inducements and of the mutual promises and agreements contained herein, the Parties (as defined herein) agree as follows:

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ARTICLE 1

Definitions and Rules of Interpretation

The following meanings shall apply for purposes of this Agreement.

1.1 Definitions.

“Affiliate” means any individual, partnership, corporation, entity or other Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Person specified.

“Agreement” means this Agreement and Plan of Reorganization.

“Applicable Law” means any domestic or foreign, federal, state, or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline, or other requirement applicable to Independence or Independence Bank or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

“Articles of Merger” or “Certificate of Merger” means the certificate of merger to be executed and filed by Harrodsburg with the Secretaries of State of Indiana and Delaware pursuant to the IBCL (as defined herein) and the DGCL (as defined herein), respectively, to make the Merger effective.

“Bank Merger” means the merger of First Financial with and into Independence Bank with Independence Bank being the Resulting Institution.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized by the United States Government or any day on which banking institutions in the Commonwealth of Kentucky are authorized to close.

“Charter” means the primary organizational document of any entity, whether designated as “Articles of Incorporation,” “Certificate of Incorporation” or otherwise.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Citizens Financial” means Citizens Financial Bank, a Kentucky chartered commercial bank that is a majority owned subsidiary of Harrodsburg.

“Closing” means the closing of the Transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Common Stock” means the common stock of any entity that has only one authorized class of common stock.

“DGCL” means the Delaware General Corporation Law.

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“Dissenting Shares” has the meaning set forth in Section 3.4.

“DOL” means United States Department of Labor.

“Effective Time” means the time that the Merger becomes effective under the DGCL, as set forth in the Certificate of Merger.

“Environmental Laws” has the meaning set forth in Section 4.1(t).

“Encumbrance” means any Lien, claim, charge, restriction, security interest, rights of third parties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.1(l)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Illinois Stock Transfer Company.

“Exchange Fund” has the meaning set forth in Section 3.1.

“Exchange Ratio” has the meaning set forth in the definition of “Merger Consideration” herein.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“First Financial” means First Financial Bank (formerly named First Federal Savings Bank), a federally chartered stock savings bank, which is a wholly-owned subsidiary of Harrodsburg.

“GAAP” means generally accepted accounting principles applied consistently with prior practices.

“Governmental Entity” means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Harrodsburg” has the meaning set forth in the Recitals to this Agreement.

“Harrodsburg Acquisition Agreement” has the meaning set forth in Section 7.1(h)(ii).

“Harrodsburg Acquisition Proposal” has the meaning set forth in Section 5.6(b).

“Harrodsburg Benefit Plans” has the meaning as set forth in Section 4.2(l)(i).

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“Harrodsburg Board” means the Board of Directors of Harrodsburg.

“Harrodsburg Common Stock” means the common stock, “$.10 par value per share, of Harrodsburg.

“Harrodsburg Companies” means Harrodsburg and its Subsidiaries (as defined herein), First Financial and Citizens Financial.

“Harrodsburg Loan Property” has the meaning set forth in Section 4.2(s)(ii).

“Harrodsburg Options” means each option to purchase Harrodsburg Common Stock under the Harrodsburg Option Plan.

“Harrodsburg Option Plan” means the Harrodsburg 1996 Stock Option Plan.

“Harrodsburg Regulatory Authority” has the meaning set forth in Section 4.2(k)(c).

“Harrodsburg RSP Plan” means the First Federal Savings Bank Restricted Stock Plan and Trust Agreement.

“Harrodsburg Securities Documents” has the meaning set forth in Section 4.2(e).

“Harrodsburg Shareholders Meeting” means the meeting of Harrodsburg shareholders to be held by Harrodsburg to approve the Agreement and the Transactions.

“Harrodsburg Subsidiaries” means First Financial and Citizens Financial.

“Harrodsburg Superior Proposal” has the meaning set forth in Section 5.6(b).

“Hazardous Substance” has the meaning set forth in Section 4.1(t).

“Harrodsburg Trust Documents” mean the Operative Agreements entered into by Harrodsburg on March 26, 2003 in connection with the issuance of $5.0 million of trust preferred securities.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IBCL” means the Indiana Business Corporation Law.

“Indemnifying Party” or “Indemnified Parties” has the meanings set forth in Section 5.13(a).

“Independence” has the meaning set forth in the Recitals to this Agreement.

“Independence Acquisition Agreement” has the meaning set forth in Section 7.1(h)(i).

“Independence Acquisition Proposal” has the meaning set forth in Section 5.6(a).

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“Independence Bank” means an Indiana state chartered bank that is wholly-owned by Independence.

“Independence Benefit Plans” has the meaning set forth in Section 4.1(l)(i).

“Independence Board” means the Board of Directors of Independence.

“Independence Certificates” means the certificates, which represent shares of Independence Common Stock.

“Independence Consolidated Financial Statements” has the meaning set forth in Section 4.1(e).

“Independence Common Stock” means the common stock, no par value per share, of Independence.

“Independence Companies” means Independence and its wholly-owned Subsidiary, Independence Bank.

“Independence Loan Property” has the meaning set forth in Section 4.1(t)(ii).

“Independence Options” means each option to purchase Independence Common Stock under the Independence Option Plan.

“Independence Option Plan” means the Independence Stock Option Plan.

“Independence Regulatory Authority” has the meaning set forth in Section 4.1(k).

“Independence Shareholders Meeting” means the meeting of Independence shareholders to be held by Independence to approve the Agreement and the Transactions.

“Independence Superior Proposal” has the meaning set forth in Section 5.6(a).

“Independence Trust Documents” mean the Operative Agreements entered into by Independence on March 26, 2003 in connection with the issuance of $4.0 million of trust preferred securities.

“Insurance Amount” has the meaning set forth in Section 5.13(c).

“IRS” means the Internal Revenue Service, or any successor thereto.

“Liens” mean any change, mortgage, pledge, security interest, restriction, claim, lien or Encumbrance.

“Material Adverse Effect” means, with respect to Harrodsburg or Independence any effect that (i) is material and adverse to the financial position, results of operations or business of Harrodsburg and its Subsidiaries taken as a whole or Independence and its Subsidiary taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Harrodsburg and its Subsidiaries or Independence and its Subsidiary to perform their respective obligations under

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this Agreement or otherwise materially impede the consummation of the Transactions; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (c) changes in general economic conditions affecting financial institutions and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Transactions or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP, and (e) the effects of any action or omission taken by either Harrodsburg or Independence with the prior consent of the other party or as otherwise contemplated by the Agreement.

“Merger” means the merger of Independence with and into Harrodsburg, with Harrodsburg being the Surviving Corporation.

“Merger Consideration” means one share of Harrodsburg Common Stock for each share of Independence Common Stock (the “Exchange Ratio”), provided that cash, without interest, is to be paid in lieu of any fractional share, which shall be determined by multiplying (i) the average of the closing-sale prices of Harrodsburg Common Stock on the Nasdaq National Market as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed as an Arabic number) of Harrodsburg Common Stock.

“Operative Agreements” mean the Indenture Agreement, Amended and Restated Trust Agreement, and Guarantee Agreement that Harrodsburg and Independence each entered into in connection with the issuance of the respective party’s trust preferred securities.

“OTS” means the Office of Thrift Supervision of the U.S. Department of the Treasury or any successor thereto.

“Party” means Harrodsburg, First Financial, Independence or Independence Bank, whichever is applicable.

“Pension Plan” has the meaning set forth in Section 4.1(l)(ii).

“Person” means any individual, corporation, company, partnership (limited or general) joint venture, association, trust or other entity or similar contractual arrangement or relationship.

“Plan of Merger” means the document providing for the merger of First Financial with and into Independence Bank, substantially in the form of Exhibit B hereto.

“Previously Disclosed” means disclosed in a written disclosure schedule delivered on or prior to the date hereof by the disclosing Party to the other Party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

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“Proxy Statement” means the joint proxy statement/prospectus to be delivered to shareholders of Harrodsburg and Independence in connection with the solicitation of their approval of the Agreement and the Transactions.

“Registration Statement” means the Registration Statement on Form S-4 (including the Proxy Statement) with respect to shares of Harrodsburg Common Stock to be issued in the Merger.

“Regulatory Reports” means all reports, including the Harrodsburg Securities Documents, which a Party or any of its Subsidiaries is required to file with any Governmental Entity.

“Resulting Institution” means Independence Bank after the Bank Merger.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of Harrodsburg or Independence, as the case may be.

“Subsidiary” has the meaning assigned to it in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” means Harrodsburg after the Merger.

“Transactions” means the transactions contemplated by this Agreement, including the Merger and Bank Merger.

“Transferred Employees” has the meaning set forth in Section 5.12(a).

ARTICLE 2

The Merger and Bank Merger

2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time, Independence shall merge with and into Harrodsburg. Harrodsburg shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Independence shall terminate.

2.2 Effective Time. The Merger shall become effective as of the time and date as set forth in the Certificate of Merger and the Articles of Merger, which shall be filed with the Secretaries of State of Indiana and Delaware, respectively, on the Closing Date.

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2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 252 of the DGCL.

2.4 Conversion of Independence Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Independence or Harrodsburg:

(a) Each share of Independence Common Stock outstanding immediately prior to the Effective Time (other than shares of Independence Common Stock held directly or indirectly by Independence or Harrodsburg (except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any), shall be converted into the right to receive the Merger Consideration.

(b) Each share of Independence Common Stock issued, outstanding and held by Harrodsburg immediately prior to the Effective Time shall be cancelled as of the Effective Time. Additionally, each share of Independence Common Stock that, immediately prior to the Effective Time, is held as treasury stock of Independence, shall by virtue of the Merger be cancelled and shall cease to exist.

(c) All shares of Independence Common Stock converted into Harrodsburg Common Stock pursuant to this Article 2 shall no longer be outstanding and shall cease to exist as of the Effective Time, and each Independence Certificate previously representing any such shares of Independence Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Harrodsburg Common Stock and (ii) cash in lieu of fractional shares into which the shares of Independence Common Stock represented by such Independence Certificate have been converted pursuant to this Section 2.4. Independence Certificates previously representing shares of Independence Common Stock shall be exchanged for certificates representing whole shares of Harrodsburg Common Stock and cash in lieu of fractional shares issued in consideration therefore upon the surrender of such Independence Certificates in accordance with Section 3.2, without any interest thereon.

2.5 Harrodsburg Common Stock. At and after the Effective Time, each share of Harrodsburg Common Stock outstanding immediately prior to the Closing Date shall remain an outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.6 Treatment of Independence Stock Options. At the Effective Time, the vested and unvested Independence Options which are then outstanding shall cease to represent a right to acquire shares of Independence Common Stock and shall be converted automatically into an option to purchase shares of Harrodsburg Common Stock, and Harrodsburg shall assume the Independence Options, in accordance with the terms of the Independence Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Harrodsburg and the Compensation Committee of its Board of Directors shall be substituted for Independence and the committee of the Board of Directors of Independence (including, if applicable, the entire Board of Directors of Independence) administering such Independence Option Plan, (ii) the Independence Options assumed by Harrodsburg may be exercised solely for shares of Harrodsburg Common Stock, (iii) the number of shares of Harrodsburg Common Stock subject to such Independence Options shall be equal to the number

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of shares of Independence Common Stock subject to such Independence Options immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Harrodsburg Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under such Independence Options shall be adjusted by dividing the per share exercise price under the Independence Options by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, the Independence Options which are an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Harrodsburg and Independence agree to take all necessary steps to effect the foregoing provisions of this Section 2.6.

2.7 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Harrodsburg shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, except that such Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be 1st Independence Financial Group, Inc.

2.8 By-Laws. At the Effective Time, the By-Laws of Harrodsburg shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.9 Tax Consequences. It is intended that the Merger and the Bank Merger each shall constitute a tax-free reorganization within the meaning of Section 368(a)(i)(A) of the Code, and that this Agreement shall constitute a “plan of reorganization.”

2.10 Directors and Executive Officers of the Surviving Corporation. (1) The directors of the Surviving Corporation immediately after the Effective Time shall be comprised of Arthur L. Freeman, N. William White, Jack L. Coleman, Jr., James W. Dunn, Thomas Les Letton, W. Dudley Shryock, Matthew C. Chalfant, Charles L.Moore, II, Ronald C. Receveur, and Steven R. Manecke. Arthur L. Freeman and Matthew C. Chalfant shall serve as Chairman of the Board and Vice Chairman of the Board, respectively, of the Surviving Corporation. Jack D. Hood and Wickliffe T. Asbury, Sr., who prior to the Effective Time served as directors of Harrodsburg shall resign effective at the Effective Time, and N. William White, Matthew C. Chalfant, Charles L.Moore, II, Ronald C. Receveur, and Steven R. Manecke, who prior to the Effective Time served as directors of Independence, shall be appointed as directors of Harrodsburg as of the Effective Time. Each of such directors shall serve until their successors are elected and qualified or until their earlier resignation, death or removal from office.

(2) Arthur L. Freeman shall also serve as Chief Executive Officer of the Surviving Corporation as of the Effective Time and Jack D. Hood, who prior to the Effective Time served as Secretary and Treasurer of Harrodsburg, shall resign. As of the Effective Time, N. William White, R. Michael Wilbourn, and Alan D. Shepard, who prior to the Effective Time served as executive officers of Independence, shall be appointed as President, Executive Vice President and Chief Financial Officer, and Executive Vice President, respectively, of the Surviving Corporation. The executive officers of the Surviving Corporation shall serve until such time as their successors shall be duly elected and qualified or until their earlier resignation, death or removal from office.

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2.11 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Harrodsburg, with the prior written consent of Independence, which consent shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby (including without limitation the contemplated conversion of Independence Bank from an Indiana chartered bank to a Kentucky chartered bank immediately prior to the Bank Merger) so long as (i) there are no adverse federal income tax consequences to the stockholders of Harrodsburg or Independence as a result of such modification, (ii) the Merger Consideration under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any conditions to the Closing.

2.12 Headquarters of Surviving Corporation. At the Effective Time, the headquarters and principal executive offices of the Surviving Corporation shall be Harrodsburg, Kentucky.

2.13 Bank Merger. First Financial and Independence Bank agree to take all action necessary and appropriate, including entering into the Plan of Merger to cause First Financial to merge with and into Independence Bank, (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Plan of Merger as soon as practicable after consummation of the Merger. The name of the Resulting Institution shall be 1st Independence Bank. The Plan of Merger shall provide that the directors of the Resulting Institution shall be Arthur L. Freeman, N. William White, Jack L. Coleman, Jr., James W. Dunn, Thomas Les Letton, W. Dudley Shryock, Matthew C. Chalfant, Charles L.Moore II, Ronald C. Receveur, and Steven R. Manecke. Arthur L. Freeman and Matthew C. Chalfant shall serve as Chairman of the Board and Vice Chairman of the Board, respectively, of the Resulting Institution.

ARTICLE 3

Exchange of Shares

3.1 Harrodsburg to Make Merger Consideration Available. At or prior to the Effective Time, Harrodsburg shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of an Independence Certificate, for exchange in accordance with this Article 3, certificates representing the shares of Harrodsburg Common Stock and the cash to be paid in lieu of any fractional shares pursuant to Section 2.4 (such cash and certificates for shares of Harrodsburg Common Stock, being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Independence Common Stock.

3.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Independence Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Independence Certificates shall pass, only upon delivery

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of the Independence Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Independence Certificates in exchange for certificates representing, the shares of Harrodsburg Common Stock and any cash in lieu of fractional shares into which the shares of Independence Common Stock represented by such Independence Certificates shall have been converted pursuant to this Agreement. Within five (5) business days following the proper surrender of an Independence Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the Exchange Agent shall mail to such holder of such Independence Certificate in exchange therefore, as applicable, (i) a certificate representing that number of whole shares of Harrodsburg Common Stock to which such holder of Independence Common Stock shall have become entitled pursuant to Section 2.4, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Independence Certificate surrendered, and the Independence Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares to holders of Independence Certificates. No dividends which have been declared by Harrodsburg after the Effective Time will be remitted to any Person entitled to receive shares of Harrodsburg Common Stock until such Person surrenders their Independence Certificates, at which time dividends shall be remitted to such Person without interest.

(b) If any certificate representing shares of Harrodsburg Common Stock is to be issued in a name other than that in which the Independence Certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Independence Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Harrodsburg Common Stock in any name other than that of the registered holder of the Independence Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of Independence of the shares of Independence Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Independence Certificates representing such shares are presented for transfer to the Exchange Agent, such shares shall be cancelled and exchanged for certificates representing shares of Harrodsburg Common Stock as provided in this Article 3.

(d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Harrodsburg Common Stock shall be issued upon the surrender for exchange of Independence Certificates, no dividend or distribution with respect to Harrodsburg Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Harrodsburg.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Independence for 12 months after the Effective Time shall be paid to the Surviving Corporation. Any stockholders of Independence who have not theretofore complied

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with this Article 3 shall thereafter look only to the Surviving Corporation for payment of the shares of Harrodsburg Common Stock, and cash in lieu of any fractional shares on the Harrodsburg Common Stock deliverable in respect of each share of Independence Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Independence, Harrodsburg, the Exchange Agent or any other person shall be liable to any former holder of shares of Independence Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Independence Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Independence Certificate to be lost, stolen or destroyed and, if reasonably required by Harrodsburg, the posting by such person of a bond in such amount as Harrodsburg may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Independence Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Independence Certificate the shares of Harrodsburg Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

3.3 Certain Adjustments. If, after the date hereof and prior to the Effective Time, the outstanding shares of Harrodsburg Common Stock or Independence Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

3.4 Rights of Dissenting Shareholders. (a) Each outstanding share of Independence Common Stock, the holder of which has perfected his right to dissent under the IBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by the IBCL. Independence shall give Harrodsburg prompt notice upon receipt by Independence of any such written demands for payment of the fair value of such shares of Independence Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the IBCL. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered a properly completed transmittal form to the Exchange Agent, the Dissenting Shares held by such holder shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

(b) Shareholders of Harrodsburg who object to the Merger will not be entitled to any rights and remedies in accordance with Section 262 of the DGCL.

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ARTICLE 4

Representations and Warranties

4.1 Representations and Warranties of Independence. Independence and Independence Bank represent and warrant to Harrodsburg as follows:

(a) Corporate Organization. (1) Independence is a corporation duly organized and validly existing under the laws of the State of Indiana. Independence has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. Independence is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Independence has made available to Harrodsburg a complete and correct copy of its Articles of Incorporation and Bylaws as in effect on the date hereof.

(2) The only direct or indirect subsidiary of Independence is Independence Bancorp Statutory Trust I and Independence Bank. Independence Bancorp Statutory Trust I is duly organized and validly existing under the laws of the State of Connecticut. Independence Bank (i) is duly organized and validly existing under the laws of the State of Indiana as a state chartered bank, (ii) has the corporate power and authority to own or lease all of its properties and assets, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by Independence Bank make such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Except as Previously Disclosed, Independence and Independence Bank have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their state and/or federal regulatory agencies. Except for Independence Bancorp Statutory Trust I and Independence Bank and as Previously Disclosed, Independence does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

(b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and consummation of the Merger and the Bank Merger have been duly and validly authorized by all necessary corporate action on the part of Independence and Independence Bank, except the approval of shareholders. The Agreement has been approved by the unanimous votes of Independence’s, and Independence Bank’s Boards of Directors and, subject to the fulfillment or waiver of the conditions to the Merger in Article 6, represents the legal, valid, and binding obligation of Independence and Independence Bank, enforceable against Independence and Independence Bank in accordance with their respective terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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(2) Neither the execution and delivery of the Agreement and the Plan of Merger, the consummation of the transactions contemplated herein or therein, nor the compliance by Independence and Independence Bank with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Independence or Independence Bank, (ii) conflict with or result in a breach of any provision of Independence’s Trust Agreements, (iii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or Encumbrance upon, any property or assets of the Independence Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any license, agreement, lease or other instrument or obligation, to which any of the Independence Companies is a party or by which any of them or any of their properties or assets may be bound, or (iv) subject to the receipt of the requisite approvals referred to in Section 5.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Independence Companies or any of their properties or assets.

(c) Capital Structure. The authorized capital stock of Independence consists of 5,000,000 shares of Independence Common Stock, of which 889,670 shares are issued and outstanding as of the date hereof, and no shares of Independence preferred stock are issued and outstanding. All issued and outstanding shares of capital stock of Independence have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights of any kind. Except for an aggregate of 67,200 shares of Independence Common Stock issuable upon the exercise of Independence Options granted pursuant to the Independence Option Plan, Independence does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Independence or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock. Independence has Previously Disclosed, each Independence Option outstanding as of the date hereof under the Independence Stock Option Plan, as well as the name of the grantee, the date of grant and the respective exercise price with respect thereto.

(d) Deposit Insurance. Independence Bank is an “insured bank” as defined in the FDIA and applicable regulations thereunder, and the deposits accounts are insured to the fullest extent allowed by the FDIC.

(e) Financial Statements. (i) Independence has previously delivered or made available to Harrodsburg accurate and complete copies of the Independence consolidated statements of financial condition as of September 30, 2003 and 2002 (unaudited) and as of December 31, 2002, 2001, and 2000 and the consolidated statements of income, shareholders’ equity and cash flows for the nine months ended September 30, 2003, and 2002 (unaudited) and for each of the years ended December 31, 2002, 2001, and 2000 (collectively, the “Independence Consolidated Financial Statements”). The Independence Consolidated Financial Statements for the years ended December 31, 2002, 2001, and 2000 are accompanied by the audit report of Crowe Chizek and Company LLP. The Independence Consolidated Financial Statements referred to herein as well as the Independence Consolidated Financial Statements to be delivered pursuant to Section 5.1(b) hereof, fairly present or will fairly present, as the case may be, the financial condition of Independence as of the respective dates set forth therein, and the consolidated results of operations, changes in shareholders’ equity and cash flows of Independence for the respective periods or as of the respective dates set forth therein.

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(ii) The Independence Consolidated Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein, and except the unaudited Independence Consolidated Financial Statements may not include all footnote disclosures required by GAAP. The audits of Independence have been conducted in accordance with generally accepted auditing standards of the United States of America.

(f) Absence of Undisclosed Liabilities. At September 30, 2003, and at any subsequent date reflected in such Independence Consolidated Financial Statements, none of the Independence Companies had any obligation or liability (contingent or otherwise) of any nature that were not reflected in the Independence Consolidated Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

(g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of Independence, threatened or probable of assertion against any of the Independence Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Independence Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a Material Adverse Effect. Except as Previously Disclosed, as of the date of this Agreement, none of the Independence Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of the Independence Companies or their properties, or in any manner relates to the capital, liquidity, credit policies or management of the Independence Companies; and except as Previously Disclosed, none of the Independence Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. Except as Previously Disclosed, the Independence Companies have complied with all laws, ordinances, requirements, regulations or orders applicable to its business (including Environmental Laws, ordinances, requirements, regulations or orders), except where the failure to comply would not have a Material Adverse Effect.

(h) Regulatory Approvals; No Defaults. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Independence or Independence Bank in connection with the execution, delivery or performance by Independence of this Agreement and the Plan of Merger or to consummate the Transactions, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, FDIC, OTS, and the Indiana Department of Financial Institutions, as required, (B) filings with the SEC and state securities

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authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Independence Common Stock and the issuance of Harrodsburg Common Stock in the Merger and the approval of the holders of Harrodsburg Common Stock, (C) the filing by Harrodsburg of Articles of Merger and a Certificate of Merger with the Secretaries of the State of Indiana and Delaware, pursuant to the IBCL and the DGCL, respectively, and (D) the approval of the listing on the Nasdaq National Market of Harrodsburg Common Stock to be issued in the Merger. As of the date hereof, Independence is not aware of any reason why the approvals set forth above and referred to in Section 6.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 6.1(b).

(i) Tax Matters. The Independence Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the Independence Consolidated Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the Independence Consolidated Financial Statements, there are no federal, state or local tax liabilities of the Independence Companies other than liabilities that have arisen since December 31, 2002, all of which have been properly accrued or otherwise provided for on the books and records of the Independence Companies. Except as Previously Disclosed, no tax return or report of any of the Independence Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the Independence Companies by any taxing authority.

(j) Properties. All real and personal property owned by Independence or Independence Bank or presently used by them in their business are in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on their business in the ordinary course of business consistent with their past practices. Independence has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of Independence as of September 30, 2003 or acquired after such date, other than properties sold by Independence in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of Independence Bank’s banking business, (iii) such imperfections of title, easements and Encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated balance sheet of Independence as of September 30, 2003. All real and personal property which is material to Independence’s business on a consolidated basis and leased or licensed by Independence or Independence Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, and except as Previously Disclosed, such leases will not terminate or lapse prior to the Effective Time.

(k) Reports.

(a) Except as Previously Disclosed, since July 1, 1999, the Independence Companies have filed all reports and statements, together with any amendments required to be made with respect thereto that were required to be filed with any Governmental Entity.

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(b) Independence and Independence Bank have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and Independence has previously delivered or made available to Harrodsburg accurate and complete copies of all such reports. In connection with the most recent examination of Independence and Independence Bank by the appropriate regulatory authorities, neither Independence nor Independence Bank was required to correct or change any action, procedure or proceeding which Independence believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect. The most recent regulatory rating given to Independence Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the knowledge of Independence, since the last regulatory examination of Community Reinvestment Act compliance, Independence Bank has not received any complaints as to Community Reinvestment Act compliance.

(c) Neither Independence nor Independence Bank nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, “Independence Regulatory Authority”). Independence and Independence Bank have paid all assessments made or imposed by any Independence Regulatory Authority.

(d) Neither Independence nor Independence Bank has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Independence Regulatory Authority that such Independence Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l) Employee Benefit Plans or Other Compensatory Arrangements.

(i) Independence has Previously Disclosed, all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Independence and Independence Bank and current or former directors of Independence and Independence Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (collectively, the “Independence Benefit Plans”). Independence has provided or made available true and complete copies of (A) all Independence Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Independence Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the IRS or DOL, as applicable, and any financial statements and opinions required by Section 103(a)(3) of ERISA with respect to each Independence Benefit Plan; (C) for each Independence Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent

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determination letter issued by the IRS for each Independence Benefit Plan; (E) the most recent summary plan description and any modifications for each Independence Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan, and (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, have been provided or made available to Harrodsburg.

(ii) Each Independence Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Independence Benefit Plan is maintained. Each Independence Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Independence is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Independence has not received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Entity, any participant in or beneficiary of, an Independence Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Independence Benefit Plan. There is no material pending or, to Independence’s knowledge, threatened litigation relating to the Independence Benefit Plans. Neither Independence nor Independence Bank have engaged in a transaction with respect to any Independence Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Independence or Independence Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Independence Benefit Plan.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Independence or Independence Bank with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with Independence under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Independence nor Independence Bank has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Independence Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transactions.

(iv) All contributions required to be made under the terms of any Independence Benefit Plan have been timely made or have been reflected on the Independence Consolidated Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Independence nor Independence Bank has provided, and neither is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

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(v) Neither Independence nor Independence Bank has any obligations for retiree health and life benefits under any Independence Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Independence or Independence Bank may amend or terminate any such Independence Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to an Independence Benefit Plan that could subject Independence to a material tax under Section 4980B of the Code.

(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transactions will (A) except as Previously Disclosed, entitle any employees of Independence or Independence Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Independence Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Independence Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Independence Benefit Plan. All required tax filings with respect to each Independence Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(m) Investment Securities. Except as Previously Disclosed, and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the Independence Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the Independence Consolidated Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would materially impair the ability of the holder of such investment to dispose freely of any such investment at any time.

(n) Certain Contracts. (i) Except as Previously Disclosed, neither Independence nor Independence Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Independence or Independence Bank to indemnification from Independence or Independence Bank (except as provided in the Independence Articles of Incorporation or Bylaws, or pursuant to applicable laws), (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to be performed

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after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $10,000 per annum or (v) which materially restricts the conduct of any business by Independence or Independence Bank. Independence has Previously Disclosed and made available to Harrodsburg true and correct copies of each such document.

(ii) Except as Previously Disclosed, neither Independence nor Independence Bank is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Independence or Independence Bank is currently outstanding.

(iii) No agreement pursuant to which any loans or other assets have been or shall be sold by Independence or Independence Bank entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Independence or Independence Bank, to cause Independence or Independence Bank to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Independence or Independence Bank.

(o) Insurance. The business operations and all insurable properties and assets of Independence and Independence Bank are insured for its benefit against all risks which, in the reasonable judgment of the management of Independence and Independence Bank, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Independence and Independence Bank adequate for the business engaged in by Independence and Independence Bank. As of the date hereof, neither Independence nor Independence Bank has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in material default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

(p) Absence of Material Changes and Events. Since September 30, 2003, (i) the Independence Companies have conducted their respective businesses in the ordinary and usual course consistent with past practices, and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(q) Statements True and Correct. None of the information supplied or to be supplied by Independence for inclusion in the Registration Statement, the Proxy Statement or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement, when first mailed to Independence shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any supplement

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thereto, at the time of the Independence shareholders’ meeting or Independence shareholders’ meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Independence shareholders’ meeting. All documents that Independence is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

(r) Brokers and Finders. Neither Independence nor Independence Bank, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for David A. Noyse & Co.

(s) Administration of Trust Accounts. Independence and Independence Bank have properly administered, in all material respects and in all respects which could reasonably be expected to be material to the business, operations or financial condition of Independence and Independence Bank, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Independence nor Independence Bank, nor any director, officer or employee of Independence or Independence Bank has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of Independence, or Independence Bank, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

(t) Environmental Matters. (i) To Independence’s knowledge, except as Previously Disclosed, Independence and Independence Bank are in compliance with applicable Environmental Laws; (ii) to Independence’s knowledge, except as Previously Disclosed, no real property (including buildings or other structures) currently owned or operated by Independence or Independence Bank, or any property in which Independence or Independence Bank holds a security interest, Lien or a fiduciary or management role (“Independence Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) to Independence’s knowledge, except as Previously Disclosed, neither Independence nor Independence Bank could be deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Independence Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to Independence’ knowledge, except as Previously Disclosed, neither Independence nor Independence Bank has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Independence nor Independence Bank, except as Previously Disclosed, has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Independence nor Independence Bank is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (vii) except as Previously Disclosed, to Independence’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground

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storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Independence or Independence Bank, any currently or formerly owned or operated property, or any Independence Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Independence or Independence Bank, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Independence Loan Property; and (viii) Independence has Previously Disclosed and made available to Harrodsburg copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Independence, Independence Bank and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree or permit relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

(u) Disclosures. No representation or warranty contained in Article 4.1 of this Agreement, and no statement contacted in the Independence Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

4.2 Representations and Warranties of Harrodsburg. Harrodsburg and First Financial represent and warrant to Independence as follows:

(a) Corporate Organization. (1) Harrodsburg is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Harrodsburg has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Harrodsburg is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Harrodsburg has made available to Independence a complete and correct copy of its Certificate of Incorporation and Bylaws as in effect on the date hereof.

(2) The only direct or indirect subsidiaries of Harrodsburg are Harrodsburg Statutory Trust I and the Harrodsburg Subsidiaries. Harrodsburg Statutory Trust I is a wholly-owned subsidiary of Harrodsburg and is duly organized and validly existing under the laws of the State of Connecticut. First Financial is a wholly-owned Subsidiary of Harrodsburg and is duly organized and validly existing under the laws of the United States as a

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federally chartered stock savings bank. Citizens Financial is a Subsidiary of Harrodsburg, the ownership of which has been Previously Disclosed, and is duly organized and validly existing under the laws of the Commonwealth of Kentucky, as a state-chartered commercial bank. The Harrodsburg Subsidiaries, (i) have the corporate power and authority to own or lease all of their properties and assets, and (ii) are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by the Harrodsburg Subsidiaries or the character or location of the properties and assets owned or leased by the Harrodsburg Subsidiaries make such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Except as Previously Disclosed, Harrodsburg and the Harrodsburg Subsidiaries have satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their state and/or federal regulatory agencies. Except for Harrodsburg Statutory Trust I and the Harrodsburg Subsidiaries and as Previously Disclosed, Harrodsburg does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

(b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Merger and the Bank Merger have been duly and validly authorized by all necessary corporate action on the part of Harrodsburg and First Financial, except the approval of shareholders. The Agreement and the Plan of Merger has been approved by a unanimous vote of Harrodsburg’s and First Financial’s Board of Directors and subject to the fulfillment or waiver of the conditions to the Merger in Article 6, represent the legal, valid, and binding obligation of Harrodsburg and First Financial, enforceable against Harrodsburg and First Financial in accordance with their respective terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(2) Neither the execution and delivery of the Agreement and the Plan of Merger, the consummation of the transactions contemplated herein or therein, nor the compliance by Harrodsburg and First Financial with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Harrodsburg or First Financial, (ii) conflict with or result in a breach of any provision of Harrodsburg’s Trust Agreements, (iii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or Encumbrance upon, any property or assets of the Harrodsburg Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any license, agreement, lease or other instrument or obligation, to which any of the Harrodsburg Companies is a party or by which any of them or any of their properties or assets may be bound, or (iv) subject to the receipt of the requisite approvals referred to in Section 5.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Harrodsburg Companies or any of their properties or assets.

(c) Capital Structure. The authorized capital stock of Harrodsburg consists of 5,000,000 shares of Harrodsburg Common Stock, of which 1,222,978 shares are issued and outstanding as of the date hereof, and 500,000 shares of preferred stock, of which no shares are

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issued and outstanding. The 1,222,978 shares of Harrodsburg Common Stock issued and outstanding as of the date hereof include 85,000 unallocated shares of Harrodsburg Common Stock held in the Harrodsburg RSP Plan. All issued and outstanding shares of capital stock of Harrodsburg have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights of any kind. Except for an aggregate of 200,000 shares (consisting of 200,000 allocated shares) of Harrodsburg Common Stock issuable upon exercise of Harrodsburg Options granted pursuant to the Harrodsburg Option Plan, Harrodsburg does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Harrodsburg or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock. Harrodsburg has Previously Disclosed, each Harrodsburg Option outstanding as of the date hereof under the Harrodsburg Option Plan, as well as the name of the grantee, the date of grant and the respective exercise price with respect thereto.

(d) Deposit Insurance. First Financial and Citizens Financial are each an “insured bank” as defined in the FDIA and applicable regulations thereunder, and the deposit accounts are each insured to the fullest extent allowed by the FDIC.

(e) Financial Reports and Securities Documents. Harrodsburg’s Annual Report on Form 10-KSB for the year ended September 30, 2003 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to September 30, 2003 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, the Harrodsburg “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a late date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Harrodsburg Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Harrodsburg and the Harrodsburg Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Harrodsburg Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Harrodsburg and the Harrodsburg Subsidiaries for the periods to which they relate, in each case, in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(f) Absence of Undisclosed Liabilities. At September 30, 2003, and at any subsequent date reflected in such Harrodsburg Securities Documents, none of Harrodsburg Companies has incurred any obligation or liability (contingent or otherwise) of any nature, which were not reflected in the Harrodsburg Securities Documents, except for those, which in the aggregate are immaterial or have been Previously Disclosed.

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(g) Legal Proceedings; Compliance with Laws. (1) Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the knowledge of Harrodsburg, threatened or probable of assertion against any of the Harrodsburg Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Harrodsburg Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a Material Adverse Effect. Except as Previously Disclosed, as of the date of this Agreement, none of the Harrodsburg Companies or their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of the Harrodsburg Companies or their properties, or in any manner relates to the capital, liquidity, credit policies or management of the Harrodsburg Companies; and except as Previously Disclosed, none of the Harrodsburg Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. Except as Previously Disclosed, the Harrodsburg Companies have complied with all laws, ordinances, requirements, regulations or orders applicable to its business (including Environmental Laws, the Sarbanes-Oxley Act of 2002, ordinances, requirements, regulations or orders), except where the failure to so comply would not have a Material Adverse Effect.

(2) Harrodsburg has complied in all material respects with the requirements for continued listing of shares on the Nasdaq National Market.

(h) Regulatory Approvals; No Defaults. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Harrodsburg or any of the Harrodsburg Subsidiaries in connection with the execution, delivery or performance by Harrodsburg of this Agreement and the Plan of Merger or to consummate the Transactions, except as Previously Disclosed, and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, FDIC, OTS and the Kentucky Department of Financial Institutions, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Harrodsburg Common Stock and the issuance of Harrodsburg Common Stock in the Merger and the holders of Independence Common Stock, (C) the filing by Harrodsburg of Articles of Merger and a Certificate of Merger with the Secretaries of State of Indiana and Delaware, pursuant to the IBCL and DGCL, respectively, and (D) the approval of the listing on the Nasdaq National Market of Harrodsburg Common Stock to be issued in the Merger. As of the date hereof, Harrodsburg is not aware of any reason why the approvals set forth above and referred to in Section 6.1(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 6.1(b).

(i) Tax Matters. The Harrodsburg Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due

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and payable have been paid or are reflected as a liability in the Harrodsburg Consolidated Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefore are specifically reflected in the Harrodsburg Consolidated Financial Statements, there are no federal, state or local tax liabilities of the Harrodsburg Companies other than liabilities that have arisen since September 30, 2003, all of which have been properly accrued or otherwise provided for on the books and records of the Harrodsburg Companies. Except as Previously Disclosed, no tax return or report of any of the Harrodsburg Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the Harrodsburg Companies by any taxing authority.

(j) Properties. All real and personal property owned by Harrodsburg or the Harrodsburg Subsidiaries or presently used by them in their business are in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on their business in the ordinary course of business consistent with their past practices. Harrodsburg has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of Harrodsburg as of September 30, 2003 or acquired after such date, other than properties sold by Harrodsburg in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business of the Harrodsburg Subsidiaries, (iii) such imperfections of title, easements and Encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated balance sheet of Harrodsburg as of September 30, 2003. All real and personal property which is material to Harrodsburg’s business on a consolidated basis and leased or licensed by Harrodsburg or the Harrodsburg Subsidiaries is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, except as Previously Disclosed, and such leases will not terminate or lapse prior to the Effective Time.

(k) Reports.

(a) Except as Previously Disclosed, since January 1, 1998, the Harrodsburg Companies have filed all reports and statements, together with any amendments required to be made with respect thereto that were required to be filed with any Governmental Entity.

(b) Harrodsburg and the Harrodsburg Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and Harrodsburg has previously delivered or made available to Independence accurate and complete copies of all such reports. In connection with the most recent examination of Harrodsburg and the Harrodsburg Subsidiaries by the appropriate regulatory authorities, except as Previously Disclosed, neither Harrodsburg nor any of the Harrodsburg Subsidiaries was required to correct or change any action, procedure or proceeding which Harrodsburg believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect. The most recent regulatory rating given to the Harrodsburg

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Subsidiaries as to compliance with the Community Reinvestment Act is “satisfactory.” To the knowledge of Harrodsburg, since the last regulatory examination of Community Reinvestment Act compliance, the Harrodsburg Subsidiaries have not received any complaints as to Community Reinvestment Act compliance.

(c) Neither Harrodsburg nor any of the Harrodsburg Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Harrodsburg Regulatory Authority”). Harrodsburg and the Harrodsburg Subsidiaries have paid all assessments made or imposed by any Harrodsburg Regulatory Authority.

(d) Neither Harrodsburg nor any of the Harrodsburg Subsidiaries have been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Harrodsburg Regulatory Authority that such Harrodsburg Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l) Employee Benefit Plans or Other Compensatory Arrangements.

(i) Harrodsburg has Previously Disclosed, all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Harrodsburg and the Harrodsburg Subsidiaries and current or former directors of Harrodsburg and First Financial including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (collectively, the “Harrodsburg Benefit Plans”). Harrodsburg has provided or made available true and complete copies of (A) all Harrodsburg Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Harrodsburg Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the IRS or DOL, as applicable, and any financial statements and opinions required by Section 103(a)(3) of ERISA with respect to each Harrodsburg Benefit Plan; (C) for each Harrodsburg Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Harrodsburg Benefit Plan; (E) the most recent summary plan description and any modifications for each Harrodsburg Benefit Plan; (F) the most recent actuarial report, if any, relating to each Harrodsburg Benefit Plan, and (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, have been provided or made available to Independence.

(ii) Each Harrodsburg Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Harrodsburg Benefit Plan is maintained. Each Harrodsburg Benefit Plan

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which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Harrodsburg is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Harrodsburg has not received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Entity, any participant in or beneficiary of, a Harrodsburg Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Harrodsburg Benefit Plan. There is no material pending or, to Harrodsburg’s knowledge, threatened litigation relating to the Harrodsburg Benefit Plans. Neither Harrodsburg nor the Harrodsburg Subsidiaries has engaged in a transaction with respect to any Harrodsburg Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Harrodsburg or any of the Harrodsburg Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL, or other Governmental Entity with respect to any Harrodsburg Benefit Plan.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Harrodsburg or any of the Harrodsburg Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with Harrodsburg under Section 4001 of ERISA or Section 414 of the Code. Neither Harrodsburg nor any of the Harrodsburg Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transactions.

(iv) All contributions required to be made under the terms of any Harrodsburg Benefit Plan have been timely made or have been reflected on the financial statements of Harrodsburg included in the Harrodsburg Securities Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Harrodsburg nor the Harrodsburg Subsidiaries has provided, and neither is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Neither Harrodsburg nor any of the Harrodsburg Subsidiaries has any obligations for retiree health and life benefits under any Harrodsburg Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Harrodsburg or any of the Harrodsburg Subsidiaries may amend or terminate any such Harrodsburg Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to a Harrodsburg Benefit Plan that could subject Harrodsburg to a material tax under Section 4980B of the Code.

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(vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transactions will (A) except as Previously Disclosed, entitle any employees of Harrodsburg or any of the Harrodsburg Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Harrodsburg Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Harrodsburg Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Harrodsburg Benefit Plan. All required tax filings with respect to each Harrodsburg Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(m) Investment Securities. Except as Previously Disclosed, and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the Harrodsburg Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the Harrodsburg Consolidated Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would materially impair the ability of the holder of such investment to dispose freely of any such investment at any time.

(n) Certain Contracts. (i) Except as Previously Disclosed, neither Harrodsburg nor any of the Harrodsburg Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Harrodsburg or the Harrodsburg Subsidiaries to indemnification from Harrodsburg or the Harrodsburg Subsidiaries (except as provided in the Harrodsburg Certificate of Incorporation or Bylaws or pursuant to applicable laws), (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-B of the SEC) to be performed after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $10,000 per annum or (v) which materially restricts the conduct of any business by Harrodsburg or the Harrodsburg Subsidiaries. Harrodsburg has Previously Disclosed and made available to Independence true and correct copies of each such document.

(ii) Except as Previously Disclosed, neither Harrodsburg nor any of the Harrodsburg Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its

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respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Harrodsburg or any of the Harrodsburg Subsidiaries is currently outstanding.

(iii) No agreement pursuant to which any loans or other assets have been or shall be sold by Harrodsburg or the Harrodsburg Subsidiaries entitle the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by Harrodsburg or the Harrodsburg Subsidiaries, to cause Harrodsburg or the Harrodsburg Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Harrodsburg or the Harrodsburg Subsidiaries.

(o) Insurance. The business operations and all insurable properties and assets of Harrodsburg, and each Harrodsburg Subsidiary are insured for its benefit against all risks which, in the reasonable judgment of the management of Harrodsburg and each Harrodsburg Subsidiary, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Harrodsburg and each Harrodsburg Subsidiary adequate for the business engaged in by Harrodsburg and each Harrodsburg Subsidiary. As of the date hereof, neither Harrodsburg nor each Harrodsburg Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in material default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

(p) Absence of Material Changes and Events. Since September 30, 2003, (i) the Harrodsburg Companies have conducted their respective businesses in the ordinary and usual course consistent with past practices, and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(q) Statements True and Correct. None of the information supplied or to be supplied by Harrodsburg and First Financial for inclusion in the Registration Statement, the Proxy Statement or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement, when first mailed to Harrodsburg shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any supplement thereto, at the time of the Harrodsburg shareholders’ meeting or Independence shareholders’ meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Harrodsburg shareholders’ meeting. All documents that Harrodsburg is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

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(r) Brokers and Finders. Neither Harrodsburg nor the Harrodsburg Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Keefe Bruyette & Woods, Inc.

(s) Administration of Trust Accounts. The Harrodsburg Subsidiaries do not provide trust services.

(t) Environmental Matters. (i) to Harrodsburg’s knowledge, except as Previously Disclosed, Harrodsburg and the Harrodsburg Subsidiaries are in compliance with applicable Environmental Laws; (ii) to Harrodsburg’s knowledge, except as Previously Disclosed, no real property (including buildings or other structures) currently owned or operated by Harrodsburg or any of the Harrodsburg Subsidiaries, or any property in which Harrodsburg or any of the Harrodsburg Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Harrodsburg Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) to Harrodsburg’s knowledge, except as Previously Disclosed, neither Harrodsburg nor any of the Harrodsburg Subsidiaries could be deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Harrodsburg Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to Harrodsburg’s knowledge, except as Previously Disclosed, neither Harrodsburg nor any of the Harrodsburg Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Harrodsburg nor any of the Harrodsburg Subsidiaries, except as Previously Disclosed, has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither Harrodsburg nor any of the Harrodsburg Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (vii) except as Previously Disclosed, to Harrodsburg’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Harrodsburg or any of the Harrodsburg Subsidiaries, any currently or formerly owned or operated property, or any Harrodsburg Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Harrodsburg or any of the Harrodsburg Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Harrodsburg Loan Property; and (viii) Harrodsburg has Previously Disclosed and made available to Independence copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Harrodsburg, the Harrodsburg Subsidiaries and any currently or formerly owned or operated property.

(u) Disclosures. No representation or warranty contained in Article 4.2 of this Agreement, and no statement contacted in the Harrodsburg Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

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ARTICLE 5

Conduct Prior to the Effective Time

5.1 Access to Records and Properties.

(a) Harrodsburg will keep Independence, and Independence will keep Harrodsburg advised of all material developments relevant to their respective businesses prior to consummation of the Merger. Prior to the Effective Time, Independence, on the one hand, and Harrodsburg on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its Subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

(b) During the period from the date of this Agreement to the Effective Time, Independence and Harrodsburg shall confer on a monthly or more frequent basis regarding their respective financial conditions, operations and business and matters relating to the completion of the Transactions. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Independence will deliver to Harrodsburg and Harrodsburg will deliver to Independence its consolidated statement of financial condition and consolidated statement of income, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Independence will deliver to Harrodsburg its consolidated statement of financial condition and consolidated statements of income, shareholders’ equity and cash flows for such year prepared in accordance with GAAP. Within 25 days after the end of each month, Independence will deliver to Harrodsburg and Harrodsburg will deliver to Independence a consolidated statement of financial condition and consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.

5.2 Confidentiality. Between the date of this Agreement and the Effective Time, Harrodsburg and Independence each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Merger is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

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5.3 Registration Statement, Proxy Statement and Shareholder Approval. The Boards of Directors of Harrodsburg and Independence each will duly call and hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Merger; and, subject to the fiduciary duties of the Boards of Directors of Harrodsburg and of Independence, Harrodsburg and Independence each shall use its best efforts to solicit and obtain votes of the holders of its common stock in favor of the Merger and will comply with the provisions in their respective Charter and Bylaws relating to the call and holding of a meeting of shareholders for such purpose. Harrodsburg and Independence will prepare jointly the Proxy Statement to be used in connection with the Harrodsburg Shareholders Meeting and the Independence Shareholders Meeting. Harrodsburg will prepare and file with the SEC the Registration Statement, of which such Proxy Statement shall be a part, and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Harrodsburg Shareholders Meeting and the Independence Shareholders Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Harrodsburg relating to the Harrodsburg Companies and by Independence relating to the Independence Companies, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, including applicable state blue-sky and Securities Laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

5.4 Operation of the Business of Harrodsburg and Independence.

(a) Subject to the terms and conditions of this Agreement, the Harrodsburg Companies and the Independence Companies agree to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other party hereto to that end.

(b) Without limiting the generality of the foregoing, Independence shall not, and will cause Independence Bank not to, without the prior written consent of Harrodsburg and Harrodsburg shall not, and will cause the Harrodsburg Subsidiaries not to, without the prior written consent of Independence, which consent shall not be unreasonably withheld by Harrodsburg or Independence:

(1) Make any change in its authorized capital stock, issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, except to the extent that additional shares of Independence

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Common Stock or Harrodsburg Common Stock shall be issued upon the exercise of Independence Options or Harrodsburg Options, as the case may be, which has been granted prior to the date of this Agreement or Previously Disclosed;

(2) Make any changes in the composition of its officers, directors or other key management personnel;

(3) Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than consistent with past practices in the ordinary course of business, any of which change shall be reported promptly to the other party;

(4) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit or any employment or consulting agreement, provided, however, bonuses and incentive payments for calendar year 2003 may be made consistent with past practices;

(5) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, purchase or otherwise acquire or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value consistent with past practice;

(6) Alter, amend or repeal its Charter or Bylaws unless such amendment shall be necessary to complete the Merger or Bank Merger and the other party shall have authorized or consented to such change;

(7) Enter into any new capital commitments or make any capital expenditures in excess of $5,000 each, and $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof;

(8) File any applications or make any contract with respect to branching or site location or relocation;

(9) Make any material change in its accounting methods or practices, other than changes required by changes in applicable laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in applicable laws or regulations;

(10) Change its lending, investment, deposit or asset and liability management or other banking policies except as may be required by applicable law or regulations and the other party shall have authorized or consented to such change;

(11) Enter into any future contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

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(12) Acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

(13) Incur any liability for borrowed funds (other than in the case of deposits, federal funds purchased, securities sold under agreements to repurchase and Federal Home Loan Bank advances in the ordinary course of business) or place upon or permit any lien or Encumbrance upon any of its properties or assets except liens of the type permitted in the exception in to Section 4.1(j);

(14) Engage in any transactions with Affiliates;

(15) Take any other action which would make any representation or warranty in Section 4.1 or Section 4.2 hereof untrue; or

(16) Declare any cash dividends except in accordance with such party’s past practice.

5.5 Disclosure Supplements. From time to time prior to the Effective Time, the Harrodsburg Companies and the Independence Companies will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such schedules or which is necessary to correct any information in such schedules which has been rendered inaccurate thereby. No supplement or amendment to such schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 7 or the compliance by the Harrodsburg Companies or the Independence Companies with the covenants set forth in Article 5 hereof.

5.6 Acquisition Proposals. (a) Independence agrees that neither it nor Independence Bank shall, and that it shall direct and use its reasonable best efforts to cause its and Independence Bank’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Independence or Independence Bank, or any purchase of all or substantially all of the assets of Independence or Independence Bank or more than 10% of the outstanding equity securities of Independence or Independence Bank (any such proposal or offer being hereinafter referred to as an “Independence Acquisition Proposal”). Independence further agrees that neither Independence nor Independence Bank shall, and that it shall direct and use its reasonable best efforts to cause its and Independence Bank’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Independence Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Independence Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Independence or the Independence Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Independence Acquisition Proposal if the Independence or Independence Bank Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any

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negotiations or discussions with any Person who has made an unsolicited bona fide written Independence Acquisition Proposal or (D) recommending such an Independence Acquisition Proposal to the stockholders of Independence, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Independence Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Independence Board determines in good faith (after consultation with its financial advisor) that such Independence Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to Independence’s shareholders from a financial point of view than the Merger. An Independence Acquisition Proposal which is received and considered by the Independence Board in compliance with this Section 5.6(a) and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as an “Independence Superior Proposal.” Independence agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Independence Acquisition Proposals. Independence agrees that it will notify Harrodsburg if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Independence, Independence Bank, or any of its representatives.

(b) Harrodsburg agrees that neither it nor any of the Harrodsburg Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and the Harrodsburg Subsidiaries’ directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Harrodsburg or any of the Harrodsburg Subsidiaries, or any purchase of all or substantially all of the assets of Harrodsburg or any of the Harrodsburg Subsidiaries or more than 10% of the outstanding equity securities of Harrodsburg or any of the Harrodsburg Subsidiaries (any such proposal or offer being hereinafter referred to as “Harrodsburg Acquisition Proposal”). Harrodsburg further agrees that neither Harrodsburg nor any of the Harrodsburg Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and the Harrodsburg Subsidiaries’ directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to a Harrodsburg Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Harrodsburg Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Harrodsburg or the Harrodsburg Subsidiaries’ Boards from (A) complying with their disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Harrodsburg Acquisition Proposal if Harrodsburg or the Harrodsburg Subsidiary’s Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Harrodsburg Acquisition Proposal or (D) recommending such Harrodsburg Acquisition Proposal to the stockholders of Harrodsburg, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Harrodsburg Board determines in good faith (after consultation with outside legal counsel) that such action would be required in

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order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Harrodsburg Board determines in good faith (after consultation with its financial advisor) that such Harrodsburg Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to Harrodsburg’s shareholders from a financial point of view than the Merger. A Harrodsburg Acquisition Proposal which is received and considered by the Harrodsburg Board in compliance with this Section 5.6(b) and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Harrodsburg Superior Proposal.” Harrodsburg agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Harrodsburg Acquisition Proposals. Harrodsburg agrees that it will notify Independence if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Harrodsburg, the Harrodsburg Subsidiaries, or any of their representatives.

5.7 Regulatory Filings. Harrodsburg shall prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve, the FDIC, the OTS, the Kentucky Department of Financial Institutions, the Indiana Department of Financial Institutions, and any other governing regulatory authority, as soon as practicable after the date hereof, provided, however, that counsel to Independence shall be provided with a reasonable period of time, and in no instance less than two (2) business days, to review such regulatory filings prior to their submission.

5.8 Public Announcements. Harrodsburg and Independence will consult with the other before issuing any press release or otherwise making any public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

5.9 Notice of Breach. Harrodsburg and Independence will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any events which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

5.10 Affiliate Agreements. Independence shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” of Independence under Rule 145 of the Securities Act to deliver to Harrodsburg as soon as practicable, and prior to the mailing of the Proxy Statement, executed affiliate agreements in the form of Exhibit C attached hereto.

5.11 Exchange Listing. Harrodsburg shall list, prior to the Effective Time, on the NASDAQ National Market, subject to official notice of issuance, the shares of Harrodsburg Common Stock to be issued to the holders of Independence Common Stock pursuant to the Merger; and Harrodsburg shall give all notices and make all filings with NASDAQ required in connection therewith.

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5.12 Benefit Plans.

(a) Transferred Employees. Subject to the provisions of this Section 5.12, all employees immediately prior to the Effective Time who are employed by Independence or Independence Bank immediately following the Effective Time (“Transferred Employees”) will be covered by the employee benefit plans of Harrodsburg and/or the Harrodsburg Subsidiaries on substantially the same basis as any employee of Harrodsburg and/or the Harrodsburg Subsidiaries in a comparable position. Except as specifically provided in this Section 5.12 and as otherwise prohibited by law, Transferred Employees’ service with Independence or Independence Bank shall be recognized as service with Harrodsburg or the Harrodsburg Subsidiaries for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the benefit plans of Harrodsburg and/or the Harrodsburg Subsidiaries subject to applicable break-in-service rules. Notwithstanding the foregoing, Transferred Employees shall not be eligible to participate in First Financial’s non-contributory defined benefit plan.

(b) Health Plans. Prior to the Effective Time, the parties shall mutually agree upon the health care benefits which will be provided to the Surviving Corporation and the Resulting Institution immediately subsequent to the Effective Time.

5.13 Directors of Surviving Corporation and the Resulting Institution. Surviving Corporation and Resulting Institution agree to take all action necessary to appoint and elect as of the Effective Time, the following directors: Arthur L. Freeman, N. William White, Jack L. Coleman, Jr., James W. Dunn, Thomas Les Letton, W. Dudley Shryock, Matthew C. Chalfant, Charles L. Moore, II, Stephen R. Manecke, and Ronald L. Receveur. Each such director of Surviving Corporation and Resulting Institution shall serve until their successors are appointed and qualified or until their earlier resignation, death or removal from office.

5.14 Indemnification.

(a) From and after the Effective Time through the third anniversary of the Effective Time, Harrodsburg (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of the Independence Companies, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Independence Companies or is or was serving at the request of the Independence Companies as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transactions, to the fullest extent which such Indemnified Parties would be entitled under the Independence Articles of Incorporation and Bylaws, or any agreement, arrangement or understanding which has been Previously Disclosed by Independence pursuant to this Section or Section 4.1(n), in each case as in effect on the date hereof.

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(b) Any Indemnified Party wishing to claim indemnification under this Section 5.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to Effective Time, Harrodsburg shall cause the persons serving as directors and officers of the Independence Companies immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by the Independence Companies for a period of three years after the Effective Time (provided that Harrodsburg may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Independence Companies’ coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such.

5.15 Notification of Certain Matters. Each of Harrodsburg and Independence shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

ARTICLE 6

Conditions to the Merger

6.1 Conditions to Each Party’s Obligations. The respective obligations of each of Harrodsburg and Independence to effect the Merger and the other Transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. Shareholders of Harrodsburg and Independence shall have approved all matters relating to this Agreement and the Transactions in accordance with applicable law and the respective Party’s Charter and Bylaws.

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(b) Regulatory Approvals. All regulatory approvals required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which Harrodsburg or Independence reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transactions to such a degree that the party affected by the condition, restriction, or requirement, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) Listing. The shares of Harrodsburg Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market.

(e) Tax Opinion. Each of Harrodsburg and Independence shall have received the written opinion of Patton Boggs LLP, in form and substance reasonably satisfactory to both Harrodsburg and Independence, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Harrodsburg, Independence and others, reasonably satisfactory in form and substance to such counsel.

(f) Legal Proceedings. Neither Harrodsburg nor Independence shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

(g) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary preliminary or permanent) which is in effect and prohibits consummation of the Transactions.

6.2 Conditions to Obligations of Harrodsburg. The obligations of Harrodsburg to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Independence and Independence Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the

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date of this Agreement or some other date shall be true and correct as of such date), and Harrodsburg shall have received a certificate, dated the Effective Time, signed on behalf of Independence and Independence Bank by the Chief Executive Officer and the Chief Financial Officer of both Independence and Independence Bank to such effect.

(b) Performance of Obligations. Independence and Independence Bank shall have performed all obligations required to be performed by them under this Agreement prior to the Effective Time, and Harrodsburg shall have received a certificate signed on behalf of Independence and Independence Bank by the Chief Executive Officer and Chief Financial Officer of both Independence and Independence Bank to that effect.

(c) Trust Documents. Independence shall have taken all necessary actions to comply with the Independence Trust Documents.

(d) Affiliate Agreements. Harrodsburg shall have obtained from each director, executive officer and shareholder of Independence who may be deemed by counsel for Harrodsburg to be an “affiliate” of Independence within the meaning of Rule 145 under the Securities Act an executed Affiliate agreement in the form attached as Exhibit C hereto.

(e) Investment Banking Letter. Harrodsburg shall have received a written opinion in form and substance satisfactory to Harrodsburg from Keefe, Bruyette & Woods, Inc. addressed to Harrodsburg dated as of the date of the Agreement to the effect that the terms of the Merger, including the aggregate Merger Consideration, are fair, from a financial point of view, to Harrodsburg shareholders.

(f) Shareholder Agreements. Shareholder Agreements, substantially in the form attached as Exhibit A hereto, shall have been executed and delivered by each director and executive officer of Independence in connection with Independence’s execution and delivery of this Agreement.

(g) Employment Agreements. Arthur L. Freeman, N. William White, R. Michael Wilbourn, and Alan D. Shepard shall have executed employment agreements with the Surviving Corporation substantially in the form of Exhibits D-1–4 hereto.

6.3 Conditions to Obligations of Independence. The obligations of Independence to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Harrodsburg and the Harrodsburg Subsidiaries set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Independence shall have received a certificate, dated the Effective Time, signed on behalf of Harrodsburg and First Financial by the Chief Executive Officer and the Chief Financial Officer of both Harrodsburg and First Financial to such effect.

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(b) Performance of Obligations. Harrodsburg and First Financial shall have performed all obligations required to be performed by them under this Agreement prior to the Effective Time, and Independence shall have received a certificate signed on behalf of Harrodsburg and First Financial by the Chief Executive Officer and Chief Financial Officer of both Harrodsburg and First Financial to such effect.

(c) Trust Documents. Harrodsburg shall have taken all necessary actions to comply with the Harrodsburg Trust Documents.

(d) Investment Banking Letter. Independence shall have received a written opinion in form and substance satisfactory to Independence from David A. Noyse & Co., addressed to Independence dated as of the date of the Agreement to the effect that the terms of the Merger, including the aggregate Merger Consideration, are fair, from a financial point of view, to the Independence shareholders.

(e) Shareholder Agreements. Shareholder Agreements, substantially in the form attached as Exhibit A hereto, shall have been executed and delivered by each director and executive officer of Harrodsburg in connection with Harrodsburg’s execution and delivery of this Agreement.

(f) Employment Agreements. Arthur L. Freeman, N. William White, R. Michael Wilbourn, and Alan D. Shepard shall have executed employment agreements with the Surviving Corporation substantially in the form of Exhibits D-1–4 hereto.

ARTICLE 7

Termination

7.1 Termination. This Agreement may be terminated, and the Transactions may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Harrodsburg, First Financial, Independence and Independence Bank if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, if their Boards of Directors so determines by vote of a majority of the members of their entire Board, in the event of: (i) a breach by Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, as the case may be, of any representation or warranty

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contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Harrodsburg or Independence, as the case may be.

(c) Delay. At any time prior to the Effective Time, by Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event that the Transaction is not consummated by August 31, 2004, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 7.1(c) or (ii) any of the Shareholders (if either party is seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreements.

(d) No Regulatory Approval. By Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, if their Board of Directors so determines by a vote of a majority of the members of their entire Board, in the event the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity.

(e) No Shareholder Approval. By either Harrodsburg and First Financial on the one hand or Independence and Independence Bank on the other hand, if any approval of the shareholders of Harrodsburg or Independence contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Independence Shareholders Meeting or the Harrodsburg Shareholders Meeting, as the case may be.

(f) Failure to Recommend.

(i) At any time prior to the Independence Shareholders Meeting, by Harrodsburg and First Financial if (A) Independence shall have breached Section 5.6(a), (B) the Independence Board shall have failed to make its recommendation referred to in Section 5.3, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Harrodsburg and First Financial or (C) Independence shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the Independence Shareholders Meeting in accordance with Section 5.3.

(ii) At any time prior to the Harrodsburg Shareholders Meeting, by Independence and Independence Bank if (A) Harrodsburg shall have breached Section 5.6(b), (B) the Harrodsburg Board shall have failed to make its recommendation referred to in Section 5.3, withdrawn such recommendation or modified or changed such recommendation in a manner

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adverse in any respect to the interests of Independence and Independence Bank or (C) Harrodsburg shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the Harrodsburg Shareholders Meeting in accordance with Section 5.3.

(g) Certain Tender or Exchange Offers.

(i) By Harrodsburg if a tender offer or exchange offer for 20% or more of the outstanding shares of Independence Common Stock is commenced (other than by Harrodsburg or a Subsidiary thereof), and the Independence Board recommends that the stockholders of Independence tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(ii) By Independence if a tender offer or exchange offer for 20% or more of the outstanding shares of Harrodsburg Common Stock is commenced (other than by Independence or a Subsidiary thereof), and the Harrodsburg Board recommends that the stockholders of Harrodsburg tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h) Superior Proposal.

(i) At any time prior to the Independence meeting, by Independence in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Independence Acquisition Agreement”) with respect to an Independence Superior Proposal which has been received and considered by Independence and the Independence Board in compliance with Section 5.6(a) hereof, provided, however, that this Agreement may be terminated by Independence pursuant to this Section 7.1(h)(i) only after the fifth Business Day following Independence’s provision of written notice to Harrodsburg advising Harrodsburg that the Independence Board is prepared to accept an Independence Superior Proposal, and only if, during such five-Business Day period, Harrodsburg does not, in its sole discretion, make an offer to Independence that the Independence Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Independence Superior Proposal.

(ii) At any time prior to the Harrodsburg meeting, by Harrodsburg in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Harrodsburg Acquisition Agreement”) with respect to a Harrodsburg Superior Proposal which has been received and considered by Harrodsburg and the Harrodsburg Board in compliance with Section 5.6(b) hereof, provided, however, that this Agreement may be terminated by Harrodsburg pursuant to this Section 7.1(h)(ii) only after the fifth Business Day following Harrodsburg’s provision of written notice to Independence advising Independence that the Harrodsburg Board is prepared to accept a Harrodsburg Superior Proposal, and only if, during such five-Business Day period, Independence does not, in its sole discretion, make an offer to Harrodsburg that the Harrodsburg Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Harrodsburg Superior Proposal.

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7.2 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 7.2 and Section 8.1.

(b) If this Agreement is terminated by either Harrodsburg or Independence due to a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $300,000 to the other party, without prejudice to any other rights or remedies as may be available to Harrodsburg under Section 7.2(c) or Independence under Section 7.2(d) below, provided however that to the extent Harrodsburg or Independence is entitled to be paid both the $300,000 fee set forth in this Section 7.2(b) as well as the Termination Fee set forth in Section 7.2(c) or 7.2(d) below, in no event will the amount payable pursuant to Sections 7.2(b), 7.2(c), and 7.2(d) exceed $800,000.

(c) Harrodsburg Termination. In recognition of the efforts, expenses and other opportunities foregone by Harrodsburg while structuring and pursuing the Merger, the parties hereto agree that Independence shall pay Harrodsburg the sum of $800,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Harrodsburg pursuant to Section 7.1(f)(i) or (g)(i) or by Independence pursuant to Section 7.1(h)(i), in either of which case payment shall be made to Harrodsburg concurrently with the termination of this Agreement; or

(ii) if (x) this Agreement is terminated by (A) Harrodsburg pursuant to Section 7.1(b), (B) by Independence pursuant to Section 7.1(c) or (C) by Harrodsburg pursuant to Section 7.1(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Independence, Independence Bank or the Independence or Independence Bank Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of Independence contemplated by this Agreement at the Independence Shareholders Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 18 months after such termination Independence or Independence Bank enters into an agreement with respect to an Acquisition Proposal or consummates a transaction which is the subject of an Acquisition Proposal, then Independence shall pay to Harrodsburg the Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of this Agreement, the Termination Fee shall be payable by Independence to Harrodsburg only upon consummation of a transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 18 months after termination of this Agreement. Any amount that becomes payable pursuant to this Section 7.2(c) shall be paid by wire transfer of immediately available funds to an account designated by Harrodsburg.

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(d) Independence Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Independence while structuring and pursuing the Merger, the parties hereto agree that Harrodsburg shall pay Independence the sum of $800,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Independence pursuant to Section 7.1(f)(ii) or (g)(ii) or by Harrodsburg pursuant to Section 7.1(h)(ii), in either of which case payment shall be made to Independence concurrently with the termination of this Agreement; or

(ii) if (x) this Agreement is terminated by (A) Independence pursuant to Section 7.1(b), (B) by Harrodsburg pursuant to Section 7.1(c) or (C) by Independence pursuant to Section 7.1(e), and in the case of any termination pursuant to clause (A), (B) or (C), a Harrodsburg Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Harrodsburg, any of the Harrodsburg Subsidiaries or the Harrodsburg or Harrodsburg Subsidiaries Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make a Harrodsburg Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of Harrodsburg contemplated by this Agreement at the Harrodsburg Shareholders Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 18 months after such termination Harrodsburg or any Harrodsburg Subsidiary enters into an agreement with respect to a Harrodsburg Acquisition Proposal or consummates a transaction which is the subject of a Harrodsburg Acquisition Proposal, then Harrodsburg shall pay to Independence the Independence Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of a Harrodsburg Acquisition Proposal, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of this Agreement, the Independence Termination Fee shall be payable by Harrodsburg to Independence only upon consummation of a transaction which is the subject of a Harrodsburg Acquisition Proposal, regardless whether such consummation occurs within 18 months after termination of this Agreement. Any amount that becomes payable pursuant to this Section 7.2(d) shall be paid by wire transfer of immediately available funds to an account designated by Independence.

(e) Independence and Harrodsburg agree that the agreement contained in paragraph (b) of this Section 7.2 is an integral part of the transactions contemplated by this Agreement, that without such agreement the parties would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Independence. If Independence fails to pay Harrodsburg the amounts due under paragraph (c) above or Harrodsburg fails to pay Independence the amounts due under paragraph (d) above within the time periods specified therein, Independence or Harrodsburg, as the case may be, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the collection party in connection with any action in which such party prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

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ARTICLE 8

General Provisions

8.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 2.11, 5.2 and 7.2, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

8.2 Entire Agreement. This Agreement contains the entire agreement among Harrodsburg and Independence with respect to the Merger and the Transactions and supersedes all prior arrangements or understandings with respect thereto.

8.3 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meeting of Harrodsburg Shareholders Meeting and Independence Shareholders Meeting referred to in Section 5.3 hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

8.4 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

8.5 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the State of Delaware.

8.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied or sent by recognized overnight courier service or registered or certified mail, postage prepaid, addressed as follows:

If to Harrodsburg:

Arthur L. Freeman, Chairman of the Board,

President and Chief Executive Officer

Harrodsburg First Financial Bancorp, Inc.

104 South Chiles Street

Harrodsburg, KY 40330-1620

(Tel. 859-734-5452)

(Fax: 859-734-7671)

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Copy to:

Felicia C. Battista, Esq.

Patton Boggs LLP

2550 M Street, N.W.

Washington, DC 20037

(Tel. 202-457-6000)

(Fax: 202-457-6315)

If to Independence:

N. William White

President and Chief Executive Officer

Independence Bancorp

3801 Charlestown Road

New Albany, IN 47150

(Tel. 812-944-1400)

(Fax: 812-949-3907)

Copy to:

John W. Tanselle, Esq.

Kreig Devault LLP

One Indiana Square

Suite 2800

Indianapolis, IN 46204-2079

(Tel. 317-636-4341)

(Fax: 317-636-1507)

8.7 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Harrodsburg, the registration fee to be paid to the SEC in connection with the Registration Statement, except that expenses of printing the Proxy Statement shall be shared equally between Independence and Harrodsburg, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.9 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Shareholder Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Harrodsburg’s obligation under Section 5.13, which are expressly intended to be

48

for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.10 Severability. Except to the extent that application of this Section 8.9 would have a Material Adverse Effect on Independence or Harrodsburg, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision, which, insofar as practicable, implements the original purposes and intents of this Agreement.

8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.12 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (January 22, 2004).

8.13 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the dates first written above.

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

/s/ Arthur L. Freeman
Arthur L. Freeman
Chairman of the Board, President and
Chief Executive Officer

FIRST FINANCIAL BANK

/s/ Arthur L. Freeman
Arthur L. Freeman
Chairman of the Board, President and
Chief Executive Officer

INDEPENDENCE BANCORP

/s/ N. William White
N. William White
President and Chief Executive Officer

INDEPENDENCE BANK

/s/ N. William White
N. William White
President and Chief Executive Officer

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APPENDIX B

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

January 22, 2004

Board of Directors

Harrodsburg First Financial Bancorp, Inc.

104 South Chiles Street

Harrodsburg, KY 40330

Dear Board of Directors:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Harrodsburg First Financial Bancorp, Inc. (“Harrodsburg”) of the consideration to be paid by Harrodsburg in the merger (the “Merger”) between the Harrodsburg and Independence Bancorp (“Independence”). We have not been requested to opine as to, and our opinion does not in any manner address, Harrodsburg’s underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Reorganization dated January 22, 2004 between Harrodsburg and Independence (the “Agreement”), at the effective time of the Merger, Harrodsburg will exchange one share of Harrodsburg Common Stock for each share of Independence Common Stock (the “Exchange Ratio” or “Merger Consideration”). The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion, we reviewed publicly available financial data relating to Harrodsburg including: Annual Report and Form 10-KSB for the years ended September 30, 2003 and 2002, internal financial statements for the quarter ended December 31, 2003 and other information we deemed relevant. We discussed with senior management of Harrodsburg the current position and prospective outlook for Harrodsburg. We considered historical quotations and the prices of recorded transactions in Harrodsburg’s common stock. We reviewed financial and stock market data of other savings institutions, particularly in the Southeastern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions where the acquirer was a savings institution.

For Independence, we reviewed financial data relating to Independence Bancorp and Independence Bank including: the December 31, 2002 and 2001 audited financial statements, quarterly FDIC call reports from March 31, 2003 through September 30, 2003, unaudited December 31, 2003 financial statements and other information we deemed relevant. For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by Independence, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including projections and asset valuations we received from Independence, we assumed that they had been reasonably prepared reflecting the best currently available estimates and judgment of Independence management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of Independence. We have further relied on the assurances of management of Independence that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax, or accounting nature; or the ability of the Merger, as set forth in the Agreement, to be consummated.

B-1

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Harrodsburg or the ability to consummate the Merger. Our opinion is based on the market, economic, and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Harrodsburg in connection with the Merger and will receive a fee for such services. In addition, the Harrodsburg has agreed to indemnify us for certain liabilities arising out of our engagement by the Harrodsburg in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the Merger Consideration to be paid by Harrodsburg in the Merger is fair, from a financial point of view, to the stockholders of Harrodsburg.

This opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement/prospectus of Harrodsburg used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of the Harrodsburg in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

B-2

APPENDIX C

OPINION OF DAVID A. NOYES & COMPANY

CONFIDENTIAL

January 22, 2004

Board of Directors

Independence Bancorp

3801 Charlestown Road

New Albany, IN 47151

Members of the Board:

You have requested our opinion as to the fairness from a financial point of view to the holders of outstanding shares of common stock of Independence Bancorp (“Independence”) (“Independence Common Stock”), of the Merger Consideration (as defined below) contemplated by the Agreement and Plan of Reorganization (“Agreement”), dated as of January 22, 2004, by and between Harrodsburg First Financial Bancorp, Inc. (“Harrodsburg”), First Financial Bank, Independence and Independence Bank. The Agreement provides for the merger of Independence with and into Harrodsburg (the “Merger”), pursuant to which, among other things, each share of Independence common stock will be exchanged for one share of Harrodsburg (“Harrodsburg”) Common Stock (“Harrodsburg Common Stock”) as follows:

Generally, each share of Independence Common Stock outstanding immediately prior to the Effective Time (other than shares of Independence Common Stock held directly or indirectly by Independence or Harrodsburg (except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any)), shall be converted into the right to receive Merger Consideration.

David A. Noyes & Company, as part of its investment banking business, is regularly engaged in the valuation of commercial bank and thrift securities in connection with mergers and acquisitions and other purposes. As specialists in the securities of commercial banking and thrift organizations, Noyes has extensive experience in, and knowledge of, the commercial banking and thrift industries and their participants.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-KSB of Harrodsburg for the three years ended September 30, 2003; Consolidated Financial Statements and Independent Auditors’ Reports for Independence for the three years ended December 31, 2002; certain interim financial reports to stockholders of Independence and Harrodsburg; and certain other communications from Independence and Harrodsburg to their respective shareholders.

We also have held discussions with members of the senior management of Independence and Harrodsburg regarding the strategic rationale for, and potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the price and trading activity for Harrodsburg Common Stock, and compared certain financial and stock market information for Harrodsburg with similar information for certain other companies the securities of which are publicly traded. We also reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we deemed appropriate.

C-1

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Independence and Harrodsburg are in the aggregate adequate to cover all such losses. Similarly, we have assumed, without independent analysis, that the obligations of Independence and Harrodsburg pursuant to derivatives, swaps, foreign exchange, financial instruments and off-balance sheet lending-related financial instruments will not have an adverse effect which would be relevant to our analysis. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Independence or Harrodsburg or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion as to the fairness of the Exchange Ratios addresses the ownership position in Harrodsburg to be received by the holders of Independence Common Stock pursuant to the Exchange Ratios on the terms set forth in the Agreement and does not address the future trading or acquisition value for the stock of Harrodsburg. In addition, our opinion does not address the relative merits of the Merger and alternative business strategies. In that regard, we were requested to, and did, solicit third party indications of interest in acquiring all or part of Independence. We also have assumed, with your consent, that the Merger will be accounted for as a “purchase” under generally accepted accounting principles and that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on Independence or Harrodsburg pursuant to the Merger.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Independence in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Independence Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration pursuant to the Agreement is fair from a financial point of view to the holders of Independence Common Stock.

Very truly yours,

DAVID A. NOYES & COMPANY

By:	/s/ John C. Reed
John C. Reed
Executive Vice President

C-2

APPENDIX D

FORMS OF SHAREHOLDER AGREEMENTS

FORM OF HARRODSBURG SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”) dated as of                          , 2004, among             , a shareholder (“Shareholder”) of Independence Bancorp, an Indiana corporation (“Independence) and Harrodsburg First Financial Bancorp, Inc., a Delaware corporation (“Harrodsburg”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Harrodsburg, First Financial Bank, a federally chartered stock savings bank (“First Financial”), Independence, and Independence Bank, an Indiana state chartered bank (“Independence Bank”) are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which Independence will merge with and into Harrodsburg on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Independence Common Stock will be converted into shares of Harrodsburg Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of Independence Common Stock identified on Exhibit I hereto (such shares, together with all shares of Independence Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Independence and Independence Bank to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Independence and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of Harrodsburg, or in connection with any written consent of the stockholders of Independence, Shareholder shall:

(i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Independence contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

2. No Transfers. Prior to the Harrodsburg Shareholders Meeting, Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares. In the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee(s). Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Harrodsburg and First Financial as follows:

A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

D. Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Exhibit I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Harrodsburg and First Financial if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Harrodsburg and First Financial will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Harrodsburg and First Financial may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Harrodsburg’s or First Financial’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Harrodsburg and First Financial shall have the right to inform any third party that Harrodsburg and First Financial reasonably believe to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Harrodsburg and First Financial hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Harrodsburg and First Financial set forth in this Agreement may give rise to claims by Harrodsburg and First Financial against such third party.

5. Term of Agreement; Termination.

A. The term of this Agreement shall commence on the date hereof.

B. This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

C. If the Merger Agreement is not terminated in accordance with its terms, this Agreement (except for the provisions of Sections 3 and 8, which shall survive the Effective Time) shall terminate upon the Effective Time. Upon such termination, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any willful breach of such Section prior to such termination.

6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Independence or Independence Bank:

Independence Bancorp

3801 Charlestown Road

New Albany, Indiana 47150

Attention: N. William White,

President and Chief Executive Officer

Fax: (812) 949-3907

With a copy to:

Kreig DeVault LLP

One Indiana Square

Suite 2800

Indianapolis, Indiana 46204-2079

Attention: John Tanselle, Esq.

Fax: (317) 636-1507

If to Shareholder:

_____________________

_____________________

_____________________

With a copy to:

Harrodsburg First Financial Bancorp, Inc.

104 South Chiles Street

Harrodsburg, Kentucky 40330-1620

Attention: Arthur L. Freeman

Chairman of the Board, President and

Chief Executive Officer

Fax: (859-) 734-5452

8. Miscellaneous.

A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Independence, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Independence or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Independence.

C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware, without reference to its conflicts of law principles.

9. Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

INDEPENDENCE BANCORP

By:
Name:	N. William White
Title:	President and Chief Executive Officer

INDEPENDENCE BANK

By:
Name:	N. William White
Title:	President and Chief Executive Officer

SHAREHOLDER

(Signature)

FORM OF INDEPENDENCE SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (the “Agreement”) dated as of                          , 2004, among             , a shareholder (“Shareholder”) of Independence Bancorp, an Indiana corporation (“Independence) and Harrodsburg First Financial Bancorp, Inc., a Delaware corporation (“Harrodsburg”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, Harrodsburg, First Financial Bank, a federally chartered stock savings bank (“First Financial”), Independence, and Independence Bank, an Indiana state chartered bank (“Independence Bank”) are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which Independence will merge with and into Harrodsburg on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Independence Common Stock will be converted into shares of Harrodsburg Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of Independence Common Stock identified on Exhibit I hereto (such shares, together with all shares of Independence Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce Harrodsburg and First Financial to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Independence and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of Independence, or in connection with any written consent of the stockholders of Independence, Shareholder shall:

(i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Independence contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

2. No Transfers. Prior to the Independence Shareholders Meeting, Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares. In the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee(s). Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Harrodsburg and First Financial as follows:

A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

D. Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Exhibit I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Harrodsburg and First Financial if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Harrodsburg and First Financial will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Harrodsburg and First Financial may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Harrodsburg’s or First Financial’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Harrodsburg and First Financial shall have the right to inform any third party that Harrodsburg and First Financial reasonably believe to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Harrodsburg and First Financial hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Harrodsburg and First Financial set forth in this Agreement may give rise to claims by Harrodsburg and First Financial against such third party.

5. Term of Agreement; Termination.

A. The term of this Agreement shall commence on the date hereof.

B. This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

C. If the Merger Agreement is not terminated in accordance with its terms, this Agreement (except for the provisions of Sections 3 and 8, which shall survive the Effective Time) shall terminate upon the Effective Time. Upon such termination, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any willful breach of such Section prior to such termination.

6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Harrodsburg or First Financial Bank:

Harrodsburg First Financial Bancorp, Inc.

104 South Chiles Street

Harrodsburg, Kentucky 40330-1620

Attention: Arthur L. Freeman

Chairman of the Board, President and

Chief Executive Officer

Fax: (859-) 734-5452

With a copy to:

Patton Boggs LLP

2550 M Street, N.W.

Washington, D.C. 20037

Attn: Felicia C. Battista, Esq.

Fax: (202) 457-6315

If to Shareholder:

_____________________

_____________________

_____________________

With a copy to:

Independence Bancorp

3801 Charlestown Road

New Albany, Indiana 47150

Attention: N. William White,

President and Chief Executive Officer

Fax: (812) 949-3907

8. Miscellaneous.

A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Independence, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Independence or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Independence.

C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Delaware, without reference to its conflicts of law principles.

9. Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

By:
Name:	Arthur L. Freeman
Title:	Chairman of the Board, President and Chief Executive Officer

FIRST FINANCIAL BANK

By:
Name:	Arthur L. Freeman
Title:	Chairman of the Board, President and Chief Executive Officer

SHAREHOLDER

(Signature)

APPENDIX E

INDIANA BUSINESS CORPORATION LAW

TITLE 23. BUSINESS AND OTHER ASSOCIATIONS

ARTICLE 1. BUSINESS CORPORATIONS - TYPES

CHAPTER 44. DISSENTERS’ RIGHTS

ss.23-1-44-1. “Corporation” defined.

As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

ss. 23-1-44-2. “Dissenter” defined.

As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

ss.23-1-44-3. “Fair value” defined.

As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

ss. 23-1-44-4. “Interest” defined.

As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

ss.23-1-44-5. “Record shareholder” defined.

As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

ss. 23-1-44-6. “Beneficial shareholder” defined.

As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

ss. 23-1-44-7. “Shareholder” defined.

As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

ss.23-1-44-8. Shareholder dissent.

(a)	A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation is a party if:

(A)	Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

(B)	The shareholder is entitled to vote on the merger.

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4)	The approval of a control share acquisition under IC 23-1-42.

(5)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)	This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

(1)	Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

(2)	Traded on the National Association of Securities Dealers, Inc., Automated Quotations System Over-the-Counter Markets-National Market Issues or a similar market.

(c)	A shareholder:

(1)	Who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2)	Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

ss.23-1-44-9. Beneficial shareholder dissent.

(a)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b)	A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1)	the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)	the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

ss.23-1-44-10. Notice of dissenters’ rights preceding shareholder vote.

(a)	If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b)	If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

ss.23-1-44-11. Notice of intent to dissent.

(a)	If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1)	Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2)	Must not vote the shareholder’s shares in favor of the proposed action.

(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

ss.23-1-44-12. Notice of dissenters’ rights following action creating rights.

(a)	If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.

(b)	The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken.

The dissenters’ notice must:

(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)	Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5)	Be accompanied by a copy of this chapter.

ss.23-1-44-13. Demand for payment by dissenter.

(a)	A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b)	The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)	A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

ss.23-1-44-14. Transfer of shares restricted after demand for payment.

(a)	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

ss.23-1-44-15. Payment to dissenter.

(a)	Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b)	The payment must be accompanied by:

(1)	The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	A statement of the corporation’s estimate of the fair value of the shares; and

(3)	A statement of the dissenter’s right to demand payment under section 18 of this chapter.

ss.23-1-44-16. Return of shares and release of restrictions.

(a)	If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)	If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

ss.23-1-44-17. Offer of fair value for shares obtained after first announcement.

(a)	A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b)	To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

ss.23-1-44-18. Dissenter demand for fair value under certain conditions.

(a)	A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1)	The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2)	The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b)	A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

ss. 23-1-44-19. Effect of failure to pay demand—Commencement of judicial appraisal proceeding.

(a)	If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)	The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)	The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)	Each dissenter made a party to the proceeding is entitled to judgment:

(1)	For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2)	For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

ss. 23-1-44-20. Judicial determination and assessment of costs.

(a)	The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2)	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

APPENDIX F

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

CHARTER

OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

AMENDED ON                     , 2004

Purpose

1.1 The Audit Committee (the “Committee”) is appointed by the Board of Directors of Harrodsburg First Financial Bancorp, Inc. (the “Company”) to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities.

1.2 The Committee’s primary audit committee duties and responsibilities are to assist the Board with respect to:

•	Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

•	Overseeing that management has established and maintained processes to assure that an adequate system of internal control over key business risks is functioning within the Company;

•	Overseeing that management has established processes to assure compliance by the Company with all applicable laws, regulations and Company policies.

1.3 The Committee shall have the authority, in its discretion, to conduct investigations and retain independent legal, accounting or other consultants or experts to advise the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the Independent Auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee, as well as for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Composition

2.1 The Committee shall be comprised of not less than three members, all of whom shall be non-employee directors of the Company.

2.2 All members of the Committee shall meet the independence requirements of the Nasdaq National Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”).

2.3 The members of the Committee shall serve one-year terms. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and will serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

2.4 Each Committee member shall be financially literate as such qualification is interpreted by the Board in its business judgment, or shall become financially literate within a reasonable period of time after appointment to the Committee.

2.5 The Committee Chair shall have accounting or related financial management expertise as the Board interprets such qualification in its business judgment.

2.6 At least one member of the Committee shall be an “audit committee financial expert” as defined by the Commission.

Committee Meetings

3.1 The Committee shall hold meetings at least quarterly each fiscal year, and at any additional time as either the Board or Committee deems necessary.

3.2 The Committee may request that members of management, any employee of the Company, the Company’s outside counsel and/or the Company’s Independent Auditor be present at meetings as needed.

3.3 The Committee shall meet at least quarterly, in separate private sessions, with each of (i) management and (ii) the Independent Auditor.

3.4 The Committee may form, and delegate authority to, subcommittees when appropriate, including, without limitation, the authority to pre-approve permitted audit related and non-audit services.

3.5 Minutes of each meeting will be kept and distributed to the entire Board.

General Principles as to Independent Auditor

4.1 The following principles shall apply with respect to the Committee and the Company’s Independent Auditor:

a. The Committee shall have the sole and direct authority to engage, appoint, evaluate, compensate or replace the Independent Auditor.

b. The Committee shall be directly responsible for the oversight of the work of the Independent Auditor (including resolution of disagreements between management and the Independent Auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Independent Auditor shall report directly to the Audit Committee.

c. The Committee shall review and approve in advance all audit, audit related and non-audit services (to the extent permitted by the Exchange Act).

d. The Committee shall review and approve in advance all fees to be paid to the Independent Auditor for audit, audit related and non-audit services.

e. If the Company’s Independent Auditor identifies a significant problem that is not being adequately addressed by management, it shall be communicated to the Committee.

4.2 The Committee shall obtain and review an annual report from the Independent Auditor describing:

a. the Independent Auditor’s internal quality-control procedures;

b. any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five year, respecting one or more independent audits carried out by the firm;

c. any steps taken to deal with any such issues; and

d. any matters described in reports filed by the Independent Auditor with the Public Company Accounting Oversight Board.

4.3 The Independent Auditor shall report to the Committee:

a. all critical accounting practices and policies to be used;

b. all alternative accounting treatments; and

c. other written communications with management, such as the management letter provided by the Independent Auditor and the Company’s response to that letter as well as any schedule of unadjusted audit differences.

4.4 The Committee shall undertake the following with respect to the Independent Auditor’s Independence:

a. Ensure that the Independent Auditor submits annually, a formal written statement including the written disclosures required by Independence Standards Board Standard No. 1 delineating all relationships between the Independent Auditor and the Company.

b. Actively engage in a dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor.

c. Consider whether the provision of non-audit services by the Independent Auditor is compatible with maintaining the independence of the Independent Auditor.

Primary Responsibilities

Financial Reporting and Disclosure

5.1 The Committee shall review and discuss with management and the Independent Auditor the audited financial statements of the Company, the results of the year-end audit by the Independent Auditor and the other financial information, including management’s discussion and analysis of financial condition and results of operations, included in the Company’s Form 10-KSB.

5.2 The Committee shall discuss with the Independent Auditor the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 61.

5.3 Based on the review and discussions with management and the Independent Auditor referred to in this charter the Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB (or incorporated by reference to the Annual Report to Shareholders).

5.4 Publish the written audit charter in the annual report at least every three years or in the next proxy statement after a significant amendment.

5.5 The Committee shall discuss with management and the Company’s Independent Auditor the Company’s quarterly financial statements and management’s discussion and analysis of financial condition and results of operations included in the Company’s Form 10-QSB and shall discuss with the Independent Auditor the matters the Independent Auditor determines are required to be discussed by Statement on Auditing Standards No. 71, in each case prior to filing the Form 10-QSB with the Securities and Exchange Commission.

Audits/Internal Controls

5.6 The Committee shall discuss with management and the Independent Auditor.

a. The adequacy of the Company’s internal accounting controls and the financial reporting process.

b. The status of internal control recommendations made by the Independent Auditor.

c. The certifications of the Company’s annual and quarterly financial statements required to be made by the Company’s CEO and CFO and the procedures performed to support those certifications.

5.7 The Committee shall periodically receive reports from and discuss with the Company’s General Counsel the adequacy of the policies and practices of the Company related to compliance with key regulatory requirements, conflicts of interest and ethical conduct.

Other

5.8 The Committee shall periodically receive reports from and discuss with the Company’s General Counsel any material government investigations, litigation or legal matters.

5.9 The Committee shall:

a. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

b. Prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

5.10 The Committee shall discuss and preview with management earnings press releases, financial information and earnings guidance (including the use of non-GAAP financial measures) provided to analysts and rating agencies prior to their release.

5.11 The Committee shall discuss with management Company policies with respect to risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures.

5.12 The Committee shall report to the full Board of Directors all significant items discussed at any Committee meeting.

5.13 The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

5.14 Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

5.15 Review and approve updates periodically to the Company’s Code of Ethics and ensure that management has established a system to enforce this Code.

5.16 Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

APPENDIX G

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

2004 OMNIBUS STOCK OPTION PLAN

ARTICLE I

ESTABLISHMENT OF THE PLAN

Harrodsburg First Financial Bancorp, Inc. (the “Company”) hereby establishes the Harrodsburg First Financial Bancorp, Inc. 2004 Omnibus Stock Option Plan (the “Plan”) upon the terms and conditions hereinafter stated. The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging officers, employees, directors and individuals performing services for the Company as consultants or independent contractors to focus on critical long-range objectives, (b) encouraging the attraction and retention of officers, employees, directors, consultants and independent contractors with exceptional qualifications, and (c) linking officers, employees, directors, consultants and independent contractors directly to shareholder interests through ownership of the Company. The Plan seeks to achieve this purpose by providing for Awards in the form of options to purchase shares of the Company.

ARTICLE II

DEFINITIONS

2.01 “Award” means any stock option granted to a Participant under the Plan.

2.02 “Award Agreement” means the written agreement pursuant to Article VI hereof, that sets forth the terms, conditions, restrictions and privileges for an Award that incorporates the terms of the Plan.

2.03 “Board” means the Board of Directors of the Company.

2.04 “Code” means the Internal Revenue Code of 1986, as amended.

2.05 “Committee” means the Compensation Committee.

2.06 “Common Stock” means shares of the common stock, $0.10 par value per share, of the Company.

2.07 “Disability” means any physical or mental impairment which qualifies an Employee for disability benefits under any applicable long-term disability plan maintained by the Company or, if no such plan applies, which would qualify such Employee for disability benefits under the Federal Social Security System.

2.08 “Effective Date” means the date upon which the Board approves this Plan.

2.09 “Employee” means any person who is employed by the Company or a subsidiary thereof, and whose wages are reported on a Form W-2. The Company classification as to who is an Employee shall be determinative for purposes of an individual’s eligibility under the Plan.

2.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.11 “Fair Market Value” of a share of the Company’s Common Stock for all purposes under the Plan on a particular date shall be the mean between the high and low sales price per share of Common Stock on such date, or in case no such sale takes place on such date, the last date on which a sale occurred, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq market, or if the Common Stock is not listed or admitted for trading or included for quotation, in the over-the-counter market, as reported by the NASD Automatic Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock, or such other method of valuation as may be selected by the Board in good faith.

If the relevant date is not a trading day, the determination shall be made as of the next preceding trading day. As used herein, the term “trading day” means a day on which public trading of securities occurs and as reported in the principal consolidated reporting system referred to above, or if the Common Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq National Market, any business day.

2.12 “Grantee” refers to any Participant in the Plan who receives an Award.

2.13 “Incentive Stock Option” means any Award granted under this Plan which the Board intends (at the time it is granted) to be an incentive stock option within the meaning of Section 422 of the Code. All Incentive Stock Options issued under this Plan are intended to comply with the requirements of Section 422 of the Code, and the regulations thereunder, and all provisions hereunder shall be read, interpreted and applied with that purpose in mind.

2.14 “Non-Qualified Stock Option” means any Award granted under this Plan which is a stock option but is not an Incentive Stock Option.

2.15 “Officer” means any Employee of the Company or any of its subsidiaries who is designated by the Board as a corporate officer.

2.16 “Participant” means any Employee, Officer, director, consultant or independent contractor who is designated by the Board pursuant to Article VI to participate in the Plan.

2.17 “Retirement” means a termination of employment which constitutes a “retirement” under any applicable qualified pension benefit plan maintained by the Company as that term is defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.18 “Sale Event” means the consummation of (i) a dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, or (iv) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof.

ARTICLE III

ADMINISTRATION OF THE PLAN AND MISCELLANEOUS

3.01 Plan Administration. The Board shall administer the Plan unless and until the Board delegates administration responsibility to the Committee in the manner provided in Section 3.02. The Board, unless it delegates responsibility therefore to the Committee, shall thus be responsible for the overall administration and operation of the Plan. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Award; and the number of shares of Common Stock with respect to which an Award shall be granted to each such person.

(b) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(c) To amend the Plan or an Award Agreement pursuant to the terms of Article IX hereof.

(d) Generally, to exercise such powers and to perform such acts as the Board deems necessary and expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

3.02 Delegation to the Committee. The Board may delegate administration of the Plan to the Committee which shall be comprised of one (1) or more members of the Board, and the term Committee shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to the Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to any subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee any time and revest in the Board the administration of the Plan.

3.03 Revocation for Misconduct. Any Award, or portion thereof, under this Plan, whether or not vested, made to a Participant who is discharged from the employ of the Company or any of its subsidiaries (or whose personal services contract is terminated in the case of a consultant or independent contractor) shall automatically terminate, rescind and be revoked.

3.04 Repurchase Rights. In the event the Company or any of its subsidiaries terminates either the employment, or personal services contract of a Participant (or the Company determines that such Participant shall no longer render personal services for the benefit of the Company), upon receipt of written demand by the Board, the Participant may, for a period of thirty(30) days following the date of such termination (the “put period”), offer to sell back to the Company all shares of Common Stock acquired pursuant to the terms of this Plan and Award Agreement(s) and the Company shall be obligated to purchase such shares at 90% of the then current Fair Market Value per share, provided that if the Company, in its sole discretion, determines that it does not have sufficient cash available to effect such repurchase and to continue to meet its obligations as they become due, the Board may determine to repurchase such shares at the then Fair Market Value and pay such consideration over three years to the Participant.

Following the expiration of the Participant’s right to put back to the Company all shares of Common Stock acquired pursuant to the terms of this Plan and Award Agreement(s) during the thirty day period described above, the Company may, for a period of sixty-one (61) days following the put period (the “call period”), to purchase all of Participant’s shares of Common Stock acquired pursuant to the terms of this Plan and Award Agreement(s) at the then current Fair Market Value per share, provided that if the Company, in its sole discretion, determines that it does not have sufficient cash available to effect such repurchase and to continue to meet its obligations as they become due, the Board may determine to repurchase such shares at the then Fair Market Value and pay such consideration over three years to the Participant.

3.05 Sale Events. In the case of and subject to the consummation of a Sale Event, Awards granted under the Plan may be assumed or new Awards may be substituted by the successor entity so long as the new Awards are substantially similar to the substituted Awards, with such adjustment as to the number and kind of shares and the per share exercise prices as the parties to the Sale Event shall agree. In the event that the Awards are neither assumed nor substituted in connection with a Sale Event, the Board shall authorize and the Company shall pay to each Participant with a vested Award an amount equal to (i) the excess of the Fair Market Value of a share of Common Stock as of the date of the Sale Event less the per share exercise price applicable to such Award, multiplied by (ii) the number of vested options.

3.06 Limitation on Liability. No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent allowed by law and the Company’s bylaws, the Board shall be indemnified by the Company in respect of all their activities under the Plan.

3.07 Compliance with Law and Regulations. All Awards granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of or obtaining of consents or approvals with respect to such shares under any Federal or state law or any rule or regulation of any government body, which the Company shall, in its sole discretion, determine to be necessary or advisable.

3.08 Restrictions on Transfer. The Company shall place a legend upon any certificate representing shares acquired pursuant to an Award granted hereunder noting that the transfer of such shall may be restricted as permitted by applicable laws and regulations.

ARTICLE IV

ELIGIBILITY

Awards may be granted to such Employees, Officers, directors, consultants or independent contractors as may be designated from time to time by the Board, pursuant to guidelines, if any, which may be adopted by the Committee from time to time.

ARTICLE V

COMMON STOCK AVAILABLE FOR THE PLAN

The aggregate number of shares of Common Stock which may be issued pursuant to this Plan shall be three hundred thousand shares (300,000). If and to the extent that the number of issued shares of Common Stock shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in Common Stock, merger, consolidation, reorganization, recapitalization, reincorporation, or the like, the Board may make appropriate adjustment in the number of shares of Common Stock authorized by the Plan and in the number and exercise price of shares covered by outstanding Awards under the Plan. In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment. The Board may make such adjustments, and its determination shall be final, binding and conclusive.

The Board also may adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate in order to prevent dilution or expansion of the rights of Participants, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the participant, if such adjustment would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

No shares shall be the subject of more than one Award at any time, but if an Award as to any shares is surrendered before exercise, or expires or terminates for any reason without having been exercised in full, or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under the Plan as if no Awards had been previously granted with respect to such shares.

ARTICLE VI

PARTICIPATION; STOCK AWARD AGREEMENT

The Board shall, in its discretion, determine from time to time which Employees, Officers, directors, consultants or independent contractors will participate in the Plan and receive Awards under the Plan. In making all such determinations there shall be taken into account the duties, responsibilities and performance of each respective Employee, Officer, director, consultant or independent contractor, his or her present and potential contributions to the growth and success of the Company, his or her cash compensation and such other factors as the Board shall deem relevant to accomplishing the purposes of the Plan.

Awards may be granted individually or in tandem with other Awards. All awards are subject to the terms, conditions, restrictions and privileges of the Plan in addition to the terms, conditions, restrictions and privileges for an Award contained in the Award Agreement. No Award under this Plan shall be effective unless memorialized in writing by the Committee in an Award Agreement delivered to and signed by the Participant.

ARTICLE VII

AWARDS

7.01 Stock Options. The Board may from time to time grant to eligible participants Awards of Incentive Stock Options or Non-Qualified Stock Options; provided however that Awards of Incentive Stock Options shall be limited to Employees of the Company or any of its subsidiaries. Options intended to qualify as Incentive Stock Options must have an exercise price at least equal to the Fair Market Value of a share of Common Stock at the time of grant, except as provided in Section 8.05. Non-Qualified Stock Options may have an exercise price that is equal to, below, or above the Fair Market Value of a share of Common Stock at the time of grant. The exercise price applicable to a particular Award shall be set forth in each individual Award Agreement.

7.02 Performance Awards. The Board may, in its discretion, grant performance awards which become payable on account or attainment of one or more performance goals established by the Board. Performance awards may be paid by the delivery of Common Stock or cash, or any combination thereof, as determined in the sole discretion of the Board.

ARTICLE VIII

OPTION AWARDS

8.01 Vesting of Options

(a) General Rules. Incentive Stock Options and Non-Qualified Stock Options granted to Participants shall become vested so that 25% of the Option Award shall vest as of the date of the grant and 25% of the Option Award shall vest on each one year anniversary thereafter, so that 100% of such Option Award shall be vested as of the third anniversary of the date of grant, unless otherwise determined in the discretion of the Board and memorialized in the Stock Award Agreement. Notwithstanding the foregoing, no vesting shall occur on or after the date that an Employee’s employment or personal services contract with the Company or any of its subsidiaries terminates for any reason other than his Death, Disability or Retirement. In determining the number of shares of Common Stock with respect to which such Awards are vested and/or exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less.

(b) Acceleration of Vesting Upon Death, Disability or Retirement. In the event a Participant dies while in the employ of or under contract to provide professional services for the Company or any of its subsidiaries or terminates employment or his professional services contract with the Company or any of its subsidiaries as a result of Disability, any Award(s) granted to such Participant under this Plan not yet vested on such date shall become 100% vested as of such date and be exercisable either by the Participant or the Participant’s representative subject to Section 8.03. In the event of a Participant’s Retirement, any Award(s) granted to such Participant under this Plan not yet vested on such date shall become 100% vested as of such date.

(c) Vesting Upon a Sale Event. Notwithstanding the general rule described above, immediately prior to the consummation of a Sale Event, Participants shall automatically become 100% vested in their unvested Awards, if any.

8.02 Duration of Options.

(a) General Rule. Except as provided in Section 8.05, each Award granted to a Participant shall be exercisable at any time on or after it vests until the earlier of (i) ten (10) years after its date of grant or (ii) the date that is six (6) months (ninety (90) days in the case of Incentive Stock Options granted to Employees) following the last day on which the Participant is employed or renders services for the benefit of the Company or its subsidiaries.

(b) Exception for Termination Due to Death, Disability or Retirement. If a Participant dies while in the employ of the Company or any of its subsidiaries or terminates employment with the Company or any of its subsidiaries as a result of death, Disability or Retirement without having fully exercised his Awards, the Participant or his legal representative or guardian, or the executors, administrators, legatees or distributes of his estate shall have the right, during the twelve (12) month period following the earlier of his death Disability or Retirement, to exercise such Awards to the extent vested on the date of such death, Disability or Retirement. In no event, however, shall any Award be exercisable more than ten (10) years from the date it was granted.

(c) Notice of Disposition; Withholding; Escrow. A Grantee shall immediately notify the Company in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed. The Company shall be entitled to withhold from any compensation or other payments then or thereafter due to the Grantee such amounts as may be necessary to satisfy any withholding requirements of Federal or state law or regulation and, further, to collect from the Grantee any additional amounts which may be required for such purpose. The Board may, in its discretion, require shares of Common Stock acquired by a Grantee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 8.02(c).

8.03 Nonassignability. Awards shall not be transferable by a Grantee except by will or the laws of descent or distribution, and during a Grantee’s lifetime shall be exercisable only by such Grantee or the Grantee’s guardian or legal representative. Notwithstanding the foregoing, or any other provision of this Plan, a Grantee who holds Non-Qualified Stock Options may transfer such Awards to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Awards so transferred may thereafter be transferred only to the Grantee who originally received the grant or to an individual or trust to whom the Grantee would have initially transferred the Award pursuant to this Section 8.03. Awards which are transferred pursuant to this Section 8.03 shall be exercisable by the transferee according to the same terms and conditions as applied to the Grantee.

8.04 Manner of Exercise. To the extent vested and exercisable, awards may be exercised in part or in whole from time to time by execution of a written notice directed to the Company, at the Company’ principal place of business, accompanied by cash or a check in payment of the exercise price for the number of shares specified and paid for. The Board, may in its discretion, permit a Grantee to exercise vested and exercisable options awarded under this Plan by surrendering an amount of Common Stock already owned by the Grantee equal to the options’ exercise price, but only in instances where the shares to be surrendered have been held by the Grantee for a period of at least six (6) months. Subject to the limitations set forth in the Stock Award Agreement, in the event of, and after such time as the Common Stock is listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq market, the Board may, in its discretion, allow the Grantee may make payment by arranging with a third party broker to sell a number of shares otherwise deliverable to the Grantee and attributable to the exercise of the Award in order to pay the exercise price of the Award.

8.05 $100,000 Limitation. Notwithstanding any contrary provisions contained elsewhere in this Plan and as long as required by Section 422 of the Code, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year, under this Plan and stock options that satisfy the requirements of Section 422 of the Code under any other stock option plan or plans maintained by the Company, shall not exceed $100,000. To the extent that the aggregate value of shares of common stock to be received by the Grantee for the first time in any one year pursuant to the exercise of an Incentive Stock Option (“ISO Stock”) exceeds $100,000 based on the fair market value of the Common Stock as of the date of the Incentive Stock Option’s grant, such excess shall be treated as Common Stock received pursuant to the exercise of a Nonqualified Stock Option (“NQSO Stock”). The Company shall designate which shares of Common Stock to be received by the Grantee will be treated as ISO Stock and which shares of Common Stock, if any, will be treated as NQSO Stock by issuing separate share certificates identifying in the Company’s share transfer records which shares are ISO Stock.

8.06 Limitation on Ten Percent Stockholders. The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Company, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Company at the time of grant, and such Incentive Stock Option shall by its terms not be exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

ARTICLE IX

AMENDMENT AND TERMINATION OF THE PLAN

The Board may, by resolution, at any time terminate or amend the Plan with respect to any shares of Common Stock or Awards which have not been granted, but no such action shall adversely affect the rights under any outstanding Award without the holder’s consent. If and to the extent necessary to ensure that Incentive Stock Options granted under the Plan remain qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company’s stockholders who are eligible to vote at a meeting of stockholders.

ARTICLE X

EMPLOYMENT RIGHTS

Neither the Plan nor any Award hereunder shall create any right on the part of any Employee of the Company or any of its subsidiaries to continue in such capacity nor shall it create the right on the part of any independent contractor providing professional services to the Company or any of it subsidiaries to continue doing so.

ARTICLE XI

WITHHOLDING

The Company may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable income and payroll taxes, and if the amount of such cash payment is insufficient, the Company may require the Grantee to pay to the Company the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Award. The Company also may withhold or collect amounts with respect to a disqualifying disposition of shares of Common Stock acquired pursuant to exercise of an Incentive Stock Option under Section 8.02(c).

The Board is authorized to adopt rules, regulations or procedures which provide for the satisfaction of a Participant’s tax withholding obligation by the retention of shares of Common Stock to which he otherwise would be entitled pursuant to an Award or by the Participant’s delivery of previously-owned shares of Common Stock or other property. However, if the Company adopts rules, regulations or procedures which permit withholding obligations to be met by the retention of Common Stock to which a Grantee otherwise would be entitled pursuant to an Award, the fair market value of the Common Stock retained for such purpose shall not exceed the minimum required Federal, state and local tax withholding due upon exercise of the Award.

ARTICLE XII

EFFECTIVE DATE OF THE PLAN; TERM

12.01 Effective Date of the Plan. This Plan shall become effective on the Effective Date, and Awards may be granted hereunder as of or after the Effective Date and prior to the termination of the Plan, provided that no Incentive Stock Option issued pursuant to this Plan shall qualify as such unless this Plan is approved by the requisite vote of the holders of the outstanding voting shares of the Company at a meeting of stockholders of the Company held within twelve (12) months before or after the Effective Date.

12.02 Term of Plan. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth anniversary of the Effective Date. Termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.

ARTICLE XIII

GOVERNING LAW

To the extent not governed by Federal law, this Plan shall be construed under the laws of the Commonwealth of Kentucky.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Article XVII of Harrodsburg’s Certificate of Incorporation provides for indemnification of directors and officers of Harrodsburg against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys’ fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article XVII also provides for the authority to purchase insurance with respect thereto.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation’s Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys’ fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys’ fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or (ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 21. Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (Filed herewith unless otherwise noted)

2.1	Agreement and Plan of Merger, dated January 22, 2004, 2003, by and between Harrodsburg First Financial Bancorp, Inc., First Financial Bank, Independence Bancorp, and Independence Bank (included as Appendix A to the proxy statement/prospectus.).
3.1	Certificate of Incorporation of Harrodsburg First Financial Bancorp, Inc.*
3.2	Bylaws of Harrodsburg First Financial Bancorp, Inc.*
5.0	Opinion of Patton Boggs LLP
8.0	Form of opinion and consent of Patton Boggs LLP as to certain federal income tax matters
10.1	1996 Stock Option Plan **
10.2	Restricted Stock Plan and Trust Agreement **
10.3	2004 Stock Option Plan (included as Appendix G to the proxy statement/prospectus)

10.4	Employment Agreement Arthur L. Freeman ***
10.5	Form of Employment Agreement Arthur L. Freeman
10.6	Form of Employment Agreement N. William White
10.7	Form of Employment Agreement R. Michael Wilbourn
10.8	Form of Employment Agreement Alan D. Shepard
13.1	Harrodsburg First Financial Bancorp, Inc. Annual Report to Shareholders on Form 10KSB filed with the Securities and Exchange Commission on December 23, 2003.
13.2	Harrodsburg First Financial Bancorp, Inc. Quarterly Report to Stockholders on Form 10QSB filed with the Securities and Exchange Commission on February 13, 2004.
23.1	Consent of Patton Boggs LLP (included in Exhibits 5.0 and 8.0)*
23.2	Consent of BKD, LLP
23.3	Consent of Crowe Chizek & Company LLC
24.0	Power of Attorney (located on the signature page hereto)
99.1	Form of Proxy - Harrodsburg First Financial Bancorp, Inc.
99.2	Form of Proxy - Independence Bancorp

*	Incorporated herein by reference into this document from the Exhibits to Form S-1, Registration Statement, initially filed on June 14, 1995, Registration No. 33-93458.
**	Incorporate herein by reference into this document from the Exhibits to the Form 10-K filed on December 29, 1997.
***	Incorporated herein by reference to exhibit 10.4 to the Form 10-KSB filed on December 20, 2001.

Item 22. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(C) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrodsburg, Commonwealth of Kentucky on February 27, 2004.

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

By:	/s/ Arthur L. Freeman
Arthur L. Freeman
President and Chief Executive Officer
(Duly Authorized Representative)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur L. Freeman in his own capacity, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of February 27, 2004.

By:	/s/ Arthur L. Freeman	By:	/s/ Jack D. Hood
	Arthur L. Freeman		Jack D. Hood
	President and Chief Executive Officer, And Chairman of the Board (Duly Authorized Representative)		Secretary, Treasurer and Director

By:	/s/ Wickliffe T. Asbury, Sr.	By:	/s/ Thomas Les Letton
	Wickliffe T. Asbury, Sr.		Thomas Les Letton
	Vice President and Director		Director

By:	/s/ Jack L. Coleman	By:	/s/ W. Dudley Shryock
	Jack L. Coleman		W. Dudley Shryock
	Director		Director

By:	/s/ James W. Dunn
James W. Dunn
Director

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